     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2003

                                                     REGISTRATION NO. 333-106135
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                               AMENDMENT NO. 2 TO
                                   FORM S-11
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           NEWCASTLE INVESTMENT CORP.
      (Exact name of Registrant as specified in its governing instruments)
                             ---------------------
                          1251 AVENUE OF THE AMERICAS
                                   16TH FLOOR
                               NEW YORK, NY 10020
                                 (212) 798-6100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               RANDAL A. NARDONE
                                   SECRETARY
                           NEWCASTLE INVESTMENT CORP.
                          1251 AVENUE OF THE AMERICAS
                                   16TH FLOOR
                               NEW YORK, NY 10020
                                 (212) 798-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                    DAVID J. GOLDSCHMIDT                                          J. GERARD CUMMINS
          SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                                  JAMES O'CONNOR
                       4 TIMES SQUARE                                       SIDLEY AUSTIN BROWN & WOOD LLP
               NEW YORK, NEW YORK 10036-6522                                      787 SEVENTH AVENUE
                       (212) 735-3000                                          NEW YORK, NEW YORK 10019
                                                                                    (212) 839-5300

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
                                                                   PROPOSED
                          TITLE OF                            MAXIMUM AGGREGATE        AMOUNT OF
                SECURITIES BEING REGISTERED                  OFFERING PRICE(1)(2) REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------
Common stock, $.01 par value per share......................     $94,300,000           $7,628.87
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Includes shares that may be purchased pursuant to an over-allotment option granted to the underwriters.

(2) Estimated based on a bona fide estimate of the maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(3) $123,408.76 was previously paid in connection with the registration statement (No. 333-63061) filed by Newcastle Investment Holdings Corp. (formerly Fortress Investment Corp.), the parent corporation of the issuer on September 8, 1998, which was withdrawn. $11,902.50 of the $123,408.76 was previously applied by the Registrant in connection with its registration statement on Form S-11 (File No. 333-90578) and $5,116.93 was previously applied by the Registrant in connection with its registration statement on Form S-11 (File No. 333-103598).

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING, PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JULY 10, 2003

PROSPECTUS

                                4,000,000 SHARES

                           NEWCASTLE INVESTMENT CORP.
                                  COMMON STOCK
LOGO
                             ----------------------

       We are offering 4,000,000 shares of our common stock. We will receive all of the net proceeds from the sale of these shares.

       Our common stock is listed on the New York Stock Exchange under the symbol "NCT". On July 2, 2003, the last reported sale price of our common stock was $19.55 per share.

       We are externally managed by Fortress Investment Group LLC. We have no ownership interest in Fortress Investment Group. We pay Fortress Investment Group an annual base management fee and may pay incentive compensation based on certain performance criteria. As of June 30, 2003, Fortress Investment Group, through its affiliate, owned 2,750,189 shares of our common stock and had options to purchase an additional 700,000 shares of our common stock, representing approximately 14.3% of our common stock on a fully diluted basis. In connection with this offering, we have granted to our manager an option to purchase 400,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager and its principals will beneficially own approximately 13.5% of our common stock, assuming exercise of all of their options. Fortress Investment Group also manages and invests in other entities that invest in real estate-related assets.

       We are organized to conduct our operations to qualify as a real estate investment trust (a REIT) for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter and bylaws contain certain restrictions relating to the ownership and transfer of our common stock, including an ownership limit of 8.0% of our total capital stock. See "Important Provisions of Maryland Law and of Our Charter and Bylaws" for a discussion of these restrictions.
       SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF THE RISKS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK, INCLUDING, AMONG OTHERS:

       - We are dependent upon our manager and may not find a suitable replacement if our manager terminates the management agreement.

       - Our manager manages and invests in other real estate-related vehicles and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities, which may result in decisions made that are not in our best interest.

       - We were organized in June 2002, completed the initial public offering of our common stock in October 2002, and have a limited operating history as a separate business from Newcastle Investment Holdings Corp. and may not continue to operate successfully as a separate business.

       - We may change our investment strategy without stockholder consent, which could result in investments that are different, and possibly more risky, than our current investments.

       - Many of our investments are illiquid and we may not be able to respond to changes in market conditions.

       - We invest in subordinated securities, which have a greater risk of loss than more senior securities.

       - We may leverage up to 90% of the value of our assets, which may result in losses.

       -    Interest rate fluctuations may reduce our net income.

       - If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates, which would reduce the amount of cash available for distribution to our stockholders.

       - Restrictions on ownership of our common stock may inhibit market activity.
                             ----------------------

                                                              PER SHARE   TOTAL
                                                              ---------   -----
Public offering price.......................................     $          $
Underwriting discount.......................................     $          $
Proceeds, before expenses, to us............................     $          $

       We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares of our common stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about July   , 2003.
                             ----------------------
MERRILL LYNCH & CO.                                     BEAR, STEARNS & CO. INC.

LEHMAN BROTHERS
                                  UBS INVESTMENT BANK
                                                          JMP SECURITIES
                             ----------------------
                 The date of this prospectus is July   , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    8
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   21
USE OF PROCEEDS.............................................   22
DISTRIBUTION POLICY.........................................   22
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS...............   23
CAPITALIZATION..............................................   24
SELECTED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL
  INFORMATION...............................................   25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND
  RESULTS OF OPERATIONS.....................................   29
NEWCASTLE INVESTMENT CORP. .................................   50
FORTRESS INVESTMENT GROUP AND OUR MANAGEMENT AGREEMENT......   67
MANAGEMENT..................................................   75
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........   81
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   82
DESCRIPTION OF SECURITIES...................................   84
SHARES ELIGIBLE FOR FUTURE SALE.............................   90
IMPORTANT PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND
  BYLAWS....................................................   91
FEDERAL INCOME TAX CONSIDERATIONS...........................   94
ERISA CONSIDERATIONS........................................  111
UNDERWRITING................................................  113
LEGAL MATTERS...............................................  115
EXPERTS.....................................................  115
WHERE YOU CAN FIND MORE INFORMATION.........................  115
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                             ----------------------

       You should rely only the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

       This summary highlights information more fully described elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares of our common stock. You should read this entire prospectus carefully, including "Risk Factors" and the consolidated historical and pro forma financial statements and the related notes included in this prospectus, before deciding to invest in shares of our common stock. References in this prospectus to "Newcastle", "we", "our" and "us" are to Newcastle Investment Corp. and its subsidiaries. All references to dollars are to U.S. dollars unless otherwise specified.

                           NEWCASTLE INVESTMENT CORP.

       We invest in real estate securities and other real estate-related assets. We seek to match-fund our investments with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings and reduce the risk of refinancing our liabilities prior to the maturity of the investments. Our objective is to maximize the difference between the yield on our investments and the cost of financing these investments while hedging our positions. We are organized and conduct our operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.

       We were formed in June 2002 for the purpose of separating the real estate securities and certain credit leased operating real estate businesses from Newcastle Investment Holdings Corp.'s other investments. We completed the initial public offering of our common stock in October 2002. On May 19, 2003, Newcastle Investment Holdings distributed to its stockholders all of the shares of our common stock that it owned. As a result, Newcastle Investment Holdings no longer owns any shares of our common stock.

       We own a diversified portfolio of moderately credit sensitive real estate securities, including commercial mortgage backed securities, senior unsecured debt issued by property REITs and asset backed securities. Mortgage backed securities are interests in or obligations secured by pools of commercial mortgage loans. We generally target investments rated A through BB (BBB- is the lowest investment grade rating and BB+ is the highest non-investment grade rating). We also own credit leased operating real estate in Canada and Belgium, which we refer to in this prospectus as the "Bell Canada portfolio" and the "LIV portfolio," respectively. We consider credit leased operating real estate to be real estate that is leased primarily to tenants with, or whose major tenant has, investment grade credit ratings. We also own a pool of residential mortgage loans.

       At March 31, 2003:

       - we owned a $1.6 billion real estate securities portfolio and had a total of approximately $2.1 billion of assets; and

       - our real estate securities portfolio was encumbered by approximately $1.3 billion of debt and our total assets were encumbered by approximately $1.7 billion of debt.

       For the quarter ended March 31, 2003:

       - we had revenues of approximately $33.3 million, expenses of approximately $22.2 million and income available for common stockholders of approximately $10.9 million; and

       - our income available for common stockholders per share of common stock was $0.46.

       We focus on investing in moderately credit sensitive real estate securities, including commercial mortgage backed securities, senior unsecured debt issued by property REITs and asset backed securities. We finance our real estate securities through the issuance of debt securities in the form of collateralized bond obligations, known as CBOs, which are obligations issued in multiple classes secured by an underlying portfolio of securities. Our CBO financings offer us structural flexibility to buy and sell certain investments to manage risk and, subject to certain limitations, to optimize returns.

OUR INVESTMENT STRATEGY

       The keys to our investment strategy are:

       -     to actively manage our investments to minimize credit risk; and

       - to use match-funded financing structures, such as CBOs, to minimize exposure to interest rate fluctuations and to take advantage of the structural flexibility offered by CBO financings to buy and sell investment assets.

OUR COMPETITIVE STRENGTHS

       Our competitive strengths include:

       - our diversified portfolio, by asset type, industry, location and issuer;

       - our match-funding discipline, whereby we seek to match our assets and liabilities with respect to interest rates and maturities, to finance our investments;

       - our creative financing strategies, in particular, CBOs and lease securitizations; and

       -     our experienced management.

                                  OUR MANAGER

       We are externally managed and advised by Fortress Investment Group LLC. As of June 30, 2003, Fortress Investment Group, through its affiliate, owned 2,750,189 shares of our common stock and had options to purchase an additional 700,000 shares of our common stock, representing approximately 14.3% of our common stock on a fully diluted basis. In connection with this offering, we have granted to our manager an option to purchase 400,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager and its principals will beneficially own approximately 13.5% of our common stock, assuming exercise of all of their options. We have no ownership interest in our manager. Fortress Investment Holdings LLC is the sole member of our manager. The beneficial owners of Fortress Investment Holdings LLC are Messrs. Wesley R. Edens, Peter L. Briger, Jr., Robert I. Kauffman, Randal A. Nardone, Michael E. Novogratz and Erik P. Nygaard.

       Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. Our manager is entitled to receive a base management fee from us and may receive incentive compensation based on certain performance criteria.

       As required by our management agreement, our manager provides a dedicated management team to us, including a president, chief financial officer and chief operating officer, whose primary responsibility is to manage us.

       Our manager also manages and invests in other real estate-related investment vehicles, including Newcastle Investment Holdings Corp., and intends to engage in additional management and investment opportunities and investment vehicles in the future. However, our manager has agreed not to raise or sponsor any new investment vehicle that targets, as its primary investment category, investment in United States dollar-denominated credit sensitive real estate securities reflecting primarily United States loans or assets, although these entities, and other entities managed by our manager, are not prohibited from investing in these securities.

                              SUMMARY RISK FACTORS

       An investment in our common stock involves various material risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our common stock.

       - We are dependent upon our manager and may not find a suitable replacement if our manager terminates the management agreement.

       - We are subject to potential conflicts of interest arising out of our relationships with our manager, which may result in decisions made that are not in our best interest.

       - Our manager and certain of our officers will devote substantial time to activities outside of our business, including the management of other real estate-related vehicles.

       - We were organized in June 2002, completed the initial public offering of our common stock in October 2002, and have a limited operating history as a separate business from Newcastle Investment Holdings Corp. and may not continue to operate successfully as a separate business.

       - We pay our manager substantial base management fees regardless of the performance of our portfolio and may pay incentive compensation based on our portfolio's performance, which may lead our manager to place emphasis on the maximization of revenues which could result in increased risk to the value of our portfolio.

       - We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus.

       - Our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited because our operating real estate is generally illiquid and our real estate securities are unregistered and may have restrictions on transfer.

       - We leverage our assets, which can compound losses and reduce the cash available for distribution to our stockholders.

       - Changes in the capital markets which make it more expensive to finance our investments, including impacting our ability to engage in CBO financings on attractive terms, could reduce or eliminate the income derived from investments acquired with existing cash and with the proceeds of this offering.

       - The assets we invest in are subject to the credit risk of the underlying assets and in the event of default of such assets and the exhaustion of any underlying credit support, we may not recover our full investment.

       - The yield on our investments may be sensitive to changes in prevailing interest rates and changes in prepayment rates, which may result in a mismatch between our asset yields and borrowing rates and consequently reduce or eliminate income derived from our investments.

       - We are exposed to credit risk from our tenant, Bell Canada. If the credit quality of this tenant is downgraded, or if it is unable or unwilling to timely pay rent, the value of and revenue from our Bell Canada portfolio would decline.

       - If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates, which will reduce the cash available for distribution to our stockholders.

       - The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitations on our use of hedging transactions and derivatives, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

       - Restrictions on ownership of our common stock may inhibit market activity.

       We were incorporated in the State of Maryland in June 2002. Our principal executive offices are located at 1251 Avenue of the Americas, 16th Floor, New York, New York 10020. Our telephone number is (212) 798-6100.

                                  THE OFFERING

       The following information assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

Common stock we are offering............     4,000,000 shares

Common stock to be outstanding after the
offering................................     27,490,057 shares

Use of proceeds.........................     Proceeds will be used to invest in
                                             real estate-related assets and for
                                             general corporate purposes. See
                                             "Use of Proceeds."

NYSE symbol.............................     NCT

       The number of shares of common stock that will be outstanding after the offering is based on the number of shares outstanding as of June 30, 2003, and excludes options to purchase 1,100,000 shares of our common stock held by an affiliate of our manager (including the options to purchase 400,000 shares of our common stock granted in connection with this offering) and options to purchase an aggregate of 16,000 shares of our common stock held by our directors.

                       RESTRICTIONS ON OWNERSHIP OF STOCK

       Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, our charter generally prohibits any stockholder from directly or indirectly owning more than 8.0% of the aggregate value of all outstanding shares of our capital stock, treating all classes and series of our stock in the aggregate, or more than 25.0% of the outstanding shares of our 9.75% Series B Cumulative Redeemable Preferred Stock. Such ownership is referred to in this prospectus as the stock ownership limit. Our board of directors has discretion to grant exemptions from the ownership limit, subject to such terms and conditions as it deems appropriate. Our board of directors has granted limited exemptions to Newcastle Investment Holdings, Fortress Principal Investment Holdings LLC, our manager, a third party group of funds managed by Wallace R. Weitz & Company, and certain affiliates of these entities.

                              DISTRIBUTION POLICY

       We generally need to distribute 90% of our net taxable income each year (subject to certain adjustments) so as to qualify as a REIT under the Internal Revenue Code. We may, under certain circumstances, make a distribution of capital or of assets. Distributions will be made at the discretion of our board of directors.

      SUMMARY PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

       As of July 12, 2002, Newcastle Investment Holdings contributed to us certain assets and related liabilities in exchange for shares of our common stock. However, for accounting purposes this transaction is presented as a reverse spin-off, whereby we are treated as the continuing entity and the assets retained by Newcastle Investment Holdings are accounted for as if they were distributed by us at historical book basis through a spin-off to Newcastle Investment Holdings.

       As a result, for accounting purposes, as of July 12, 2002 we distributed to Newcastle Investment Holdings assets which represented approximately thirty percent of our total assets (100% of our mortgage loans, our investment in Fortress Investment Fund LLC, and approximately 75% of our operating real estate), and related liabilities. The following assets were retained by us:

       -     Real estate securities;

       - Credit leased operating real estate (Bell Canada portfolio and LIV portfolio); and

       -     Other assets.

       The selected unaudited pro forma consolidated statements of income for the years ended December 31, 2002 and 2001 are presented as if the distribution had been consummated on January 1, 2002 or 2001, as applicable. The historical results of operations of the assets and liabilities distributed to Newcastle Investment Holdings have been presented as discontinued operations for those operations that constitute a component of an entity. A component of an entity must have cash flows that are clearly distinguished operationally and for financial reporting purposes from the rest of the entity. Of the assets distributed to Newcastle Investment Holdings, the U.S. operating real estate and the mortgage loans qualify as a component of an entity. The remaining operations related to the other assets and liabilities distributed to Newcastle Investment Holdings which are not a component of an entity have been eliminated.

       The selected unaudited pro forma consolidated statements of income for the years ended December 31, 2002 and 2001 are presented for comparative purposes only, and are not necessarily indicative of what our actual consolidated results of operations would have been for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The summary selected pro forma financial information set forth below for the years ended December 31, 2002 and 2001 have been derived from our unaudited pro forma statements of income included in Note 13 of our consolidated financial statements included in this prospectus.

       The selected consolidated financial information for the three-month period ended March 31, 2003 is derived from our unaudited consolidated financial statements included in this prospectus. In the opinion of management, all adjustments necessary to present fairly the results for such period have been made.

       The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included in this prospectus.

      SUMMARY PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA FOR THE YEAR
                                                          THREE MONTHS        ENDED DECEMBER 31,
                                                         ENDED MARCH 31,   -------------------------
                                                              2003            2002          2001
                                                         ---------------   -----------   -----------
OPERATING DATA
Revenues
  Interest income......................................      $25,032        $ 72,871       $47,752
  Rental and escalation income.........................        5,797          19,874        20,053
  Gain on settlement of investments....................        2,491          11,446         7,405
                                                             -------        --------       -------
                                                              33,320         104,191        75,210
Expenses
  Interest expense.....................................       14,863          47,191        32,659
  Property operating expense...........................        2,665           8,631         8,695
  Loan servicing expense...............................          402             655           243
  General and administrative expense...................          950           2,814         1,230
  Management fee to affiliate..........................        1,305           3,905         3,642
  Preferred incentive compensation to affiliate........        1,330           2,029            --
  Depreciation and amortization........................          711           2,769         2,567
                                                             -------        --------       -------
                                                              22,226          67,994        49,036
                                                             -------        --------       -------
Income from continuing operations......................       11,094          36,197        26,174
Income from discontinued operations....................            9           1,777         5,016
                                                             -------        --------       -------
Net Income.............................................       11,103          37,974        31,190
Preferred dividends....................................         (203)             --            --
                                                             -------        --------       -------
Income available for common stockholders...............      $10,900        $ 37,974       $31,190
                                                             =======        ========       =======
Net income per share of common stock, basic............      $  0.46        $   2.05       $  1.84
                                                             =======        ========       =======
Net income per share of common stock, diluted..........      $  0.46        $   2.05       $  1.84
                                                             =======        ========       =======
Income from continuing operations per share of common
  stock, after preferred dividends, basic..............      $  0.46        $   1.95       $  1.54
                                                             =======        ========       =======
Income from continuing operations per share of common
  stock, after preferred dividends, diluted............      $  0.46        $   1.95       $  1.54
                                                             =======        ========       =======
Income from discontinued operations per share of common
  stock, basic.........................................      $  0.00        $   0.10       $  0.30
                                                             =======        ========       =======
Income from discontinued operations per share of common
  stock, diluted.......................................      $  0.00        $   0.10       $  0.30
                                                             =======        ========       =======
Weighted average number of shares of common stock
  outstanding, basic...................................       23,489          18,560        16,973
                                                             =======        ========       =======
Weighted average number of shares of common stock
  outstanding, diluted.................................       23,620          18,570        16,973
                                                             =======        ========       =======
Dividends declared per share of common stock...........      $  0.45
                                                             =======

                                                                              PRO FORMA FOR THE
                                                                                 YEAR ENDED
                                                            THREE MONTHS       DECEMBER 31,(A)
                                                           ENDED MARCH 31,   -------------------
                                                                2003           2002       2001
                                                           ---------------   ---------   -------
OTHER DATA
Cash flow provided by (used in):
  Operating activities...................................     $   4,122      $  17,908   $17,483
  Investing activities...................................     $(529,128)     $(741,971)  $(6,973)
  Financing activities...................................     $ 555,308      $ 727,141   $16,294
Funds from Operations (FFO)(B)...........................     $  11,604      $  38,828   $28,688

------------

(A) Pro forma data presented is from continuing operations.

(B) We believe FFO is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with accounting principles generally accepted in the United States (GAAP)), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO prior to the commencement of our operations includes certain adjustments related to our predecessor's investment in Fortress Investment Fund LLC. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

                                                                               PRO FORMA FOR THE
                                                                                  YEAR ENDED
                                                              THREE MONTHS      DECEMBER 31,(C)
                                                             ENDED MARCH 31,   -----------------
                                                                  2003          2002      2001
                                                             ---------------   -------   -------
CALCULATION OF FUNDS FROM OPERATIONS
Income available for common stockholders...................      $10,900       $36,197   $26,174
Real estate depreciation...................................          704         2,631     2,514
                                                                 -------       -------   -------
Funds from Operations (FFO)................................      $11,604       $38,828   $28,688
                                                                 =======       =======   =======

(C) Pro forma data presented is from continuing operations.

                                  RISK FACTORS

       An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Statement Regarding Forward-Looking Statements."

RISKS RELATING TO OUR MANAGEMENT

  WE ARE DEPENDENT ON OUR MANAGER AND MAY NOT FIND A SUITABLE REPLACEMENT IF OUR MANAGER TERMINATES THE MANAGEMENT AGREEMENT.

       We have no employees. Our officers are employees of our manager. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of the manager's executive officers, whose continued service is not guaranteed.

  THERE ARE CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH OUR MANAGER.

       Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. As a result, our management agreement with our manager was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

       Our manager also manages and invests in other real estate-related investment vehicles and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities. For example, our manager manages Newcastle Investment Holdings Corp., and our chairman and chief executive officer serves as chairman and chief executive officer of Newcastle Investment Holdings and our president and chief operating officer also serve as president and chief operating officer, respectively, of Newcastle Investment Holdings. Our manager also manages Fortress Investment Fund and Fortress Investment Fund II and our chairman and chief executive officer also serves as chairman and chief executive officer of these funds. Our chairman and chief executive officer also serves as chairman and chief executive officer of Capstead Mortgage Corporation, a publicly traded mortgage REIT, a company in which Fortress Investment Fund has a substantial investment. Capstead's portfolio consists primarily of adjustable-rate residential mortgage backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. However, Capstead has a broader investment mandate, which could lead to a future conflict with our business. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles and our manager may decide to make a particular investment through another investment vehicle rather than through us. Our manager also intends to engage in additional real estate-related management and investment opportunities in the future which may also compete with us for investments.

       Our management agreement with our manager generally does not limit or restrict our manager from engaging in any business or managing any other vehicle that invests generally in real estate securities. The ability of our manager and its officers and employees to engage in these other business activities may reduce the time our manager spends managing us. The manager is required to seek the approval of the independent members of our board of directors before we engage in a material transaction with another entity managed by our manager.

       The management compensation structure that we have agreed to with our manager may cause our manager to invest in high risk investments. In addition to its management fee, our manager is entitled to receive incentive compensation based in part upon our achievement of targeted levels of funds from operations. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

       Termination of the management agreement with our manager is difficult and costly. The management agreement may only be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the management fee payable to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided 60 days' prior notice of any termination and will be paid a termination fee equal to the amount of the management fee earned by the manager during the twelve-month period preceding such termination. In addition, following any termination of the management agreement, the manager may require us to purchase its right to receive incentive compensation at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise we may continue to pay the incentive compensation to our manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

  WE HAVE A LIMITED OPERATING HISTORY AS A SEPARATE BUSINESS FROM NEWCASTLE INVESTMENT HOLDINGS AND MAY NOT OPERATE SUCCESSFULLY AS A SEPARATE BUSINESS.

       Newcastle Investment Holdings was organized in May 1998. We were organized in June 2002, completed the initial public offering of our common stock in October 2002, and have a limited operating history as a separate business from Newcastle Investment Holdings and we may not continue to operate successfully as a separate business. In May 2003, Newcastle Investment Holdings distributed all of the shares of our common stock owned by it to its stockholders. Newcastle Investment Holdings does not currently own any shares of our common stock. In addition, the results of our operations depend on many factors, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, readily accessible short and long term funding and alternative conditions in the financial markets and economic conditions. We face substantial competition in acquiring suitable investments, which could increase our costs.

  OUR DIRECTORS HAVE APPROVED VERY BROAD INVESTMENT GUIDELINES FOR OUR MANAGER AND DO NOT APPROVE EACH INVESTMENT DECISION MADE BY OUR MANAGER.

       Our manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us.

  WE MAY CHANGE OUR INVESTMENT STRATEGY WITHOUT STOCKHOLDER CONSENT WHICH MAY RESULT IN RISKIER INVESTMENTS THAN OUR CURRENT INVESTMENTS.

       We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

RISKS RELATING TO OUR BUSINESS

  WE ARE SUBJECT TO SIGNIFICANT COMPETITION AND WE MAY NOT COMPETE SUCCESSFULLY.

       We are subject to significant competition in seeking investments. We compete with several other companies, including other REITs, insurance companies and other investors, including funds and companies affiliated with our manager. Some of our competitors have greater resources than us and we may not be able to compete successfully for investments.

  WE LEVERAGE OUR PORTFOLIO, WHICH MAY ADVERSELY AFFECT OUR RETURN ON OUR INVESTMENTS AND MAY REDUCE CASH AVAILABLE FOR DISTRIBUTION.

       We leverage our portfolio through borrowings, generally through the use of bank credit facilities, repurchase agreements, mortgage loans on real estate, securitizations, including the issuance of CBOs, and other borrowings. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender's estimate of the stability of the portfolio's cash flow. We currently have a policy limiting the use of leverage up to 90% of the value of our assets on an aggregate basis. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired.

       Our debt service payments reduce cash flow available for distributions to stockholders. For the quarter ended March 31, 2003, our debt service payments included $0.2 million of principal payments and $14.7 million of interest payments, excluding debt repayments from the proceeds of asset sales and refinancings. For the year ended December 31, 2002, on a pro forma basis, our debt service payments included $1.8 million of principal payments and $45.7 million of interest payments, excluding debt repayments from the proceeds of asset sales and refinancings. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

       We may leverage certain of our investments through repurchase agreements. A decrease in the value of the assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls.

  THE MORTGAGE LOANS WE INVEST IN AND THE MORTGAGE LOANS UNDERLYING THE MORTGAGE BACKED SECURITIES WE INVEST IN ARE SUBJECT TO DELINQUENCY, FORECLOSURE AND LOSS, WHICH COULD RESULT IN LOSSES TO US.

       Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

       Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers' abilities to repay their loans.

       In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

       Residential mortgage backed securities evidence interests in or are secured by pools of residential mortgage loans and commercial mortgage backed securities evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

  ALTHOUGH WE SEEK TO MATCH-FUND OUR INVESTMENTS TO LIMIT REFINANCE RISK, IN PARTICULAR WITH RESPECT TO OUR INVESTMENTS IN REAL ESTATE SECURITIES, WE DO NOT EMPLOY THIS STRATEGY WITH RESPECT TO OUR INVESTMENTS IN MORTGAGE LOANS, WHICH INCREASES REFINANCE RISKS FOR OUR MORTGAGE LOANS.

       A key to our investment strategy is to finance our investments using match-funded financing structures, which match assets and liabilities with respect to maturities and interest rates. This limits our refinance risk, including the risk of being able to refinance an investment or refinance on favorable terms. We use match-funded financing structures, such as CBOs, to finance our investments in real estate securities. However, we do not employ this strategy with respect to the mortgage loans we invest in, which exposes us to additional refinance risks that may not apply to our other investments.

  WE MAY NOT BE ABLE TO MATCH-FUND OUR FUTURE INVESTMENTS WITH RESPECT TO MATURITIES AND INTEREST RATES, WHICH EXPOSES US TO THE RISK THAT WE MAY NOT BE ABLE TO FINANCE OUR INVESTMENTS ON ECONOMICALLY FAVORABLE TERMS.

       We focus on investing in credit sensitive real estate securities, including commercial mortgage backed securities, senior unsecured debt issued by property REITs and asset backed securities. We seek to match-fund our investments with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings and reduce the risk of refinancing our liabilities prior to the maturity of the investments. If we are unable to match-fund our future investments with respect to maturities and interest rates, we are subject to the risk that we may not be able to finance our investments on economically favorable terms. In addition, when financing our investments through CBOs, we accumulate securities through an arrangement in which a third party provides short-term financing pending the issuance of the CBO securities and we make a cash deposit with such third party. Under such arrangement, if such CBO financing were not consummated we would be required to either purchase the securities and obtain other more expensive financing for such purchase, or pay the third party the lesser of the difference between the price it paid for the securities and the price at which it sold such securities, or our deposit.

  WE MAY NOT BE ABLE TO ACQUIRE ELIGIBLE SECURITIES FOR A CBO FINANCING, OR MAY NOT BE ABLE TO ISSUE CBO SECURITIES ON ATTRACTIVE TERMS, WHICH MAY REQUIRE US TO SEEK MORE COSTLY FINANCING FOR OUR INVESTMENTS OR TO LIQUIDATE ASSETS.

       We acquire real estate securities and finance them on a long-term basis, such as through the issuance of collateralized bond obligations. During the period that we are acquiring these assets, we finance our purchases through relatively short-term credit facilities. We use these warehouse lines of credit to finance the acquisition of real estate securities until a sufficient quantity of securities is accumulated at which time we may refinance these lines through a securitization, such as a CBO financing, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our warehouse facility is available, a sufficient amount of eligible securities to maximize the efficiency of a collateralized bond obligation financing. In addition, conditions in the capital markets may make the issuance of a collateralized bond obligation less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a collateralized bond obligation to finance these assets, we may be required to seek such other forms of potentially less attractive financing or otherwise to liquidate the assets.

  OUR INVESTMENTS IN SUBORDINATED COMMERCIAL MORTGAGE BACKED SECURITIES ARE SUBJECT TO LOSSES.

       In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the "first loss" subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage backed securities, the securities in which we invest may effectively become the "first loss" position behind the more senior securities, which may result in significant losses to us.

       The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

  OUR INVESTMENTS IN SENIOR UNSECURED REIT SECURITIES ARE SUBJECT TO SPECIFIC RISKS RELATING TO THE PARTICULAR REIT ISSUER OF THE SECURITIES AND TO THE GENERAL RISKS OF INVESTING IN SUBORDINATED REAL ESTATE SECURITIES, WHICH MAY RESULT IN LOSSES TO US.

       Our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to substantially invest in operating real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus.

       Our investments in REIT securities are also subject to the risks described above with respect to mortgage loans and mortgage backed securities and similar risks, including (i) risks of delinquency and foreclosure, and risks of loss in the event thereof, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular commercial property.

       REIT securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also invest in REIT securities that are rated below investment grade. As a result, investments in REIT securities are also subject to risks of: (i) limited liquidity in the secondary trading market,
(ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT issuer may be insufficient to meet its debt service and dividend obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make dividend payments.

  THE B NOTES WE INVEST IN MAY BE SUBJECT TO ADDITIONAL RISKS RELATING TO THE PRIVATELY NEGOTIATED STRUCTURE AND TERMS OF THE TRANSACTION, WHICH MAY RESULT IN LOSSES TO US.

       We invest in "B Notes." A "B Note" is a mortgage loan typically (a) secured by a first mortgage on a single large commercial property or group of related properties and (b) subordinated to an "A Note" secured by the same first mortgage on the same collateral. As a result, if an issuer defaults, there may not be sufficient funds remaining for B Note holders. B Notes reflect similar credit risks to comparably rated commercial mortgage backed securities. However, since each transaction is privately negotiated, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may vary from transaction to transaction. Further, B Notes typically are secured by a single property, and so reflect the risks associated with significant concentration. B Notes also are less liquid than commercial mortgage backed securities.

  OUR INSURANCE ON OUR OPERATING REAL ESTATE AND INSURANCE ON OUR MORTGAGE LOANS AND REAL ESTATE SECURITIES COLLATERAL MAY NOT COVER ALL LOSSES.

       There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property.

       As a result of the events of September 11, 2001, insurance companies are limiting and/or excluding coverage for acts of terrorism in insurance policies. As a result, we may suffer losses from acts of terrorism that are not covered by insurance. In addition, the mortgage loans which are secured by certain of our properties contain customary covenants, including covenants that require us to maintain property insurance in an amount equal to the replacement cost of the properties. There can be no assurance that the lenders under our mortgage loans will not take the position that exclusions from our coverage for losses due to terrorist acts is a breach of a covenant which, if uncured, could allow the lenders to declare an event of default and accelerate repayment of the mortgage loans.

  ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES WITH RESPECT TO OUR OPERATING REAL ESTATE MAY AFFECT OUR RESULTS OF OPERATIONS.

       Our operating costs may be affected by our obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation with respect to the assets, or loans secured by assets, with environmental problems that materially impair the value of the assets. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of properties, we may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our results of operations and financial condition.

  MANY OF OUR INVESTMENTS ARE ILLIQUID AND WE MAY NOT BE ABLE TO VARY OUR PORTFOLIO IN RESPONSE TO CHANGES IN ECONOMIC AND OTHER CONDITIONS.

       Operating real estate and real estate-related assets are generally illiquid. In addition, the real estate securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the mortgage backed securities and REIT securities, and all of the B Notes, that we purchase are purchased in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

  INTEREST RATE FLUCTUATIONS MAY CAUSE LOSSES.

       Our primary interest rate exposures relate to our mortgage loans, real estate securities and floating-rate debt obligations, as well as our interest rate swaps and caps. Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to acquire mortgage loans and securities, the value of our mortgage loans and real estate securities and our ability to realize gains from the settlement of such assets.

       Currently, U.S. interest rates are historically low. In the event of a significant rising interest rate environment and/or economic downturn, mortgage and loan defaults may increase and result in credit losses that would adversely affect our liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

       Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to obtain additional capital. Our CBO financing strategy is dependent on our ability to place the match-funded debt we use to finance our real estate securities at spreads that provide a positive arbitrage. If spreads for CBO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future CBO financings will be severely restricted.

       Interest rate changes may also impact our net book value as our securities and related hedge derivatives are marked-to-market each quarter. Generally, as interest rates increase, the value of our fixed rate real estate securities, such as commercial mortgage backed securities, decreases, which will decrease the book value of our portfolio.

       Our operating results will depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us.

  OUR INVESTMENTS IN REAL ESTATE SECURITIES AND MORTGAGE LOANS ARE SUBJECT TO CHANGES IN CREDIT SPREADS.

       Our investments in real estate securities are subject to changes in credit spreads. The majority of the real estate securities we invest in are fixed rate securities, which are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. The value of these securities is dependent on the yield demanded on these securities by the market based on their credit relative to U.S. Treasuries. Excessive supply of these securities combined with reduced demand will generally cause the market to require a higher yield on these real estate securities, resulting in the use of a higher, or "wider," spread over the benchmark rate (usually the applicable U.S. Treasury security yield) to value such securities. Under such conditions, the value of our securities portfolio would tend to decline. Conversely, if the spread used to value such securities were to decrease, or "tighten", the value of our securities portfolio would tend to increase. Such changes in the market value of our portfolio may effect our net equity, net income or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital.

       Furthermore, shifts in the U.S. Treasury yield curve, which represents the market's expectations of future interest rates, would also affect the yield required on our securities and therefore their value. This would have similar effects on our portfolio and our financial position and operations to a change in spreads.

       Our investments in mortgage loans are also subject to changes in credit spreads. The majority of mortgage loans we invest in are floating rate loans valued based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit. The value of our portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate (usually the applicable LIBOR yield). If the value of our mortgage loan portfolio were to decline, it could affect our ability to refinance such portfolio upon the maturity of the related repurchase agreement. Any credit or spread losses incurred with respect to our mortgage loan portfolio would affect us in the same way as similar losses on our real estate securities portfolio as described above.

       As of March 31, 2003, a 25 basis point movement in credit spreads would impact our net book value by approximately $19 million.

  OUR HEDGING TRANSACTIONS MAY LIMIT OUR GAINS OR RESULT IN LOSSES.

       We use derivatives to hedge our liabilities and this has certain risks, including the risk that losses on a hedge position will reduce the cash available for distribution to stockholders and that such losses may exceed the amount invested in such instruments. Our board of directors has adopted a general policy with respect to the use of derivatives, which generally allows us to use derivatives where appropriate, but does not set forth specific policies and procedures. We use derivative instruments, including forwards, futures, swaps and options, in our risk management strategy to limit the effects of changes in interest rates on our operations. A hedge may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives.

  PREPAYMENT RATES CAN INCREASE, ADVERSELY AFFECTING YIELDS ON OUR RESIDENTIAL MORTGAGE LOANS.

       The value of our assets may be affected by prepayment rates on our residential mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

  OUR INTERNATIONAL INVESTMENTS ARE SUBJECT TO CURRENCY RATE EXPOSURE AND THE UNCERTAINTY OF FOREIGN LAWS AND MARKETS.

       We own real estate located in Canada and in Belgium, which in addition to all the risks inherent in the investment in real estate generally discussed in this prospectus are also subject to fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. A change in foreign currency exchange rates may adversely impact returns on our non-dollar denominated investments. Our principal direct currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We generally do not directly hedge our foreign currency risk through the use of derivatives, due to, among other things, REIT income qualification issues.

  WE ARE EXPOSED TO CREDIT RISK FROM BELL CANADA.

       As of March 31, 2003, approximately 2.8% of our total assets consisted of properties leased to Bell Canada and for the quarter ended March 31, 2003, approximately 11.7% of our revenue was derived from Bell Canada. If the credit quality of this tenant is downgraded, or if it is unable or unwilling to timely pay rent, the value of and revenue from our Bell Canada portfolio would decline.

RISKS RELATING TO OUR COMPANY

  OUR FAILURE TO QUALIFY AS A REIT WOULD RESULT IN HIGHER TAXES AND REDUCED CASH AVAILABLE FOR STOCKHOLDERS.

       We operate in a manner so as to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service (the IRS) as to our REIT status, we have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to our qualification as a REIT. This opinion was issued in connection with this offering of our common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP represents only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our manager, including representations relating to the values of our assets and the sources of our income. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP also relies on various legal opinions issued by other counsel for Newcastle and its predecessors with respect to certain issues and transactions. The opinions, copies of which are filed along with the opinion of Skadden, Arps, Slate, Meagher & Flom LLP as an exhibit to the registration statement of which this prospectus is a part, are expressed as of the date issued, and do not cover subsequent periods. Counsel has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy the asset tests depends upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or other issuers will not cause a violation of the REIT requirements. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our stock. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. The rule against re-electing REIT status following a loss of such status could also apply to us if Newcastle Investment Holdings failed to qualify as a REIT, and we are treated as a successor to Newcastle Investment Holdings for federal income tax purposes. See "Federal Income Tax Considerations" for a discussion of material federal income tax consequences relating to us and our stock.

  REIT DISTRIBUTION REQUIREMENTS COULD ADVERSELY AFFECT OUR LIQUIDITY.

       We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Internal Revenue Code. Certain of our assets generate substantial mismatches between taxable income and available cash. Such assets include (a) operating real estate that has been financed through financing structures which require some or all of available cash flows to be used to service borrowings and (b) mortgage backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (a) sell assets in adverse market conditions,
(b) borrow on unfavorable terms or (c) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with REIT requirements.

       Further, amounts distributed will not be available to fund investment activities. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

  DIVIDENDS PAYABLE BY REITS DO NOT QUALIFY FOR THE REDUCED TAX RATES UNDER RECENTLY ENACTED TAX LEGISLATION.

       Recently enacted tax legislation reduces the maximum tax rate for dividends payable to individuals from 38.6% to 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

       In addition, the relative attractiveness of real estate in general may be adversely affected by the newly favorable tax treatment given to corporate dividends, which could affect the value of our real estate assets negatively.

  MAINTENANCE OF OUR INVESTMENT COMPANY ACT EXEMPTION IMPOSES LIMITS ON OUR OPERATIONS.

       We conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. We believe that there are a number of exemptions under the Investment Company Act that may be applicable to us. The assets that we may acquire, therefore, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price for our stock.

  ERISA MAY RESTRICT INVESTMENTS BY PLANS IN OUR COMMON STOCK.

       A plan fiduciary considering an investment in our common stock should consider, among other things, whether such an investment is consistent with the fiduciary obligations under ERISA, including whether such investment might constitute or give rise to a prohibited transaction under ERISA, the

Internal Revenue Code or any substantially similar federal, state or local law and, if so, whether an exemption from such prohibited transaction rules is available. See "ERISA Considerations."

  THE STOCK OWNERSHIP LIMIT IMPOSED BY THE INTERNAL REVENUE CODE FOR REITS AND OUR CHARTER MAY INHIBIT MARKET ACTIVITY IN OUR STOCK AND MAY RESTRICT OUR BUSINESS COMBINATION OPPORTUNITIES.

       In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 8.0% of the aggregate value of all outstanding shares of our capital stock, treating classes and series of our stock in the aggregate, or more than 25.0% of the outstanding shares of our Series B Preferred Stock. Our board may grant such an exemption, subject to such conditions, representations and undertakings as it may determine in its sole discretion. These ownership limits could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. Our board of directors has granted limited exemptions to Newcastle Investment Holdings, Fortress Principal Investment Holdings LLC, our manager, a third party group of funds managed by Wallace R. Weitz & Company, and certain affiliates of these entities.

  MARYLAND TAKEOVER STATUTES MAY PREVENT A CHANGE OF OUR CONTROL. THIS COULD DEPRESS OUR STOCK PRICE.

       Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

       - any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

       - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

       A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.

       After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

       - 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group; and

       - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder voting together as a single voting group.

       The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See "Important Provisions of Maryland Law and of Our Charter and Bylaws -- Business Combinations" and "-- Control Share Acquisitions."

  OUR AUTHORIZED BUT UNISSUED COMMON AND PREFERRED STOCK MAY PREVENT A CHANGE IN OUR CONTROL.

       Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may establish a series of preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

  OUR STOCKHOLDER RIGHTS PLAN COULD INHIBIT A CHANGE IN OUR CONTROL.

       We have adopted a stockholder rights agreement. Under the terms of the rights agreement, in general, if a person or group acquires more than 15% of the outstanding shares of our common stock, all of our other stockholders will have the right to purchase securities from us at a discount to such securities' fair market value, thus causing substantial dilution to the acquiring person. The rights agreement may have the effect of inhibiting or impeding a change in control not approved by our board of directors and, therefore, could adversely affect our stockholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with such a transaction. In addition, since our board of directors can prevent the rights agreement from operating, in the event our board approves of an acquiring person, the rights agreement gives our board of directors significant discretion over whether a potential acquiror's efforts to acquire a large interest in us will be successful. Because the rights agreement contains provisions that are designed to assure that the executive officers, our manager and its affiliates will never, alone, be considered a group that is an acquiring person, the rights agreement provides the executive officers, our manager and its affiliates with certain advantages under the rights agreement that are not available to other stockholders. See "Description of Securities -- Stockholder Rights Plan."

  OUR STAGGERED BOARD AND OTHER PROVISIONS OF OUR CHARTER AND BYLAWS MAY PREVENT A CHANGE IN OUR CONTROL.

       Our board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2006, 2004 and 2005, respectively. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our stockholders. In addition, our charter and bylaws also contain other provisions that may delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

RISKS RELATING TO THIS OFFERING

  THE MARKET PRICE FOR OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE OFFERING PRICE AND OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY AFTER THIS OFFERING.

       The price at which the shares of our common stock may sell in the public market after this offering may be lower than the price at which they are sold by the underwriters. The stock market in general has recently experienced extreme price and volume fluctuations. Fluctuations in our stock price may not be correlated in a predictable way to our performance or our operating results. Our stock price may fluctuate as a result of factors that are beyond our control or unrelated to our operating results.

  WE HAVE NOT ESTABLISHED A MINIMUM DIVIDEND PAYMENT LEVEL AND THERE ARE NO ASSURANCES OF OUR ABILITY TO PAY DIVIDENDS IN THE FUTURE.

       We pay quarterly dividends and make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

  FUTURE SALES OF SHARES OF OUR COMMON STOCK COULD LOWER THE PRICE OF OUR
  SHARES.

       We may, in the future, sell additional shares of our common stock in subsequent public offerings. Additionally, shares of our common stock underlying options will be available for future sale upon exercise of those options. Any sales of a substantial number of our shares in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

       This prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically; changes in interest rates and/or credit spreads, as well as the success of our hedging strategy in relation to such changes; impairments in the value of the collateral underlying our real estate securities; legislative/regulatory changes; our continued ability to invest the cash on our balance sheet and the proceeds of this offering in suitable investments on a timely basis; the availability and cost of capital for future investments; competition within the finance and real estate industries; and other risks detailed from time to time in our SEC reports. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this prospectus. The "Risk Factors" included herein and the factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement. For a discussion of our critical accounting policies see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Application of Critical Accounting Policies."

       Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

       We estimate that the net proceeds to us from the sale of the 4,000,000 shares of common stock will be approximately $73.9 million, or approximately $85.1 million if the underwriters exercise their over-allotment option in full, based upon an assumed public offering price per share of $19.55, and after deducting the underwriting discount and the estimated offering expenses payable by us.

       We intend to use the net proceeds of this offering to invest in real estate-related assets and for general corporate purposes. Pending application of the net proceeds, we expect to invest the net proceeds in interest-bearing accounts and short-term interest-bearing securities that are consistent with our qualification as a REIT. We have not yet determined the actual expenditures.

                              DISTRIBUTION POLICY

       In order for corporate income tax not to apply to the earnings that we distribute, we must distribute to our stockholders an amount at least equal to
(i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 90% of the excess of our net income from foreclosure property (as defined in Section 856 of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code less (iii) any excess non-cash income (as determined under the Internal Revenue Code). See "Federal Income Tax Considerations." We anticipate, based on historical results, that the primary differences between reported income and REIT taxable income will be the following: (a) straight-line rent, which affects reported income but may not affect REIT taxable income in the same manner, (b) foreign currency translation, which affects REIT taxable income currently based on Section 987 of the Internal Revenue Code, but does not affect reported income until the disposition of the related asset and (c) income earned on contracts to purchase portfolios of real estate securities prior to their financing, which affects reported income currently but is treated as a purchase price adjustment for income tax purposes. The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Internal Revenue Code.

       Subject to the distribution requirements referred to in the immediately preceding paragraph, to the extent practicable, we invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to the extent that cash is available for distribution.

       It is anticipated that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or may constitute a return of capital. We furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see "Federal Income Tax Considerations -- Taxation of Newcastle" and "-- Taxation of Stockholders."

       We declare quarterly distributions on our common stock. The actual amount and timing of distributions is at the discretion of our board of directors and depends upon our financial condition in addition to the requirements of the Internal Revenue Code and no assurance can be given as to the amounts or timing of future distributions.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

       Our common stock has been listed and has traded on the New York Stock Exchange (NYSE) under the symbol "NCT" since our initial public offering in October 2002. The following table sets forth, for the periods indicated, the high and low sale prices in dollars on the NYSE for our common stock and the distributions we declared with respect to the periods indicated.

                                                                            DISTRIBUTION
                                                           HIGH     LOW       DECLARED
                                                          ------   ------   ------------
2002:
October 10, 2002 through December 31, 2002..............  $16.00   $12.26      $0.39(1)
2003:
First Quarter...........................................  $16.83   $15.46      $0.45
Second Quarter..........................................  $20.00   $16.50      $0.50(2)
July 1, 2003 through July 2, 2003.......................  $19.65   $19.00      $  --

------------

(1) When combined with the $0.06 paid for the period October 1 through October 9, 2002 (the period of the quarter prior to our initial public offering), represents a regular quarterly distribution of $0.45 per share.

(2) On June 23, 2003, our board of directors declared a quarterly cash distribution on our common stock of $0.50 per share for the quarter ended June 30, 2003. This distribution is payable on July 28, 2003 to stockholders of record on July 7, 2003. Purchasers of shares in this offering will not be entitled to receive this distribution.

       On July 2, 2003, the closing sale price of our common stock, as reported on the NYSE, was $19.55. As of July 2, 2003, there were 77 record holders of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

       In addition, prior to our initial public offering we paid a distribution of $0.40 per share to Newcastle Investment Holdings, which owned substantially all of our common stock, and to our manager, which owned a de minimis number of shares of our common stock, for the quarter ended September 30, 2002.

                                 CAPITALIZATION

       The following table sets forth our consolidated capitalization as of March 31, 2003:

       -     on an actual basis; and

       - as adjusted to give effect to the sale of 4,000,000 shares of common stock offered by us in this offering at an assumed public offering price of $19.55 per share, after deducting the underwriting discount and estimated offering expenses payable by us, and the use of the proceeds as described under "Use of Proceeds."

                                                             MARCH 31, 2003
                                                        ------------------------
                                                          ACTUAL     AS ADJUSTED
                                                        ----------   -----------
                                                         (DOLLARS IN THOUSANDS)
Debt..................................................  $1,728,599   $1,728,599
Stockholders' equity:
  Preferred stock, $0.01 par value: 100,000,000 shares
     authorized; 9.75% Series B Cumulative Redeemable
     Preferred Stock (liquidation preference $25.00
     per share): 2,875,000 shares designated;
     2,500,000 shares issued and outstanding actual;
     2,500,000 shares issued and outstanding on an as
     adjusted basis...................................      62,500       62,500
  Common stock, $0.01 par value: 500,000,000 shares
     authorized; 23,488,517 shares issued and
     outstanding actual; 27,488,517 shares issued and
     outstanding on an as adjusted basis..............         235          275
Additional paid-in capital............................     288,499      362,399
Dividends in excess of earnings.......................     (13,636)     (13,636)
Accumulated other comprehensive income................      12,268       12,268
                                                        ----------   ----------
Total stockholders' equity............................     349,866      423,806
                                                        ----------   ----------
Total capitalization..................................  $2,078,465   $2,152,405
                                                        ==========   ==========

      SELECTED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

       As of July 12, 2002, Newcastle Investment Holdings contributed to us certain assets and related liabilities in exchange for shares of our common stock. However, for accounting purposes this transaction is presented as a reverse spin-off, whereby we are treated as the continuing entity and the assets retained by Newcastle Investment Holdings are accounted for as if they were distributed by us at historical book basis through a spin-off to Newcastle Investment Holdings.

       As a result, for accounting purposes, as of July 12, 2002 we distributed to Newcastle Investment Holdings assets which represented approximately thirty percent of our total assets (100% of our mortgage loans, our investment in Fortress Investment Fund LLC, and approximately 75% of our operating real estate), and related liabilities. The following assets were retained by us:

       -     Real estate securities;

       - Credit leased operating real estate (Bell Canada portfolio and LIV portfolio); and

       -     Other assets.

       The selected unaudited pro forma consolidated statements of income for the years ended December 31, 2002 and 2001 are presented as if the distribution had been consummated on January 1, 2002 or 2001, as applicable. The historical results of operations of the assets and liabilities distributed to Newcastle Investment Holdings have been presented as discontinued operations for those operations that constitute a component of an entity. A component of an entity must have cash flows that are clearly distinguished operationally and for financial reporting purposes from the rest of the entity. Of the assets distributed to Newcastle Investment Holdings, the U.S. operating real estate and the mortgage loans qualify as a component of an entity. The remaining operations related to the other assets and liabilities distributed to Newcastle Investment Holdings which are not a component of an entity have been eliminated.

       The selected unaudited pro forma consolidated statements of income for the years ended December 31, 2002 and 2001 are presented for comparative purposes only, and are not necessarily indicative of what our actual consolidated results of operations would have been for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The selected pro forma financial information set forth below for the years ended December 31, 2002 and 2001 have been derived from our unaudited pro forma statements of income included in Note 13 of our consolidated financial statements included in this prospectus.

       The selected consolidated financial information for the three-month period ended March 31, 2003 is derived from our unaudited consolidated financial statements included in this prospectus. In the opinion of management, all adjustments necessary to present fairly the results for such period have been made. Selected consolidated financial information for the three-month period ended March 31, 2002 is not presented here because it relates to the operations of Newcastle Investment Holdings, our predecessor, and is not comparable to our results for the three-month period ended March 31, 2003. Financial information for the three-months ended March 31, 2002 is included in our consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected consolidated financial information set forth below as of December 31, 2002, 2001, 2000, 1999 and 1998 and for the years ended December 31, 2002,
2001, 2000 and 1999 and for the period from May 11, 1998 to December 31, 1998 has been derived from our audited consolidated financial statements.

       The consolidated historical financial information for the years ended December 31, 2001, 2000 and 1999, the period from May 11, 1998 to December 1998, and the period from January 1, 2002 to July 11, 2002 relates to the operations of our predecessor.

       The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included in this prospectus.

      SELECTED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
        (INCLUDING HISTORICAL FINANCIAL INFORMATION FOR OUR PREDECESSOR)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PRO FORMA
                              THREE MONTHS      FOR THE YEAR ENDED                                                   PERIOD FROM
                                 ENDED             DECEMBER 31,                  YEAR ENDED DECEMBER 31,            MAY 11, 1998
                               MARCH 31,     -------------------------   ----------------------------------------        TO
                                  2003          2002          2001         2002       2001       2000      1999     DEC. 31, 1998
                              ------------   -----------   -----------   --------   --------   --------   -------   -------------
                              (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
OPERATING DATA
Revenues
 Interest income............    $25,032       $ 72,871       $47,752     $ 73,100   $ 48,981   $ 51,713   $30,354      $ 4,471
 Rental and escalation
   income...................      5,797         19,874        20,053       19,874     20,053     20,433    14,798        3,885
 Gain on (loss) settlement
   of investments...........      2,491         11,446         7,405       11,417      8,438     20,836     1,765          (15)
 Management fee from
   affiliate................         --             --            --        4,470      8,941      8,941       944           --
 Incentive income (loss)
   from affiliate...........         --             --            --       (1,218)    28,709         --        --           --
                                -------       --------       -------     --------   --------   --------   -------      -------
                                 33,320        104,191        75,210      107,643    115,122    101,923    47,861        8,341
Expenses
 Interest expense...........     14,863         47,191        32,659       49,527     35,863     36,897    19,741           --
 Property operating
   expense..................      2,665          8,631         8,695        8,631      8,695      8,957     7,353        1,713
 Loan servicing expense.....        402            655           243          655        254        265       112           --
 General and administrative
   expense..................        950          2,814         1,230        2,914      1,568      3,272     2,938        1,444
 Management fee to
   affiliate................      1,305          3,905         3,642        9,250     14,687     15,587     8,331        6,751
 Preferred incentive
   compensation to
   affiliate................      1,330          2,029            --        2,856     17,188         --        --           --
 Depreciation and
   amortization.............        711          2,769         2,567        3,199      3,574      2,926     1,693          452
                                -------       --------       -------     --------   --------   --------   -------      -------
                                 22,226         67,994        49,036       77,032     81,829     67,904    40,168       10,360
                                -------       --------       -------     --------   --------   --------   -------      -------
 Income (loss) before equity
   in earnings (losses) of
   unconsolidated
   subsidiaries.............     11,094         36,197        26,174       30,611     33,293     34,019     7,693       (2,019)
 Equity in earnings (losses)
   of unconsolidated
   subsidiaries.............         --             --            --          362      2,807       (980)   (3,615)         117
                                -------       --------       -------     --------   --------   --------   -------      -------
Income (loss) from
 continuing operations......     11,094         36,197        26,174       30,973     36,100     33,039     4,078       (1,902)
Income from discontinued
 operations.................          9          1,777         5,016          522      7,571      9,821     8,734       12,542
                                -------       --------       -------     --------   --------   --------   -------      -------
Income before change in
 accounting principle.......     11,103         37,974        31,190       31,495     43,671     42,860    12,812       10,640
Cumulative effect of change
 in accounting
 principle -- write off of
 organizational costs.......         --             --            --           --         --         --      (513)          --
                                -------       --------       -------     --------   --------   --------   -------      -------
Net Income..................     11,103         37,974        31,190       31,495     43,671     42,860    12,299       10,640
Preferred dividends and
 related accretion..........       (203)            --            --       (1,162)    (2,540)    (2,084)       --           --
                                -------       --------       -------     --------   --------   --------   -------      -------
Income available for common
 stockholders...............    $10,900       $ 37,974       $31,190     $ 30,333   $ 41,131   $ 40,776   $12,299      $10,640
                                =======       ========       =======     ========   ========   ========   =======      =======
Net income per share of
 common stock, basic........    $  0.46       $   2.05       $  1.84     $   1.68   $   2.49   $   2.16   $  0.59      $  0.51
                                =======       ========       =======     ========   ========   ========   =======      =======
Net income per share of
 common stock, diluted......    $  0.46       $   2.05       $  1.84     $   1.68   $   2.49   $   2.16   $  0.59      $  0.51
                                =======       ========       =======     ========   ========   ========   =======      =======
Income (loss) from
 continuing operations per
 share of common stock,
 after preferred dividends
 and related accretion,
 basic......................    $  0.46       $   1.95       $  1.54     $   1.65   $   2.03   $   1.64   $  0.19      $ (0.09)
                                =======       ========       =======     ========   ========   ========   =======      =======
Income (loss) from
 continuing operations per
 share of common stock,
 after preferred dividends
 and related accretion,
 diluted....................    $  0.46       $   1.95       $  1.54     $   1.65   $   2.03   $   1.64   $  0.19      $ (0.09)
                                =======       ========       =======     ========   ========   ========   =======      =======
Income from discontinued
 operations per share of
 common stock, basic........    $  0.00       $   0.10       $  0.30     $   0.03   $   0.46   $   0.52   $  0.42      $  0.60
                                =======       ========       =======     ========   ========   ========   =======      =======

      SELECTED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                     PRO FORMA
                              THREE MONTHS      FOR THE YEAR ENDED                                                   PERIOD FROM
                                 ENDED             DECEMBER 31,                  YEAR ENDED DECEMBER 31,            MAY 11, 1998
                               MARCH 31,     -------------------------   ----------------------------------------        TO
                                  2003          2002          2001         2002       2001       2000      1999     DEC. 31, 1998
                              ------------   -----------   -----------   --------   --------   --------   -------   -------------
                              (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
Income from discontinued
 operations per share of
 common stock, diluted......    $  0.00       $   0.10       $  0.30     $   0.03   $   0.46   $   0.52   $  0.42      $  0.60
                                =======       ========       =======     ========   ========   ========   =======      =======
Effect of change in
 accounting principle per
 share of common stock,
 basic......................    $  0.00       $   0.00       $  0.00     $   0.00   $   0.00   $   0.00   $ (0.02)     $  0.00
                                =======       ========       =======     ========   ========   ========   =======      =======
Effect of change in
 accounting principle per
 share of common stock,
 diluted....................    $  0.00       $   0.00       $  0.00     $   0.00   $   0.00   $   0.00   $ (0.02)     $  0.00
                                =======       ========       =======     ========   ========   ========   =======      =======
Weighted average number of
 shares of common stock
 outstanding, basic.........     23,489         18,560        16,973       18,080     16,493     18,892    20,917       20,862
                                =======       ========       =======     ========   ========   ========   =======      =======
Weighted average number of
 shares of common stock
 outstanding, diluted.......     23,620         18,570        16,973       18,090     16,493     18,892    20,917       20,862
                                =======       ========       =======     ========   ========   ========   =======      =======
Dividends declared per share
 of common stock............    $  0.45                                  $   2.05   $   2.00   $   1.50   $  2.04      $  0.55
                                =======                                  ========   ========   ========   =======      =======

                                                       MARCH 31,                            DECEMBER 31,
                                                      -----------   ------------------------------------------------------------
                                                         2003          2002         2001         2000         1999        1998
                                                      -----------   ----------   ----------   ----------   ----------   --------
                                                      (UNAUDITED)
BALANCE SHEET DATA
Real estate securities available for sale...........  $1,590,122    $1,069,892   $  522,258   $  509,729   $  504,669         --
Operating real estate, net..........................  $  118,931    $  113,652   $  524,834   $  540,539   $  558,849   $383,073
Cash and cash equivalents...........................  $   75,765    $   45,463   $   31,360   $   10,575   $   14,345   $ 75,596
Total assets........................................  $2,149,065    $1,572,567   $1,262,119   $1,331,086   $1,381,600   $765,650
Debt................................................  $1,728,599    $1,217,007   $  897,390   $  975,656   $  971,260   $336,845
Stockholders' equity................................  $  349,866    $  284,241   $  310,545   $  300,655   $  354,673   $384,924

                                                                 THREE              PRO FORMA
                                                                MONTHS         FOR THE YEAR ENDED
                                                                 ENDED           DECEMBER 31,(A)
                                                               MARCH 31,    -------------------------
                                                                 2003          2002          2001
                                                              -----------   -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
OTHER DATA
Cash flow provided by (used in):
 Operating activities.......................................   $   4,122     $  17,908      $17,483
 Investing activities.......................................   $(529,128)    $(741,971)     $(6,973)
 Financing activities.......................................   $ 555,308     $ 727,141      $16,294
Funds from Operations (FFO)(B)..............................   $  11,604     $  38,828      $28,688

------------

(A) Pro forma data presented is from continuing operations.

(B) We believe FFO is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with accounting principles generally accepted in the United States (GAAP)), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO prior to the commencement of our operations includes certain adjustments related to our predecessor's investment in Fund I. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

                                                                 THREE              PRO FORMA
                                                                MONTHS         FOR THE YEAR ENDED
                                                                 ENDED           DECEMBER 31,(A)
                                                               MARCH 31,    -------------------------
                                                                 2003          2002          2001
                                                              -----------   -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
CALCULATION OF FUNDS FROM OPERATIONS (FFO):
Income available for common stockholders....................    $10,900       $36,197       $26,174
Real estate depreciation....................................        704         2,631         2,514
                                                                -------       -------       -------
Funds from Operations (FFO).................................    $11,604       $38,828       $28,688
                                                                =======       =======       =======

------------

(A) Pro forma data presented is from continuing operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following should be read in conjunction with the audited and unaudited consolidated financial statements and notes included herein.

GENERAL

       We were formed in June 2002 as a wholly owned subsidiary of Newcastle Investment Holdings Corp. (referred to as Holdings) for the purpose of separating the real estate securities and certain of the credit leased operating real estate businesses from Holdings' other investments. In July 2002, prior to our initial public offering, Holdings contributed to us certain assets and liabilities in exchange for 16,488,517 shares of our common stock (as adjusted for an October stock dividend).

       For accounting purposes, this transaction is presented as a reverse spin-off, whereby Newcastle Investment Corp. is treated as the continuing entity and the assets that were retained by Holdings and not contributed to us are accounted for as if they were distributed at their historical book basis through a spin-off to Holdings. Our operations commenced on July 12, 2002.

       The analysis in this section treats us as the successor to Holdings and therefore includes historical information, through the date of the commencement of our operations, regarding operations of Holdings which were distributed to them and therefore are unrelated to our ongoing operations. Transactions completed by Holdings related to investments retained by Holdings (not contributed to us) are referred to as being completed by our predecessor.

       In October 2002, we sold 7 million shares of our common stock in a public offering at a price to the public of $13.00 per share, for net proceeds of approximately $80 million. Subsequent to this offering, we had 23,488,517 shares of common stock outstanding.

       At March 31, 2003, Holdings held approximately 16.5 million or 70% of our outstanding shares of common stock. On May 19, 2003, Holdings distributed to its stockholders all of the shares of our common stock that it held. Approximately
2.8 million of such shares were distributed by Holdings to an affiliate of our manager; these shares are subject to a lock up agreement with the underwriters of our initial public offering until October 2003. After such time, these shares may be sold subject to Rule 144 of the Securities Act, including the limitations thereunder.

       We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. As such, we will generally not be subject to federal income tax on that portion of our income that is distributed to stockholders if we distribute at least 90% of our REIT taxable income to our stockholders by prescribed dates and comply with various other requirements.

       We conduct our business through three primary segments: (i) real estate securities, (ii) operating real estate, primarily credit leased operating real estate, including a portfolio of properties located in Canada, which we refer to as our Bell Canada portfolio, and a portfolio of properties located in Belgium, which we refer to as our LIV portfolio, and (iii) mortgage loans.

       Our predecessor, Holdings, conducted its business through four primary segments: (1) real estate securities, (2) operating real estate, primarily credit leased operating real estate, (3) its investment in Fortress Investment Fund LLC ("Fund I") and (4) mortgage loans. Holdings' investments in real estate securities and a portion of its investments in operating real estate were contributed to us. The operating real estate and mortgage loans distributed to Holdings have been treated as discontinued operations, because they constituted a component of an entity, while the other operations distributed to Holdings, including the investment in Fund I, have not been treated as such, because they did not constitute a component of an entity as defined in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Revenues attributable to each segment are disclosed below (unaudited) (in thousands).

                               REAL ESTATE    OPERATING    MORTGAGE
                               SECURITIES    REAL ESTATE    LOANS      FUND I    UNALLOCATED    TOTAL
                               -----------   -----------   --------   --------   -----------   --------
FOR THE THREE MONTHS ENDED
  March 31, 2003.............    $24,543       $ 5,816      $2,961    $     --     $    --     $ 33,320
  March 31, 2002.............    $15,946       $ 4,843      $   --    $(10,597)    $    98     $ 10,290
FOR THE YEAR ENDED
  December 31, 2002..........    $83,259       $19,384      $1,281    $  3,287     $   432     $107,643
  December 31, 2001..........    $54,961       $20,249      $   --    $ 38,297     $ 1,615     $115,122
  December 31, 2000..........    $46,893       $20,640      $   --    $  8,941     $25,449     $101,923

TAXATION

       We intend to elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with our first tax year which began on July 12, 2002, and we intend to continue to operate in such a manner. Our current and continuing qualification as a REIT depends on our ability to meet various tax law requirements, including, among others, requirements relating to the sources of our income, the nature of our assets, the composition of our stockholders, and the timing and amount of distributions that we make.

       If we qualify for taxation as a REIT, we will generally not be subject to U.S. federal corporate income tax on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation under current law. We may, however, nevertheless be subject to certain state, local and foreign income and other taxes, and to U.S. federal income and excise taxes and penalties in certain situations, including taxes on our undistributed income. In addition, our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which they or we transact business or reside. The state, local and foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment.

       If, in any taxable year, we fail to satisfy one or more of the various tax law requirements, we could fail to qualify as a REIT. In addition, if Holdings failed to qualify as a REIT and we are treated as a successor to Holdings, this could cause us to likewise fail to qualify as a REIT. If we fail to qualify as a REIT for a particular tax year, our income in that year would be subject to U.S. federal corporate income tax (including any applicable alternative minimum tax), and we may need to borrow funds or liquidate certain investments in order to pay the applicable tax, and we would not be compelled by the Code to make distributions. Unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.

       Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other developments may cause us to fail to qualify as a REIT, or may cause our Board of Directors to revoke the REIT election.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

       Management's discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates. The following is a summary of our accounting policies that are most effected by judgments, estimates and assumptions.

       We have classified our real estate securities as available for sale. As such, they are carried at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive income. Fair value is based primarily upon multiple broker quotations, which provide valuation estimates based upon reasonable market order indications or a good faith estimate thereof. These quotations are subject to significant variability based on market conditions, such as interest rates and spreads. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant increase or decrease in our book equity. We must also assess whether unrealized losses on securities, if any, reflect a decline in value which is other than temporary and, accordingly, write the impaired security down to its value through earnings. Significant judgment is required in this analysis. To date, no such write-downs have been made.

       Income on these securities is recognized using a level yield methodology based upon a number of assumptions that are subject to uncertainties and contingencies. Such assumptions include the expected disposal date of such security and the rate and timing of principal and interest receipts (which may be subject to prepayments, delinquencies and defaults). These uncertainties and contingencies are difficult to predict and are subject to future events, and economic and market conditions, which may alter the assumptions.

       Similarly, our derivative instruments, held for hedging purposes, are carried at fair value pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended. Fair value is based on counterparty quotations. To the extent they qualify as hedges under SFAS No. 133, net unrealized gains or losses are reported as a component of accumulated other comprehensive income; otherwise, they are reported as a component of current income. Fair values of such derivatives are subject to significant variability based on many of the same factors as the securities discussed above. The results of such variability could be a significant increase or decrease in our book equity and/or earnings.

       We purchase mortgage loans to be held for investment. We must periodically evaluate each of these loans for possible impairment. Impairment is indicated when it is deemed probable that we will be unable to collect all amounts due according to the contractual terms of the loan. Upon determination of impairment, we would establish a specific valuation allowance with a corresponding charge to earnings. Significant judgment is required both in determining impairment and in estimating the resulting loss allowance. To date, we have determined that no loss allowances have been necessary on the loans in our portfolio.

       Our predecessor's critical accounting policies also included the following:

       The investment in Fund I was retained by Holdings. The managing member of Fund I is Fortress Fund MM LLC (the "Fund I Managing Member"), which is owned jointly, through subsidiaries, by Holdings, approximately 94%, and the manager, approximately 6%. The Fund I Managing Member is entitled to an incentive return (the "Fund Incentive Return") generally equal to 20% of Fund I's returns, as defined, subject to: (1) a 10% preferred return payable to the Fund I investors and (2) a clawback provision which requires amounts previously distributed as Fund Incentive Return to be returned to Fund I if, upon liquidation of Fund I, the amounts ultimately distributed to each investor do not meet a 10% preferred return to the investors. Fund I is managed by the manager pursuant to the Fund I Managing Member's operating agreement and a management agreement between the manager and the Fund I Managing Member. In accordance with those documents, (1) the manager is entitled to 100% of the management fee payable by Fund I, (2) the manager is entitled to 50% of the Fund Incentive Return payable by Fund I, (3) Holdings is entitled to 50% of the Fund Incentive Return payable by Fund I and
(4) Holdings is entitled to receive 100% of the investment income or loss attributable to the capital invested in Fund I by the Fund I Managing Member. The manager of Fund I also manages Newcastle and Holdings. We consolidated the financial results of the Fund I Managing Member through our predecessor until the date of the commencement of our operations because our predecessor owned substantially all of the voting interest in the Fund I Managing Member. As a result, the financial statements reflect all of the Fund Incentive Return payable to the Fund I Managing Member, including the 50% portion payable to the manager which is treated as Incentive Compensation to Affiliates, through the date of the commencement of our operations.

       The Fund Incentive Return is payable on an asset-by-asset basis, as realized. Accordingly, a Fund Incentive Return may be paid to the Fund I Managing Member in connection with a particular Fund I investment if and when such investment generates proceeds to Fund I in excess of the capital called with respect to such investment, plus a 10% preferred return thereon. If, upon liquidation of Fund I, the aggregate amount paid to the Fund I Managing Member as Fund Incentive Return exceeds the amount actually due to the Fund I Managing Member (that is, amounts that should instead have been paid to investors) after taking into account the aggregate return to investors, the excess is required to be returned by the Fund I Managing Member (that is "clawed back") to Fund I.

       Our predecessor received a credit against management fees otherwise payable under the Management Agreement with the manager for management fees and any Fund Incentive Return paid to the manager by Fund I in connection with our predecessor's investment in Fund I. Our predecessor had adopted Method 2 of Emerging Issues Task Force Topic D-96 which specifies that companies with management arrangements that contain a performance based incentive return that is not finalized until the end of a period of time specified in the contract may record such return as revenue in the amount that would be due under the formula at any point in time as if the incentive return arrangement was terminated at that date.

       Our predecessor recorded as incentive income the amount that would be due based on the fair value of the assets in Fund I exceeding the required return at a specific point in time as if the management arrangement was terminated on that date. Based on this methodology, our net income in each reporting period through the date of the commencement of our operations reflected changes in the fair value of the assets in Fund I. The fair value of the assets in Fund I is determined by the Fund I Managing Member pursuant to guidelines established by Fund I's board of directors. Due to the inherent uncertainty of valuations of investments without a public market, the estimates of value may differ from the values that are ultimately realized by Fund I, and the differences could be material. Such estimates of fair value can fluctuate from quarter to quarter, which resulted in material fluctuations in the amount of Fund Incentive Return recorded.

RESULTS OF OPERATIONS

       Our independent operations commenced in July 2002 and our initial public offering was completed in October 2002. These events resulted in additional capital being deployed to our investments which, in turn, resulted in changes to our results of operations. The historical results of operations described below include the operations of our predecessor through the date of the commencement of our operations in July 2002. Therefore, many items discussed below will not have a continuing impact on our operations.

       In addition to the comparison of our historical results of operations, we have presented a comparison of our unaudited pro forma consolidated statements of income for the years ended December 31, 2002 and 2001.

       The unaudited pro forma consolidated statements of income are presented as if the distribution to Holdings and the commencement of our operations had been consummated on January 1, 2002 and 2001, respectively. The historical results of operations of the assets and liabilities distributed to Holdings for the period prior to the commencement of our operations have been presented as discontinued operations for those operations that constitute a component of an entity. Of the assets treated as being distributed to Holdings, a portfolio of properties located in the U.S. and primarily leased to the General Services Administration, which we refer to as the GSA portfolio, and the mortgage loans each qualify as a component of an entity. The remaining operations related to the other assets and the liabilities treated as being distributed to Holdings which are not a component of an entity have been eliminated.

       The unaudited pro forma consolidated statements of income are presented for comparative purposes only, and are not necessarily indicative of what our actual consolidated results of operations would have been for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

  COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2003 TO THE THREE MONTHS ENDED MARCH 31, 2002

       Interest income increased by $12.0 million or 92%, from $13.0 million to $25.0 million. This increase is primarily the result of the acquisition of real estate securities used as collateral for the CBO II and CBO III financings.

       Rental and escalation income increased by $1.0 million or 20%, from $4.8 million to $5.8 million. This increase is primarily the result of foreign currency fluctuations related to our Bell Canada and LIV portfolios. Escalation income represents contractual increases in rental income to offset increases in expenses or general price increases over a base amount.

       Gain on settlement of investments decreased by $0.5 million, from $3.0 million to $2.5 million, primarily as a result of a decrease in the volume of sales of certain real estate securities. Sales of real estate securities are based on a number of factors including credit, asset type and industry and can be expected to increase or decrease from time to time. Periodic fluctuations in the volume of sales of securities is dependent upon, among other things, management's assessment of credit risk, asset concentration, portfolio balance and other factors. The decreased volume of sales of securities during this period reflects management's determination that the portfolio required less adjustment than in prior periods.

       Management fee and incentive income from affiliate related solely to our predecessor's investment in Fund I.

       Interest expense increased by $6.5 million or 77%, from $8.4 million to $14.9 million. This increase is primarily the result of interest on the CBO II financing.

       Property operating expense increased by $0.5 million or 24%, from $2.2 million to $2.7 million, primarily as the result of foreign currency fluctuations related to our Bell Canada and LIV portfolios.

       Loan servicing expense increased by $0.3 million, from $0.1 million to $0.4 million, primarily as a result of the acquisition of the collateral for CBO II and the acquisition of the mortgage loan portfolio.

       General and administrative expense increased by $0.4 million, from $0.6 million to $1.0 million, primarily as a result of increased costs related to being a public company.

       Management fee expense, excluding $2.2 million of management fee expense in 2002 relating to our predecessor's investment in Fund I, decreased by $0.1 million, from $1.4 million to $1.3 million, primarily as a result of the distribution of assets to Holdings which reduced our equity.

       Preferred incentive compensation to affiliate, excluding an expense reversal of $6.4 million in 2002 related to our predecessor's investment in Fund I, increased by $0.5 million, from $0.8 million to $1.3 million, primarily as a result of increased earnings.

       Depreciation and amortization decreased by $0.2 million or 16%, from $0.9 million to $0.7 million, primarily as the result of the distribution to Holdings of depreciable assets.

       Equity in earnings of unconsolidated subsidiaries related solely to our predecessor's activities.

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31, 2001 ON A PRO FORMA BASIS

       Interest and dividend income is derived primarily from our investments in real estate securities and increased by $25.2 million or 53%, from $47.7 million to $72.9 million. This increase is primarily the result of interest earned on the real estate securities purchased in connection with our CBO II financing.

       Rental and escalation income is derived from our Bell Canada and LIV portfolios and decreased by $0.2 million or 1%, from $20.1 million to $19.9 million. This decrease is primarily the result of foreign currency fluctuations with respect to our Bell Canada portfolio. Escalation income represents contractual increases in rental income to offset increases in expenses or general price increases over a base amount.

       Gain on settlement of investments increased by $4.0 million, from $7.4 million to $11.4 million, primarily as a result of an increase in the volume of sales of real estate securities. Sales of real estate securities are based on a number of factors including credit, asset type and industry and can be expected to increase or decrease from time to time. Periodic fluctuations in the volume of sales of securities is dependent upon, among other things, management's assessment of credit risk, asset concentration, portfolio balance and other factors. The increased volume of sales of securities during this period reflects management's determination that the portfolio required more adjustment than in prior periods.

       Interest expense increased by $14.5 million or 44%, from $32.7 million to $47.2 million. This increase is primarily the result of interest on the CBO II financing ($18.6 million), partially offset by lower interest rates being paid on the floating rate CBO I bonds ($4.6 million).

       Property operating expense on our Bell Canada and LIV portfolios decreased by $0.1 million or 1%, from $8.7 million to $8.6 million, primarily as the result of the same factors which effected rental and escalation income.

       Loan servicing expense, primarily trustee fees on our securitizations, increased by $0.5 million or 170%, from $0.2 million to $0.7 million, primarily as a result of the acquisition of the real estate securities purchased in connection with our CBO II financing.

       General and administrative expense increased by $1.6 million, from $1.2 million to $2.8 million, primarily as a result of our increased size.

       Management fee expense increased by $0.3 million, from $3.6 million to $3.9 million, based on our increased equity.

       Preferred incentive compensation increased to $2.0 million from $0.0 million, due to the commencement of our operations and our management agreement.

       Depreciation and amortization, primarily of our operating real estate, increased by $0.2 million or 8%, from $2.6 million to $2.8 million, primarily as the result of depreciation on the capital expenditures we made with respect to our operating real estate.

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31, 2001

       Interest and dividend income increased by $24.2 million or 49%, from $48.9 million to $73.1 million. This increase is primarily the result of interest earned on the real estate securities purchased in connection with our CBO II financing.

       Rental and escalation income decreased by $0.2 million or 1%, from $20.1 million to $19.9 million. This decrease is primarily the result of foreign currency fluctuations with respect to our Bell Canada portfolio.

       Gain on settlement of investments increased by $3.0 million, from $8.4 million to $11.4 million, primarily as a result of an increase in the volume of sales of certain real estate securities. Sales of real estate securities are based on a number of factors including credit, asset type and industry and can be expected to increase or decrease from time to time. Periodic fluctuations in the volume of sales of securities is dependent upon, among other things, management's assessment of credit risk, asset concentration, portfolio balance and other factors. The increased volume of sales of securities during this period reflects management's determination that the portfolio required more adjustment than in prior periods.

       Equity in earnings of unconsolidated subsidiaries decreased by $2.4 million or 87%, from $2.8 million to $0.4 million, as a result of the elimination of income from our predecessor's investments in Fund I and Austin Holdings Corporation subsequent to their distribution to Holdings.

       Management fee income from Fund I, all of which is payable to the manager and is therefore included in management fee expense, had no net effect on our reported operations.

       Incentive income from our predecessor's investment in Fund I of $1.2 million of loss was recorded during the period. We recorded as Fund Incentive Return the amount that would be due based on the fair value of the assets in Fund I exceeding the required return as if the management arrangement was terminated, through the date of this investment's distribution to Holdings. During the period, the amount previously recognized as Fund Incentive Return in 2001 was reduced due to losses incurred in Fund I. The calculation of incentive income is more fully discussed above.

       Interest expense increased by $13.6 million or 38%, from $35.9 million to $49.5 million. This increase is primarily the result of interest on the CBO II financing ($18.6 million), partially offset by lower interest rates being paid on the floating rate CBO I bonds ($4.6 million).

       Property operating expense decreased by $0.1 million or 1%, from $8.7 million to $8.6 million, primarily as the result of the same factors which effected rental and escalation income.

       Loan servicing and REO expense increased by $0.4 million or 158%, from $0.3 million to $0.7 million, primarily as a result of the acquisition of the real estate securities purchased in connection with our CBO II financing.

       General and administrative expense increased by $1.3 million, from $1.6 million to $2.9 million, primarily as a result of increased insurance costs.

       Management fee expense decreased by $5.4 million, from $14.7 million to $9.3 million, based on the reduction in our equity resulting from the distribution of assets to Holdings. Management fee expense includes management fees related to Fund I through the date of the distribution of such investment to Holdings, that decreased by $4.5 million, which are directly offset by management fee income.

       Preferred incentive compensation decreased by $14.3 million, from $17.2 million to $2.9 million, primarily as a result of decreased earnings on our predecessor's investment in Fund I, prior to this investment's distribution to Holdings.

       Depreciation and amortization decreased by $0.4 million or 10%, from $3.6 million to $3.2 million, primarily as the result of the elimination of amortization of certain costs related to our predecessor's investment in Fund I, prior to this investment's distribution to Holdings.

       Preferred dividends and related accretion decreased by $1.3 million, from $2.5 million to $1.2 million, as a result of the redemption of such stock in June 2002.

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31, 2000

       Interest and dividend income decreased by $2.1 million or 4.1%, from $51.0 million to $48.9 million. This decrease is primarily the result of a decrease in dividend income from our ICH stock subsequent to our acquisition of ICH ($1.5 million) and a decrease in bank interest due to lower cash balances ($1.3 million), offset by an increase related to the securities acquired from ICH in November 2000 ($1.1 million).

       Rental and escalation income decreased by $0.3 million or 1.9%, from $20.4 million to $20.1 million. This decrease is primarily the result of foreign currency fluctuations related to our Bell Canada and LIV portfolios.

       Gain on settlement of investments decreased by $12.4 million, from $20.8 million to $8.4 million, primarily as a result of gains taken on assets acquired from ICH in 2000 ($19.8 million) offset by gains on sales of certain real estate securities in 2001 ($7.4 million). Sales of real estate securities are based on a number of factors including credit, asset type and industry and can be expected to increase or decrease from time to time. Periodic fluctuations in the volume of sales of securities is dependent upon, among other things, management's assessment of credit risk, asset concentration, portfolio balance and other factors. The increased volume of sales of securities during this period reflects management's determination that the portfolio required more adjustment than in prior periods.

       Equity in earnings of unconsolidated subsidiaries increased by $3.8 million, primarily as a result of income from our predecessor's investment in Fund I. Fund I was more fully invested in 2001 and therefore generated more income.

       Incentive income from our predecessor's investment in Fund I increased by $28.7 million as a result of the incentive threshold being reached in 2001.

       Interest expense decreased by $1.0 million or 2.8%, from $36.9 million to $35.9 million. This decrease is primarily the result of lower interest rates being paid on the floating rate CBO I bonds ($2.9 million), offset by increased interest on our predecessor's credit facility due to a higher average outstanding balance ($1.4 million).

       Property operating expense decreased by $0.3 million or 2.9%, from $9.0 million to $8.7 million, primarily as the result of foreign currency fluctuations related to our Bell Canada and LIV portfolios.

       Loan servicing expense remained approximately the same at $0.3 million.

       General and administrative expense decreased by $1.7 million, from $3.3 million to $1.6 million, primarily as a result of decreased professional fee expenses.

       Management fee expense decreased by $0.9 million, from $15.6 million to $14.7 million, based on the reduction in our equity resulting from the repurchase of 4.4 million shares of our predecessor's common stock in late 2000.

       Preferred incentive compensation increased by $17.2 million primarily as a result of reaching the incentive compensation thresholds in both our management agreement and in Fund I's agreement in 2001.

       Depreciation and amortization increased by $0.7 million or 22%, from $2.9 million to $3.6 million, primarily as the result of the amortization of certain costs related to our predecessor's investment in Fund I.

       Preferred dividends and related accretion increased by $0.5 million as a result of the issuance of such stock in 2000.

LIQUIDITY AND CAPITAL RESOURCES

       Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, and other general business needs. Additionally, to maintain our status as a REIT under the Internal Revenue Code, we must distribute annually at least 90% of our taxable income. Our primary sources of funds for liquidity, in addition to our initial public offering, consist of net cash provided by operating activities, borrowings under loans and the issuance of debt securities. Our loans and debt securities are generally secured directly by our investment assets. As of March 31, 2003, our real estate securities purchased in connection with our three CBO financings as well as our Bell Canada portfolio were securitized, while our LIV portfolio, mortgage loan portfolio, and one of our other securities served as collateral for loans.

       Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to obtain additional capital. Our core business strategy is dependent upon our ability to issue the match-funded debt we use to finance our real estate securities at spreads that provide a positive arbitrage. If spreads for CBO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future CBO financings will be severely restricted.

       We expect to meet our short-term liquidity requirements generally through our cash flow provided by operations, as well as investment specific borrowings. In addition, at March 31, 2003 we had an unrestricted cash balance of $75.8 million. Our cash flow provided by operations differs from our net income due to four primary factors: (i) depreciation of our operating real estate, (ii) accretion of discount on our real estate securities, discount on our debt obligations, and deferred hedge gains and losses, (iii) straight-lined rental income, and (iv) gains and losses. Proceeds from the sale of real estate securities which serve as collateral for our CBO financings, including gains thereon, are required to be retained in the CBO structure until the related bonds are retired and are therefore not available to fund current cash needs.

       Our operating real estate is financed long-term and primarily leased to credit tenants with long-term leases and is therefore expected to generate generally stable current cash flows. Our real estate securities are also financed long-term and their credit status is continuously monitored; therefore, these investments are also expected to generate a generally stable current return, subject to interest rate fluctuations. See "Quantitative and Qualitative Disclosures About Market Risk -- Interest Rate Exposure" below. We consider our ability to generate cash to be adequate and expect it to continue to be adequate to meet operating requirements both in the short- and long-term.

       We expect to meet our long-term liquidity requirements, specifically the repayment of our debt obligations, through additional borrowings, and the liquidation or refinancing of our assets at maturity. We believe that the value of these assets is, and will continue to be, sufficient to repay our debt obligations at maturity. Our ability to meet our long-term liquidity requirements relating to capital required for the growth of our investment portfolio is subject to obtaining additional equity and debt financing. Decisions by investors and lenders to enter into such transactions with us will depend upon a number of factors, such as our historical and projected financial performance, compliance with the terms of our current credit arrangements, industry and market trends, the availability of capital and our investors' and lenders' policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities.

       We expect that our cash on hand and our cash flow provided by operations will satisfy our liquidity needs for our business plan with respect to our current investment portfolio over the next twelve months. However, we currently expect to seek additional capital in order to grow our investment portfolio.

       With respect to our operating real estate, we expect to incur approximately $1.7 million of tenant improvements in connection with the inception of leases and capital expenditures during the nine months ending December 31, 2003.

       The following table presents certain information regarding Newcastle's debt obligations as of March 31, 2003 (unaudited) (dollars in thousands):

                                                                                       WEIGHTED
                                                                                        AVERAGE
                                                                                       EFFECTIVE       WEIGHTED
                              CARRYING                                    STATED     INTEREST RATE      AVERAGE
                               AMOUNT     FACE AMOUNT   INTEREST RATE    MATURITY         (B)        EXPECTED LIFE
                             ----------   -----------   -------------   ----------   -------------   -------------
CBO I Bonds................  $  429,954   $  437,500      See below      July 2038       5.42%        5.01 Years
CBO II Bonds...............     439,399      444,000      See below     April 2037       6.07%        7.11 Years
CBO III Bonds..............     466,944      472,000      See below     March 2038       4.04%        8.95 Years
                             ----------   ----------                                     ----         ----------
Total CBO Bonds............   1,336,297    1,353,500                                     5.16%        7.07 Years
                             ----------   ----------                                     ----         ----------
Bell Canada
  Securitization...........      37,584       38,385      See below     April 2012       7.01%        2.86 Years
LIV Mortgage...............      65,272       65,272           5.32%     Nov. 2006       6.17%        3.50 Years
CMBS Repo..................       1,457        1,457     LIBOR+1.35%     One Month       2.65%           1 Month
Mortgage Loan Repo (A).....     287,989      287,989     LIBOR+0.40%      May 2003       1.71%          2 Months
                             ----------   ----------
Total repurchase
  agreements...............     289,446      289,446
                             ----------   ----------
Total debt obligations.....  $1,728,599   $1,746,603
                             ==========   ==========

------------

(A) The counterparty on this repo is Bear Stearns Mortgage Capital Corporation.

(B) Including the effect of applicable hedges.

Our long-term debt obligations existing at March 31, 2003 (gross of $18.0 million of discounts) are expected to mature as follows (unaudited) (in millions):

Period from April 1, 2003 through December 31, 2003.........  $  290.1
2004........................................................       2.1
2005........................................................       1.7
2006........................................................      60.8
2007........................................................       0.0
2008........................................................       0.0
Thereafter..................................................   1,391.9
                                                              --------
     Total..................................................  $1,746.6
                                                              ========

       In July 1999, we completed our first CBO financing, CBO I, whereby a portfolio of real estate securities was contributed to a consolidated subsidiary which issued $437.5 million face amount of investment grade senior bonds and $62.5 million face amount of non-investment grade subordinated bonds in a private placement. At March 31, 2003, the subordinated bonds were retained by us, and the $430.0 million carrying amount of senior bonds, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 3.91%, had an expected weighted average life of approximately
5.01 years. Two classes of the senior bonds bear floating interest rates. In 1999, we obtained an interest rate swap and cap in order to hedge our exposure to the risk of changes in market interest rates with respect to these bonds, at an initial cost of approximately $14.3 million. In June 2003, we obtained an additional interest rate swap and cap in order to further hedge our exposure to the risk of changes in market interest rates with respect to these bonds, at an initial cost of approximately $1.1 million. CBO I's weighted average effective interest rate, including the effect of such hedges, was 5.42% at March 31, 2003. In addition, in connection with the sale of two classes of bonds, we entered into two interest rate swaps and three interest rate cap agreements that do not qualify for hedge accounting.

       In April 2002, we completed our second CBO financing, CBO II, whereby a portfolio of real estate securities was contributed to a consolidated subsidiary which issued $444.0 million face amount of investment grade senior bonds and $56.0 million face amount of non-investment grade subordinated bonds in a private placement. The subordinated bonds have been retained by us. At March 31, 2003, the $439.4 million carrying amount of senior bonds, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 3.07%, had an expected weighted average life of approximately 7.11 years. One class of the senior bonds bears a floating interest rate. We obtained an interest rate swap and cap in order to hedge our exposure to the changes in market interest rates with respect to these bonds, at an initial cost of $1.2 million. CBO II's weighted average effective interest rate, including the effect of such hedges, was 6.07% at March 31, 2003.

       In November 2001, we sold the retained subordinated $17.5 million Class E Note from CBO I to a third party for approximately $18.5 million. The Class E Note bore interest at a fixed rate of 8.0% and had a stated maturity of June 2038. The sale of the Class E Note represented an issuance of debt and was recorded as additional CBO bonds payable. In April 2002, we repurchased the Class E Note. The repurchase of the Class E Note represented a repayment of debt and was recorded as a reduction of CBO bonds payable. The Class E Note is included in the collateral for CBO II. The Class E Note is eliminated in consolidation.

       In March 2003, we completed our third CBO financing, CBO III, whereby a portfolio of real estate securities was contributed to a consolidated subsidiary which issued $472.0 million face amount of investment grade senior bonds and $28.0 million face amount on non-investment grade subordinated bonds in a private placement. At March 31, 2003, the subordinated bonds were retained by us and the $466.9 million carrying amount of senior bonds, which bore interest at a weighted average effective rate, including discount and cost amortization, of 2.51%, had an expected weighted average life of approximately 8.95 years. One class of the senior bonds bears a floating interest rate. We have obtained an interest rate swap and cap in order to hedge our exposure to the risk of changes in market interest rates with respect to these bonds, at an initial cost of approximately $1.3 million. CBO III's weighted average effective interest rate, including the effect of such hedges, was 4.04% at March 31, 2003.

       In June 2003, we entered into an agreement with an investment bank whereby such bank will purchase up to $500 million of real estate securities (the "Portfolio IV Collateral"), subject to our right, but not the obligation, to purchase such securities from such bank. This agreement is treated as a non-hedge derivative for accounting purposes and is therefore marked-to-market through current income. The Portfolio IV Collateral is expected to be included in a financing transaction in which we would acquire the equity interest ("CBO IV"). As of June 30, 2003, approximately $172.3 million of Portfolio IV Collateral had been accumulated. Through June 30, 2003, we made deposits aggregating approximately $12.5 million under such agreement (the "Portfolio IV Deposit"). If CBO IV is not consummated as a result of our failure to acquire the equity interest or otherwise as a result of our gross negligence or willful misconduct, we would be required to either purchase the Portfolio IV Collateral or pay the Realized Loss, as defined in the agreement, up to the Portfolio IV Deposit. Although we currently anticipate completing CBO IV during the third quarter of 2003, there is no assurance that CBO IV will be consummated or on what terms it will be consummated.

       In April 2002, we refinanced the Bell Canada portfolio through a securitization transaction. At March 31, 2003, the CAD 55.1 million, or approximately $37.6 million, carrying amount of outstanding bonds, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 7.01%, had an expected weighted average life of approximately 2.86 years. We have retained one class of the issued bonds. In connection with this securitization, we guaranteed certain payments under an interest rate swap to be entered into in 2007 if the bonds are not fully repaid by such date. We believe the fair value of this guarantee is negligible at March 31, 2003.

       In November 2002, we refinanced the LIV portfolio. At March 31, 2003, the EUR 59.8 million or approximately $65.3 million carrying amount of debt bore interest at a weighted average effective rate, including cost amortization, of 6.17% and matures in November 2006.

       We utilize repurchase agreements for short-term financing of investments. As of March 31, 2003 we had a $1.5 million repurchase agreement outstanding, secured by a CMBS investment, bearing interest at approximately 2.65% with a short-term maturity.

       In November 2002, we purchased a $260.2 million portfolio of floating rate mortgage loans subject to $246.7 million of floating rate financing. In February 2003, we sold our entire position in conforming residential mortgage loans (a portion of our mortgage loan portfolio) for gross proceeds of approximately $162.6 million at a gain of approximately $0.7 million. As a result of the sale, the existing repurchase agreement allocated to the conforming loans was satisfied for approximately $153.9 million. Simultaneously, we purchased additional non-conforming residential mortgage loans at a cost of approximately $210.2 million. In connection with this purchase, the outstanding balance of the existing repurchase agreement was increased by a net of $45.9 million, after the repayment described above. At March 31, 2003, the $303.0 million carrying amount of mortgage loans bore interest at a net weighted average effective rate of approximately 3.24%, and the $288.0 million carrying amount of financing bore interest at a weighted average effective rate of approximately 1.71%.

       In April 2003, we purchased additional non-conforming residential floating rate mortgage loans at a cost of approximately $148.3 million. The purchase was 95% financed subject to a floating rate repurchase agreement, which bears interest at LIBOR + 0.425% for a term commitment of six months.

       In October 2002, we sold 7 million shares of our common stock in a public offering at a price to the public of $13.00 per share, for net proceeds of approximately $80 million.

       In March 2003, we issued 2.5 million shares of our 9.75% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred") in a public, registered offering for net proceeds of approximately $60.1 million. The Series B Preferred has a $25 per share liquidation preference, no maturity date and no mandatory redemption. We have the option to redeem the Series B Preferred beginning in March 2008.

       We declared a distribution of $0.40 per share of common stock to stockholders of record at the close of business on September 27, 2002, for the quarter ending September 30, 2002. In addition, in October 2002 we declared a distribution of $0.06 per share of common stock to our stockholders of record at the close of business on October 15, 2002, for the period commencing on October 1, 2002 and ending October 9, 2002. Both distributions were paid in October 2002. In December 2002, we declared a distribution of $0.39 per share of common stock to our stockholders of record at the close of business on December 27, 2002, which was paid in January 2003.

       We declared a distribution of $0.45 per share of common stock to our stockholders of record at the close of business on April 7, 2003 for the quarter ending March 31, 2003, which was paid in April 2003.

       We declared a distribution of $0.50 per share of common stock to our stockholders of record at the close of business on July 7, 2003 for the quarter ended June 30, 2003, which is payable on July 28, 2003. Purchasers of shares in this offering will not be entitled to receive this distribution.

       Cash flow information is as follows:

       Net cash flow provided by operating activities decreased from $4.9 million for the three months ended March 31, 2002 to $4.1 million for the three months ended March 31, 2003. This change resulted from the acquisition and settlement of Newcastle's investments as described above, including the distribution of investments to Holdings.

       Investing activities (used) ($529.1 million) and ($16.1 million) during the three months ended March 31, 2003 and 2002, respectively. Investing activities consisted primarily of investments made in settlement of investments as well as the sale of properties.

       Financing activities provided $555.3 million and $5.6 million during the three months ended March 31, 2003 and 2002, respectively. The borrowings, debt and equity issuances described above served as the primary sources of cash flow from financing activities. Offsetting uses included the payment of related deferred financing costs (including the purchase of hedging instruments), the payment of dividends and the repayment of debt obligations as described above.

       Net cash flow provided by operating activities decreased from $34.4 million for the year ended December 31, 2001 to $21.6 million for the year ended December 31, 2002. It increased from $24.8 million for the year ended December 31, 2000 to $34.4 million for the year ended December 31, 2001. These changes resulted from the acquisition and settlement of Newcastle's investments as described above, including the distribution of investments to Newcastle Investment Holdings.

       Investing activities provided (used) ($682.7 million), $106.1 million and $151.6 million during the years ended December 31, 2002, 2001 and 2000, respectively. Investing activities consisted primarily of the acquisition and improvement of properties and the investments made in certain real estate securities, net of proceeds from the settlement of investments as well as the sale of properties.

       Financing activities provided (used) $675.2 million, ($119.7 million) and ($180.2 million) during the years ended December 31, 2002, 2001 and 2000, respectively. The borrowings and debt issuances described above served as the primary sources of cash flow from financing activities. Offsetting uses included the payment of related deferred financing costs (including the purchase of hedging instruments), the payment of dividends, the redemption of common and preferred stock and the repayment of debt obligations as described above.

       See the consolidated statements of cash flows included in our consolidated financial statements included herein for a reconciliation of our cash position (including our predecessor's cash position prior to the commencement of our operations) for the periods described herein.

CREDIT AND INTEREST RATE RISK

       We are subject to credit and interest rate risk with respect to our investments in real estate securities.

       The commercial mortgage-backed securities we invest in are generally junior in right of payment of interest and principal to one or more senior classes, but benefit from the support of one or more subordinate classes of securities or other form of credit support within a securitization transaction. The senior unsecured REIT debt securities we invest in reflect comparable credit risk. Credit risk refers to each individual borrower's ability to make required interest and principal payments on the scheduled due dates. We believe, based on our due diligence process, that these securities offer attractive risk-adjusted returns with long-term principal protection under a variety of default and loss scenarios. While the expected yield on these securities is sensitive to the performance of the underlying assets, the more subordinated securities or other features of the securitization transaction, in the case of mortgage backed securities, and the issuer's underlying equity and subordinated debt, in the case of REIT securities, are designed to bear the first risk of default and loss. We further minimize credit risk by actively monitoring our real estate securities portfolio and the underlying credit quality of our holdings and, where appropriate, repositioning our investments to upgrade the credit quality and yield on our investments.

       Our real estate securities portfolio is diversified by asset type, industry, location and issuer. We expect that diversification will minimize the risk of capital loss.

       At March 31, 2003, our real estate securities which serve as collateral for our CBO financings had an overall weighted average credit rating of approximately BBB-, and approximately 76% of these securities had an investment grade rating (BBB- or higher).

       Our real estate securities are also subject to spread risk. The majority of such securities are fixed rate securities, which are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. In other words, their value is dependent on the yield demanded on such securities by the market based on their credit relative to U.S. Treasuries. Excessive supply of such securities combined with reduced demand will generally cause the market to require a higher yield on such securities, resulting in the use of a higher (or "wider") spread over the benchmark rate (usually the applicable U.S. Treasury security yield) to value such securities. Under such conditions, the value of our real estate securities portfolio would tend to decline. Conversely, if the spread used to value such securities were to decrease (or "tighten"), the value of our real estate securities would tend to increase. Such changes in the market value of our real estate securities portfolio may effect our net equity, net income or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital. See "Quantitative and Qualitative Disclosures About Market Risk -- Credit Spread Curve Exposure" below.

       Furthermore, shifts in the U.S. Treasury yield curve, which represents the market's expectations of future interest rates, would also affect the yield required on our securities and therefore their value. This would have similar effects on our real estate securities portfolio and our financial position and operations to a change in spreads.

       Returns on our real estate securities are sensitive to interest rate volatility. While we have not experienced any significant credit losses, in the event of a significant rising interest rate environment and/or economic downturn, loan and collateral defaults may increase and result in credit losses that would adversely affect our liquidity and operating results.

       Our general financing strategy focuses on the use of match-funded structures. This means that we seek to match the maturities of our debt obligations with the maturities of our investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. In addition, we generally match-fund interest rates with like-kind debt (i.e., fixed rate assets are financed with fixed rate debt and floating rate assets are financed with floating rate debt), directly or through the use of interest rate swaps, caps, or other financial instruments, or through a combination of these strategies. Our financing strategy is dependent on our ability to place the match-funded debt we use to finance our real estate securities at spreads that provide a positive arbitrage. If spreads for CBO liabilities (i.e., bonds issued by CBOs) widen or if demand for such liabilities ceases to exist, then our ability to execute future CBO financings will be severely restricted. See "Quantitative and Qualitative Disclosure About Market Risk -- Interest Rate Exposure" below.

       Interest rate changes may also impact our net book value as our real estate securities and related hedge derivatives are marked-to-market each quarter. Generally, as interest rates increase, the value of our fixed rate securities, such as CMBS, decreases and as interest rates decrease, the value of such securities will increase. We seek to hedge changes in value attributable to changes in interest rates by entering into interest rate swaps and other derivative instruments. In general, we would expect that over time, decreases in the value of our real estate securities portfolio attributable to interest rate changes will be offset to some degree by increases in the value of our swaps, and vice versa. However, the relationship between spreads on securities and spreads on swaps may vary from time to time, resulting in a net aggregate book value increase or decline. Our real estate securities portfolio is largely financed to maturity through long-term CBO financings that are not redeemable as a result of book value changes. Accordingly, unless there is a material impairment in value that would result in a payment not being received on a security, changes in the book value of our real estate securities portfolio will not directly affect our recurring earnings or our ability to pay a dividend.

       Similar to our real estate securities portfolio, we are subject to credit and spread risk with respect to our mortgage loan portfolio.

       Unlike our real estate securities portfolio, our mortgage loan portfolio does not benefit from the support of junior classes of securities, but rather bears the first risk of default and loss. We believe that this credit risk is mitigated through our extensive due diligence process, periodic reviews of the borrower's payment history, delinquency status, and the relationship of the loan balance to the underlying property value.

       Our mortgage loan portfolio is diversified by geographic location and by borrower. We believe that this diversification also helps to minimize the risk of capital loss.

       Our mortgage loan portfolio is also subject to spread risk. The majority of such loans are floating rate loans, which are valued based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit relative to LIBOR. The value of our portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate (usually the applicable LIBOR yield). If the value of our mortgage loan portfolio were to decline, it could affect our ability to refinance such portfolio upon the maturity of the related repurchase agreement.

       Any credit or spread losses incurred with respect to our mortgage loan portfolio would effect us in the same way as similar losses on our real estate securities portfolio as described above.

OFF-BALANCE SHEET ARRANGEMENTS

       As of March 31, 2003, we had the following material off-balance sheet arrangements:

       -     A $3.3 million equity interest in a securitization, described in
             Note 7 to our consolidated financial statements.

       - A guarantee of certain payments under an interest rate swap which may be entered into in 2007 in connection with the securitization of the Bell Canada portfolio, if the bonds are not fully repaid by such date. We believe the fair value of this guarantee is negligible at March 31, 2003.

       In the first case, our potential loss is limited to the amount shown above which is included in our consolidated balance sheet. At this time, we do not anticipate a substantial risk of incurring a loss with respect to any of the arrangements.

INFLATION

       Substantially all of our office leases provide for separate escalations of real estate taxes and operating expenses over a base amount, and/or increases in the base rent based on changes in a Belgian index with respect to the LIV portfolio. We believe that inflationary increases in expenses will generally be offset by the expense reimbursements and contractual rent increases described above.

       We believe that our risk of increases in the market interest rates on our floating rate debt as a result of inflation is largely offset by our use of match-funding and hedging instruments as described above. See "Quantitative and Qualitative Disclosure About Market Risk -- Interest Rate Exposure" below.

FUNDS FROM OPERATIONS

       We believe FFO is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with accounting principles generally accepted in the United States (GAAP)), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO prior to the commencement of our operations includes certain adjustments related to our predecessor's investment in Fund I. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

       Funds from Operations (FFO), is calculated as follows (unaudited) (in thousands):

                                                              FOR THE THREE
                                                               MONTHS ENDED
                                                              MARCH 31, 2003
                                                              --------------
Income available for common stockholders....................     $10,900
Operating real estate depreciation..........................         704
                                                                 -------
Funds from Operations (FFO).................................     $11,604
                                                                 =======

       Funds from operations was derived from the Company's segments as follows (unaudited) (in thousands):

                                                       AVERAGE INVESTED
                                                     EQUITY FOR THE THREE             RETURN ON
                                    BOOK EQUITY AT       MONTHS ENDED                  EQUITY
                                    MARCH 31, 2003    MARCH 31, 2003(1)       FFO     (ROE)(2)
                                    --------------   --------------------   -------   ---------
Real estate and other
  securities......................     $230,792            $217,047         $12,244     22.6%
Operating real estate.............       40,488              39,871           1,236     12.4%
Mortgage loans....................       15,866              14,511           1,569     43.2%
Unallocated.......................       61,138              26,828          (3,445)     N/A
                                       --------            --------         -------      ---
Total(1)..........................      348,284            $298,257         $11,604     15.6%
                                       ========            ========         =======      ===
Accumulated depreciation..........      (10,686)
Accumulated other comprehensive
  income..........................       12,268
                                       --------
Net book equity...................     $349,866
                                       ========

------------

(1) Book equity gross of accumulated depreciation and accumulated other comprehensive income.

(2) FFO divided by average invested equity, annualized.

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------------------
                                                           2002       2001        2000
                                                         --------   ---------   --------
Income available for common stockholders...............  $30,333    $ 41,131    $40,776
Operating real estate depreciation.....................    7,994      12,909     12,621
Accumulated depreciation on real estate sold...........   (2,847)         --         --
Real estate depreciation-unconsolidated subsidiaries...    1,614       2,564        126
Incentive income accrued from Fund I(A)................      609     (14,354)        --
Equity in incentive return accrued by Fund I...........      (70)      1,645         --
Distributable incentive income from Fund I(B)..........       --       4,369         --
                                                         -------    --------    -------
Funds from Operations (FFO)............................  $37,633    $ 48,264    $53,523
                                                         =======    ========    =======

------------

(A) Represents our predecessor's 50% interest in the incentive income as follows:

     Total incentive income.....................................  $(1,218)  $ 28,708
     Manager portion............................................      609    (14,354)
                                                                  -------   --------
     Our predecessor's incentive income.........................  $  (609)  $ 14,354
                                                                  =======   ========

(B) Represent our predecessor's 50% interest in the distributable incentive income:

     Total distributable incentive income........................  $ 8,738
     Distributable incentive income due to Manager...............   (4,369)
                                                                   -------
     Our predecessor's distributable incentive income............  $ 4,369
                                                                   =======

       Funds from Operations (FFO), on a pro forma basis after giving effect to the transactions related to our formation, is calculated as follows (unaudited) (in thousands):

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              ------------------
Income from continuing operations...........................       $36,197
Real estate depreciation....................................         2,631
                                                                   -------
Funds from Operations (FFO) from continuing operations......       $38,828
                                                                   =======

       Pro forma funds from operations was derived from the Company's segments as follows (unaudited) (in thousands):

                                                      AVERAGE INVESTED
                                                       EQUITY FOR THE       FFO FROM    RETURN ON
                                   BOOK EQUITY           YEAR ENDED        CONTINUING    EQUITY
                                DECEMBER 31, 2002   DECEMBER 31, 2002(1)   OPERATIONS   (ROE)(2)
                                -----------------   --------------------   ----------   ---------
Real estate and other
  securities..................      $201,498              $152,316           $41,868      27.5%
Operating real estate.........        39,129                50,585             4,273       8.4%
Mortgage loans................        12,278                 2,168               482      22.2%
Unallocated...................        33,759                 7,200            (7,795)      N/A
                                    --------              --------           -------       ---
Total(1)......................       286,664              $212,269           $38,828      18.3%
                                                          ========           =======       ===
Accumulated depreciation......        (9,460)
Accumulated other
  comprehensive income........         7,037
                                    --------
Net book equity...............      $284,241
                                    ========

------------

(1) Book equity gross of accumulated depreciation and accumulated other comprehensive income.

(2) FFO divided by average invested equity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       Market risk is the exposure to loss resulting from changes in interest rates, credit spreads, foreign currency exchange rates, commodity prices and equity prices. The primary market risks that we are exposed to are interest rate risk, credit spread risk and foreign currency exchange rate risk. These risks are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. All of our market risk sensitive assets, liabilities and related derivative positions are for non-trading purposes only.

Interest Rate Exposure

       Our primary interest rate exposures relate to our mortgage loans, real estate securities and floating-rate debt obligations, as well as our interest rate swaps and caps. Changes in the general level of interest rates can effect our net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities. Changes in the level of interest rates also can effect, among other things, our ability to acquire mortgage loans and securities, the value of our mortgage loans and real estate securities, and our ability to realize gains from the settlement of such assets.

       While we have not experienced any significant credit losses, in the event of a significant rising interest rate environment and/or economic downturn, loan and collateral defaults may increase and result in credit losses that would adversely affect our liquidity and operating results.

       Our general financing strategy focuses on the use of match-funded structures. This means that we seek to match the maturities of our debt obligations with the maturities of our investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. In addition, we generally match-fund interest rates with like-kind debt (i.e., fixed rate assets are financed with fixed rate debt and floating rate assets are financed with floating rate debt), directly or through the use of interest rate swaps, caps, or other financial instruments, or through a combination of these strategies. Our financing strategy is dependent on our ability to place the match-funded debt we use to finance our real estate securities at spreads that provide a positive arbitrage. If spreads for CBO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future CBO financings will be severely restricted.

       Interest rate swaps are agreements in which a series of interest rate flows are exchanged with a third party (counterparty) over a prescribed period. The notional amount on which swaps are based is not exchanged. In general, our swaps are "pay fixed" swaps involving the exchange of floating rate interest payments from the counterparty for fixed rate payments from us. This can effectively convert a floating rate debt obligation into a fixed rate debt obligation.

       Similarly, an interest rate cap or floor agreement is a contract in which we purchase a cap or floor contract on a notional face amount. We will make an up-front payment to the counterparty for which the counterparty agrees to make future payments to us should the reference rate (typically one- or three-month LIBOR) rise above (cap agreements) or fall below (floor agreements) the "strike" rate specified in the contract. Should the reference rate rise above the contractual strike rate in a cap, we will earn cap income; should the reference rate fall below the contractual strike rate in a floor, we will earn floor income. Payments on an annualized basis will equal the contractual notional face amount multiplied by the difference between the actual reference rate and the contracted strike rate.

       While a REIT may utilize these types of derivative instruments to hedge interest rate risk on its liabilities or for other purposes, such derivative instruments could generate income that is not qualified income for purposes of maintaining REIT status. As a consequence, we may only engage in such instruments to hedge such risks within the constraints of maintaining our standing as a REIT. We do not enter into derivative contracts for speculative purposes nor as a hedge against changes in credit risk.

       While our strategy is to utilize interest rate swaps, caps and match-funded financing in order to limit the effects of changes in interest rates on our operations, there can be no assurance that our profitability will not be adversely affected during any period as a result of changing interest rates. As of June 2, 2003, a 100 basis point change in short term interest rates would effect our earnings by no more than $0.1 million per annum.

       Our hedging transactions using derivative instruments also involve certain additional risks such as counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. The counterparties to our derivative arrangements are major financial institutions with high credit ratings with which we and our affiliates may also have other financial relationships. As a result, we do not anticipate that any of these counterparties will fail to meet their obligations. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging strategies.

       Interest rate changes may also impact our net book value as our real estate securities and related hedge derivatives are marked-to-market each quarter. Generally, as interest rates increase, the value of our fixed rate securities, such as CMBS, decreases and as interest rates decrease, the value of such securities will increase. We seek to hedge changes in value attributable to changes in interest rates by entering into interest rate swaps and other derivative instruments. In general, we would expect that over time, decreases in the value of our real estate securities portfolio attributable to interest rate changes will be offset to some degree by increases in the value of our swaps, and vice versa. However, the relationship between spreads on securities and spreads on swaps may vary from time to time, resulting in a net aggregate book value increase or decline. Our real estate securities portfolio is largely financed to maturity through long-term CBO financings that are not redeemable as a result of book value changes. Accordingly, unless there is a material impairment in value that would result in a payment not being received on a security, changes in the book value of our real estate securities portfolio will not directly affect our recurring earnings or our ability to pay a dividend.

Credit Spread Curve Exposure

       Our real estate securities are subject to spread risk. The majority of such securities are fixed rate securities, which are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. In other words, their value is dependent on the yield demanded on such securities by the market based on their credit relative to U.S. Treasuries. Excessive supply of such securities combined with reduced demand will generally cause the market to require a higher yield on such securities, resulting in the use of a higher (or "wider") spread over the benchmark rate (usually the applicable U.S. Treasury security yield) to value such securities. Under such conditions, the value of our real estate securities portfolio would tend to decline. Conversely, if the spread used to value such securities were to decrease (or "tighten"), the value of our real estate securities portfolio would tend to increase. Such changes in the market value of our real estate securities portfolio may effect our net equity, net income or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital.

       Furthermore, shifts in the U.S. Treasury yield curve, which represents the market's expectations of future interest rates, would also effect the yield required on our securities and therefore their value. This would have similar effects on our real estate securities portfolio and our financial position and operations to a change in spreads.

       Our mortgage loan portfolio is also subject to spread risk. The majority of such loans are floating rate loans, which are valued based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit relative to LIBOR. The value of our portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate (usually the applicable LIBOR yield). If the value of our mortgage loan portfolio were to decline, it could affect our ability to refinance such portfolio upon the maturity of the related repurchase agreement.

       Any spread losses incurred with respect to our mortgage loan portfolio would effect us in the same way as similar losses on our real estate securities portfolio as described above.

       As of March 31, 2003, a 25 basis point movement in credit spreads would impact our net book value by approximately $19 million, but would not directly affect our earnings.

Currency Rate Exposure

       Our primary foreign currency exchange rate exposures relate to our operating real estate and related leases. Our principal direct currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We have attempted to mitigate this impact in part by utilizing local currency-denominated financing on our foreign investments to partially hedge, in effect, these assets.

       We have material investments in a portfolio of Belgian properties, the LIV portfolio, and a portfolio of Canadian properties, the Bell Canada portfolio. These properties are financed utilizing debt denominated in their respective local currencies (the Euro and the Canadian Dollar). The net equity invested in these portfolios, approximately $8.2 million and $20.0 million, respectively, at March 31, 2003, is exposed to foreign currency exchange risk.

Fair Values

       For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these investments using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. We note that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and currency rate environments as of March 31, 2003 and do not take into consideration the effects of subsequent interest rate, credit spread or currency rate fluctuations.

       We note that the values of our investments in real estate securities and in derivative instruments, primarily interest rate hedges on our debt obligations, are sensitive to changes in market interest rates, interest rate spreads, credit spreads and other market factors. The value of these investments can vary, and has varied, materially from period to period. Historically, the values of our real estate securities have tended to vary inversely with those of our derivative instruments.

       We held the following interest rate risk sensitive instruments at March 31, 2003 (dollars in thousands):

                                                              WEIGHTED
                                                 PRINCIPAL     AVERAGE
                                                 BALANCE OR   EFFECTIVE
                                     CARRYING     NOTIONAL    INTEREST
                                      AMOUNT       AMOUNT       RATE      MATURITY DATE   FAIR VALUE
                                    ----------   ----------   ---------   -------------   ----------
ASSETS:
Real estate securities, available
  for sale(A).....................  $1,590,122   $1,555,527     7.28%         Various     $1,590,122
Other securities, available for
  sale(B).........................      20,931       32,700      N/A               (B)        20,931
Mortgage Loans(C).................     303,013      299,244     3.24%         Various        303,013
Interest rate caps, treated as
  hedges(D).......................       5,525      235,925      N/A               (D)         5,525

LIABILITIES:
CBO bonds payable(E)..............   1,336,297    1,353,500     5.16%              (E)     1,360,103
Other bonds payable(F)............      37,584       38,385     7.01%      April 2012         36,678
Notes payable(F)..................      65,272       65,272     6.17%        Nov 2006         64,952
Repurchase Agreements(G)..........     289,446      289,446     1.71%      Short-term        289,446
Interest rate swaps, treated as
  hedges(H).......................      45,912      699,254      N/A               (H)        45,912
Non-hedge derivative
  obligations(I)..................         820           (I)     N/A               (I)           820

---------------

(A) These securities serve as collateral for our CBO financings and contain various terms, including floating and fixed rates, self-amortizing and interest only. The fair value of these securities is estimated by obtaining third party broker quotations, if available and practicable, or counterparty quotations.

(B) These four securities with carrying amounts of $3.9 million, $3.3 million, $6.0 million and $7.7 million, respectively, mature in November 2007, August 2030, July 2021 and January 2024, respectively. The former two represent subordinate and residual interests in securitizations; the latter two represent asset-backed securities. The fair values of the former two securities, for which quoted market prices are not readily available, are estimated by means of a price/yield analysis based on our expected disposition strategies for such assets. The fair value of the latter two securities were obtained from third party broker quotations.

(C) This portfolio of mortgage loans bears a floating rate of interest. We believe that for similar financial investments with comparable credit risks, the effective rate on this portfolio approximates the market rate. Accordingly, the carrying amount of this portfolio is believed to approximate fair value.

(D) These three agreements have notional balances of $209.3 million, $18.0 million and $8.6 million, respectively, mature in March 2009, October 2015 and June 2015, respectively, and cap 1-month LIBOR at 6.50%, 3-month LIBOR at 8.00% and 3-month LIBOR at 7.00%, respectively. The fair value of these agreements is estimated by obtaining counterparty quotations.

(E) For those bonds bearing floating rates at spreads over market indices, representing approximately $1,134.7 million of the carrying amount of the CBO bonds payable, we believe that for similar financial instruments with comparable credit risks, the effective rates approximate market rates. Accordingly, the carrying amount outstanding on these bonds is believed to approximate fair value. For those bonds bearing fixed interest rates, values were obtained by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing.

     The weighted average stated maturity of the CBO bonds payable is August 2036. The CBO bonds payable amortize principal prior to maturity based on collateral receipts, subject to reinvestment requirements.

(F) The Bell Canada Securitization and LIV Mortgage were valued by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing. They both amortize principal periodically with a balloon payment at maturity.

(G) These agreements bear floating rates of interest and we believe that for similar financial instruments with comparable credit risks, the effective rates approximate market rates. Accordingly, the carrying amounts outstanding are believed to approximate fair value. These agreements pay interest only prior to maturity.

(H) These three agreements have notional balances of $133.2 million, $290.0 million and $276.1 million, respectively, mature in July 2005, April 2011 and March 2013, respectively, and swap 1-month LIBOR for 6.1755%, 3-month LIBOR for 5.9325% and 3-month LIBOR for 3.865%, respectively. The fair value of these agreements is estimated by obtaining counterparty quotations.

(I) These are two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million, an interest rate cap with a notional balance of $17.5 million, and an interest rate cap with a notional balance of approximately $63.2 million. The maturity date of the purchased swap is July 2009; the maturity date of the sold swap is July 2014, the maturity date of the $32.5 million caps is July 2038, the maturity date of the $17.5 million cap is July 2009, and the maturity date of the $63.2 million cap is August 2004. They have been valued by reference to counterparty quotations.

       We held the following currency rate risk sensitive balances at March 31, 2003 (unaudited) (US dollars; dollars in thousands, except exchange rates):

                                                       MARCH 31, 2003   EFFECT OF A 5%    EFFECT OF A 5%
                                 CARRYING    LOCAL     EXCHANGE RATE    NEGATIVE CHANGE   NEGATIVE CHANGE
                                  AMOUNT    CURRENCY       TO USD        IN EURO RATE       IN CAD RATE
                                 --------   --------   --------------   ---------------   ---------------
ASSETS:
LIV portfolio..................  $70,158      Euro        0.91617           $(3,508)              N/A
Bell Canada portfolio..........   50,981       CAD        1.46720               N/A           $(2,549)
LIV other, net.................    3,287      Euro        0.91617              (164)              N/A
Bell Canada other, net.........    6,641       CAD        1.46720               N/A              (332)
LIABILITIES:
LIV mortgage...................   65,272      Euro        0.91617             3,264               N/A
Bell Canada bonds..............   37,584       CAD        1.46720               N/A             1,879
                                                                            -------           -------
Total..........................                                             $  (408)          $(1,002)
                                                                            =======           =======

       USD refers to U.S. dollars; CAD refers to Canadian dollars.

                           NEWCASTLE INVESTMENT CORP.

       We invest in real estate securities and other real estate-related assets. We seek to match-fund our investments with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings and reduce the risk of refinancing our liabilities prior to the maturity of the investments. Our objective is to maximize the difference between the yield on our investments and the cost of financing these investments while hedging our positions. We are organized and conduct our operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.

       We were formed in June 2002 for the purpose of separating the real estate securities and certain credit leased operating real estate businesses from Newcastle Investment Holdings' other investments. Newcastle Investment Holdings was formed in May 1998. Prior to the completion of our initial public offering, Newcastle Investment Holdings contributed to us certain assets and related liabilities (representing approximately 70% of Newcastle Investment Holdings total assets) in exchange for shares of our common stock. In October 2002, we completed the initial public offering of 7,000,000 shares of our common stock, approximately 30% of the total outstanding shares after the offering. In May 2003, Newcastle Investment Holdings distributed to its stockholders all of the shares of our common stock that it owned. As a result, Newcastle Investment Holdings no longer owns any shares of our common stock.

       We own a diversified portfolio of moderately credit sensitive real estate securities, including commercial mortgage backed securities (CMBS), senior unsecured debt issued by property REITs and asset backed securities. Mortgage backed securities are interests in or obligations secured by pools of commercial mortgage loans. We generally target investments rated A through BB (BBB- is the lowest investment grade rating and BB+ is the highest non-investment grade rating). We also own credit leased operating real estate in Canada and Belgium. We consider credit leased operating real estate to be real estate that is leased primarily to tenants with, or whose major tenant has, investment grade credit ratings. We also own a pool of residential mortgage loans. We describe each of these assets and liabilities below under "-- Our Investments."

       We are externally managed and advised by Fortress Investment Group LLC. Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. We have no ownership interest in our manager. We have chosen to be externally managed by Fortress Investment Group to take advantage of the existing business relationships, operational and risk management systems, expertise and economies of scale associated with our manager's current business operation. We pay Fortress Investment Group an annual base management fee and may pay incentive compensation based on certain performance criteria. As of June 30, 2003, our manager, through its affiliate, owned 2,750,189 shares of our common stock and had options to purchase 700,000 shares of our common stock, representing approximately 14.3% of our common stock on a fully diluted basis. In connection with this offering, we have granted to our manager an option to purchase 400,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager and its principals will beneficially own approximately 13.5% of our common stock, assuming exercise of all of their options. Our manager also manages and invests in other entities that invest in real estate assets.

OUR STRATEGY

       We focus on investing in commercial mortgage backed securities (CMBS), senior unsecured debt issued by property REITs and asset backed securities. The mortgage backed securities we invest in are generally junior in right of payment of interest and principal to one or more senior classes, but benefit from the support of one or more subordinate classes of securities or other form of credit support within a securitization transaction. The REIT securities we invest in reflect a comparable credit position and rating. We believe that these securities offer attractive risk-adjusted returns with long-term principal protection under a variety of default and loss scenarios. While the expected yield on these securities is sensitive to the performance of the underlying assets, the more subordinated securities or other features of the securitization transaction, in the case of mortgage backed securities, and the issuer's underlying equity, in the case of REIT securities, are designed to bear the first risk of default and loss. We further minimize credit risk through active surveillance and management of our portfolio.

       Returns on these investments can be sensitive to interest rate volatility. We attempt to minimize exposure to interest rate fluctuation through the use of match-funded financing structures. In particular, we finance our real estate securities through the issuance of debt securities in the form of collateralized bond obligations (CBOs) to take advantage of the structural flexibility offered by CBO financings to buy and sell certain investments to manage risk and, subject to certain limitations, to optimize returns.

       We actively monitor our investment portfolio and the underlying credit quality of our holdings and, where appropriate, may reposition our investments to upgrade the credit quality and yield on our investments. We selectively pursue special investment situations where we believe cash flows have been mispriced, including discounted securities purchases in sectors or jurisdictions which have fallen out of favor due to economic pressures, regulatory issues or illiquidity. We draw on our manager's expertise and significant business relationships with participants in the real estate securities industry to enhance our access to these investments, which may not be broadly marketed.

       Our investments may be made directly or indirectly, such as in the form of an investment in a vehicle created to hold such assets. We conduct our business such that our investments in the securities of other issuers do not require us to register as an "investment company" under the Investment Company Act of 1940, as amended, and we would divest securities before any such registration would be required.

OUR COMPETITIVE STRENGTHS

  ASSET QUALITY AND DIVERSIFICATION

       Our real estate securities portfolio is diversified by asset type, industry, location and issuer. We believe that diversification will minimize the risk of capital loss, and also enhances the terms of our financing structures.

       As of March 31, 2003, our portfolio of real estate securities had an overall weighted average credit rating of BBB -, and approximately 76% of these securities had an investment grade rating (BBB - or higher). As of March 31, 2003, 77% of the square footage of our credit leased operating real estate was occupied by tenants having investment grade credit ratings. For a detailed description of the ratings assigned by Standard and Poor's and Moody's, see
"-- Ratings."

  MATCH-FUNDING DISCIPLINE

       Generally, we seek to "match-fund" our assets and liabilities with respect to maturities and interest rates. We attempt to match the maturities of our investments with the maturities of our financial obligations. In addition, our objective is to finance our investments with like-kind debt (i.e., floating-rate assets are financed with floating-rate debt and fixed-rate assets are financed with fixed-rate debt), directly or through the use of hedges such as interest rate swaps, caps and other financial instruments, subject to limitations on the ability to utilize these instruments pursuant to the tax rules applicable to REITs. This allows us to reduce interim refinancing risk and the impact of changing interest rates on our earnings and net asset value. As of June 2, 2003, a 100 basis point change in short-term interest rates would affect our earnings by no more than $0.1 million per annum.

  CREATIVE FINANCING STRATEGIES

       We seek to enhance returns to stockholders through the use of leverage. We finance our investments in real estate securities by issuing debt securities, in particular CBOs, to take advantage of the structural flexibility offered by CBO financings. Unlike typical securitization structures, the assets underlying the CBOs may be sold, subject to certain limitations, without a corresponding pay-down of the CBO debt, provided the proceeds are reinvested in qualifying assets. As a result, CBOs enable us to actively manage, subject to certain limitations, the pool of assets. We have also employed lease securitizations to finance certain of our credit leased operating real estate. We use short-term financing, in the form of repurchase agreements, bridge financings and bank warehousing facilities, prior to implementing optimal match-funded financing, or otherwise as deemed appropriate.

  EXPERIENCED MANAGEMENT

       The principal executives of our manager have an average of more than 17 years of experience in the fields of real estate investing and finance, private equity investment, capital markets, transaction structuring and risk management with respect to both dollar and non-dollar denominated investments, providing us with significant expertise in key areas of our business.

OUR INVESTMENT GUIDELINES

       Our board of directors has adopted general guidelines for our investments and borrowings to the effect that:

       - no investment shall be made which would cause us to fail to qualify as a REIT;

       - no investment shall be made which would cause us to be regulated as an investment company;

       - no more than 20% of our equity, determined as of the date of such investment, shall be invested in any single asset;

       -     our leverage shall not exceed 90% of the value of our assets; and

       - we shall not co-invest with the manager or any of its affiliates unless (i) our co-investment is otherwise in accordance with these guidelines and (ii) the terms of such co-investment are at least as favorable to us as to the manager or such affiliate (as applicable) making such co-investment.

       Our manager is required to seek the approval of the independent members of our board of directors before we engage in a material transaction with another entity managed by our manager. These investment guidelines may be changed by our board of directors without the approval of our stockholders.

OUR TARGETED INVESTMENTS

       Commercial Mortgage Backed Securities. We invest in commercial mortgage backed securities (CMBS), which are secured by or evidence ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. These securities may be senior, subordinate, investment grade or non-investment grade securities. We expect the majority of our CMBS investments to be rated by at least one nationally recognized rating agency. The majority of our investments in CMBS consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinate to senior classes but senior to the rights of lower rated classes of securities. We seek to invest in CMBS that will yield high current interest income and where we consider the return of principal to be likely. We acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

       The yield on CMBS depends, in part, on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

       The credit quality of CMBS depends primarily on the credit quality of the underlying mortgage loans. Among the factors determining credit quality of a mortgage loan are (i) the purpose of the mortgage loan (e.g., refinancing or new purchase), (ii) the principal amount of the mortgage loan relative to the value of the related mortgaged property at origination and at maturity, (iii) the mortgage loan terms (e.g., amortization, balloon amounts, reserves, prepayment terms), (iv) the geographic location of the mortgaged property securing the mortgage loan, and (v) the creditworthiness of tenants occupying the underlying properties.

       In considering whether to acquire a CMBS, we perform due diligence to assess the credit quality of the mortgage loans as discussed above, as well as
(i) the capabilities of the master and special servicer servicing the mortgage loans, (ii) the CMBS structure including subordination levels, (iii) the prepayment and default history of the other mortgage loans previously originated by lenders, (iv) cash flow analyses under various prepayment and interest rate scenarios (including sensitivity analyses), and (v) an analysis of various default scenarios.

       B Notes. We invest in "B Notes" rated by at least one nationally recognized rating agency. A "B Note" is typically a privately negotiated loan
(a) secured by a first mortgage on a single large commercial property or group of related properties and (b) subordinated to an "A Note" secured by the same first mortgage on the same property. The subordination of a B Note is typically evidenced by an inter-creditor agreement with the holder of the related A Note.

       B Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A Notes, as the case may be. As opposed to a typical CMBS secured by a large pool of mortgage loans, B Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B Notes also share certain credit characteristics with second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A Note, as the case may be. We acquire B Notes in negotiated transactions with the originators, as well as in the secondary market.

       The yield on a B Note depends on the timely payment by the borrower of interest and principal. Default by the borrower may, depending on the transaction structure, result in the immediate interruption of current cash flow and may ultimately result in the loss of principal of the B Note. In the event of such a default, the rights of the B Note holders to foreclose on the mortgage collateral are typically subject to the prior right of the holder of the corresponding A Note. As a result, the rights of the holder of a B Note to mitigate losses in the event of a borrower default may be impaired.

       The credit quality of a B Note depends on (i) the borrower under the underlying mortgage, (ii) the value of the underlying collateral and the extent to which it secures the obligation owed to the B Note holder, (iii) the rights under the mortgage loan documents (e.g., personal guarantees, additional collateral, default covenants, remedies), (iv) the B Note holder's rights under an inter-creditor agreement with the A Note holders, (v) the level and stability of cash flow from the property available to service the mortgage debt, and (vi) the availability of capital for refinancing by the borrower if the mortgage loan does not fully amortize.

       We perform extensive due diligence and credit analysis including (i) borrower credit underwriting, (ii) property review (e.g., appraisal, environmental, structural), (iii) mortgage loan and B Note documentation review,
(iv) property cash flow analysis, and (v) analysis of the eligibility of each mortgage loan for inclusion as collateral in a future securitization or appropriateness for other forms of financing or sale.

       REIT Securities. We invest in securities issued by other REITs, including investment grade and non-investment grade debt and preferred equity securities issued by other REITs. REIT debt securities are generally unsecured corporate obligations of REITs. We expect the majority of these REIT securities to be rated by at least one nationally recognized rating agency. We seek to invest in REIT securities that will yield high current interest and dividend income and where we consider the return of principal to be likely. We acquire REIT securities from companies representing a variety of property types.

       The credit quality of REIT securities is directly dependent on the financial condition and business outlook of the issuer. Factors determining the financial condition and outlook include (i) portfolio credit quality (e.g., diversity, type of asset and stability of cash flow), (ii) availability of capital, (iii) leverage and leverage trends, (iv) size of portfolio, (v) competition, and (vi) quality of the REIT's management team.

       In analyzing these REIT securities, we consider, among other factors, the credit quality factors described above as well as unencumbered and encumbered cash flow coverage, capital structure, refinancing risks, and covenants of the issuer's outstanding debt.

       Residential Mortgage Backed Securities. We may invest in residential mortgage backed securities (RMBS), which are secured by or evidence ownership interests in pools of mortgage loans secured by single family residential properties. We would invest in securities with credit quality and subordination levels similar to those described above for our CMBS investments.

       We seek to invest in RMBS that will yield high current interest income and where we consider the return of principal to be likely. We will acquire RMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

       Like CMBS, the yield on RMBS depends, in part, on the timely payment of interest and principal due on the underlying mortgage loans by the borrowers under such mortgage loans and defaults by such borrowers may ultimately result in deficiencies and defaults on the RMBS. In the event of a default, the trustee for the benefit of the holders of RMBS has rights similar to corresponding rights of a CMBS trustee.

       Like CMBS, the credit quality of RMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as (i) the purpose of the mortgage loans (e.g., refinancing or new purchase), (ii) the principal amount of the mortgage loans relative to the value of the related mortgaged properties, (iii) the mortgage loan terms (e.g., amortization), (iv) the geographic location of the properties securing the mortgage loans, and (v) the creditworthiness of the borrowers.

       In considering whether to acquire an RMBS, we perform due diligence to assess the credit quality of the mortgage loans as discussed above for CMBS, as well as the likelihood of prepayment, which residential borrowers are generally permitted to do without penalty. For RMBS, credit quality may also depend on the extent of any government or agency guarantee of the mortgage loans securing the RMBS.

       Mortgage Loans. We invest in portfolios of mortgage loans from various sellers, including life insurance companies, banks and other owners, generally secured by commercial or residential properties in the U.S. Among the factors determining credit quality of a mortgage loan are (i) the purpose of the mortgage loan (e.g., refinancing or new purchase), (ii) the principal amount of the mortgage loan relative to the value of the related mortgaged property at origination and at maturity, (iii) the mortgage loan terms (e.g., amortization, balloon amounts, reserves, prepayment terms), (iv) the geographic location of the mortgaged property securing the mortgage loan, and (v) the creditworthiness of tenants or borrowers occupying the underlying property.

       Other Real Estate-Related Investments. We may also make investments in other types of commercial real estate assets as well as in non-mortgage backed securities. In particular, we may invest in credit leased operating real estate similar to our current credit leased operating real estate portfolio.

       Although we invest in the investments described above, our business decisions will depend on changing market conditions. As a result, we cannot predict with any certainty the percentage of our assets that will be invested in each category. We may change our investment strategy and policies without a vote of stockholders. We may acquire assets from our manager or its affiliates, including securities issued by our manager or its affiliates. There are no limitations on such transactions, except that they must comply with our general investment guidelines and our management agreement with our manager.

OUR FINANCING STRATEGY

       We seek to enhance returns to stockholders through the use of leverage. Our financing strategy focuses on the use of match-funded financing structures. This means that we seek to match the maturities of our financial obligations with the maturities of our investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. In addition, we generally match-fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, caps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. In this regard, we utilize securitization structures, particularly CBOs, as well as other match-funded financing structures. CBOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage backed securities, B Notes and REIT debt. Like typical securitization structures, in a CBO (a) the assets are pledged to a trustee for the benefit of the holders of the bonds, (b) one or more classes of the bonds are rated by one or more rating agencies, and (c) one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CBO sponsor to achieve a relatively low cost of long-term financing. Unlike typical securitization structures, we prefer to structure our CBOs such that the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CBO debt, provided the proceeds are reinvested in qualifying assets. As a result, CBOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe that our CBO financing structures are an appropriate financing vehicle for our targeted asset classes, because they will enable us to lock in a long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

       We may also use short-term financing, in the form of repurchase agreements, bridge financings and bank warehousing facilities, as an intermediary step prior to the implementation of optimal match-funded financing, or otherwise as deemed appropriate. We utilize leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

OUR HEDGING ACTIVITIES

       We enter into hedging transactions to protect our positions from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as our manager determines is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our status as a REIT. Our manager may elect to have us bear a level of interest rate risk that could otherwise be hedged when our manager believes, based on all relevant facts, that bearing such risks is advisable. We have extensive experience in hedging real estate assets with these types of instruments. We engage in hedging for the sole purpose of protecting against interest rate risk and not for the purpose of speculating on changes in interest rates.

OUR INVESTMENTS

       We own a diversified portfolio of moderately credit sensitive real estate securities, including commercial mortgage backed securities, senior unsecured debt issued by property REITs and asset backed securities. We generally target investments rated A through BB. We also own certain credit leased operating real estate in Canada and Belgium and a pool of mortgage loans.

       Information regarding our business segments is provided in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in our consolidated financial statements which are included in this prospectus.

       Our equity at March 31, 2003 is invested 70% in our real estate securities segment, 8% in our credit leased operating real estate segment, 5% in our mortgage loan segment, and 17% in other investments, primarily cash equivalents.

       The following is a description of our investment assets as of March 31, 2003. For an explanation of the ratings assigned by Standard & Poor's and Moody's Investor Services, see "-- Ratings."

  REAL ESTATE SECURITIES

       CBO I: In July 1999, Fortress CBO Investments I, Limited and Fortress CBO Investments I Corp. issued approximately $500 million face amount of CBOs and other securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Rule 144A and Regulation S thereunder. As of March 31, 2003, the underlying securities securing CBO I consist of:

       - $312.1 million face amount in CMBS with a weighted average coupon of 6.77%, a weighted average rating of approximately BB+ and a weighted average term to maturity of 6.90 years. Retail, multifamily and office properties comprise 34.72%, 17.73% and 20.77%, respectively, of the underlying collateral.

       - $223.2 million face amount in unsecured REIT debt securities with a weighted average coupon of 7.37%, a weighted average rating of approximately BBB- and a weighted average remaining term to maturity of 5.57 years. Office, retail, industrial and residential REIT industries comprise 22.48%, 29.86%, 13.33% and 17.20%, respectively, of the debt.

       $437.5 million of Senior CBO I bonds were sold to third parties and we own $62.5 million of the Subordinate CBO I bonds. The table below sets forth further information with respect to the CBO I structure.

                                        MOODY'S/S&P                                 EXPECTED
                              CLASS       RATINGS     FACE AMOUNT      COUPON      MATURITY(1)
                            ---------   -----------   ------------   -----------   -----------
Senior CBO I Bonds........          A     Aaa/AAA     $322,500,000   LIBOR +0.65%    July-04
                                    B      Aa2/AA     $ 20,000,000   LIBOR +0.80%    July-04
                                    C       A2/NR     $ 62,500,000          7.85%    July-09
                                    D     Baa2/NR     $ 32,500,000          8.60%    July-09
                                                      ------------
  TOTAL...................                            $437,500,000
                                                      ============
Subordinate CBO I Bonds...          E         Ba2     $ 17,500,000          8.00%    July-09
                            Preferred          B2     $ 17,500,000          9.00%    July-09
                             Common I                 $ 26,400,000           N/A         N/A
                            Common II                 $  1,100,000           N/A         N/A
                                                      ------------
  TOTAL...................                            $ 62,500,000
                                                      ============

------------

(1) Reflects expected maturities upon refinancing. Contractual maturities are July 2038.

       We act as collateral manager for CBO I and are paid a monthly fee of 0.5% per annum of the principal balance of the CBO I collateral. We have the discretion to buy and sell up to 15% of the outstanding face of the collateral annually, and to sell defaulted and credit risk securities on an unlimited basis. Until 2004, we are obligated to reinvest principal received from the collateral. In July 2004, we have the ability to refinance the Class A and B Senior CBO I bonds, provided it would not result in a downgrade of any rated classes of securities. We will evaluate whether to do so at that time. If we do not refinance on the scheduled date in 2004, it will result in an additional allocation of cash flows from certain of the Subordinate CBO I bonds to the Class A and B Senior CBO I bonds. To better match the collateral cash flow to the debt service on the CBO I bonds, we entered into interest rate swap and cap agreements.

       CBO II: On April 25, 2002, Newcastle CDO I Limited and Newcastle CDO I Corp. issued $500 million face amount of collateralized bond obligations and other securities in our second CBO financing. As of March 31, 2003, the second CBO, which we refer to as CBO II, consisted of:

       - $302.0 million face amount in CMBS with a weighted average coupon of 6.18%, a weighted average rating of approximately BBB- and a weighted average term to maturity of 6.95 years. Retail, multifamily and office properties comprise 26.51%, 18.85% and 20.71%, respectively, of the underlying collateral.

       - $113.3 million face amount in unsecured REIT debt securities with a weighted average coupon of 7.81%, a weighted average rating of approximately BBB- and a weighted average remaining term to maturity of 7.61 years. Office, retail and residential REIT industries comprise 14.20%, 35.00% and 11.55% respectively, of the debt.

       - $60.8 million face amount in asset backed securities with a weighted average coupon of 7.22% and a weighted average term to maturity of 7.45 years.

       $444.0 million face amount of Senior CBO II bonds were sold to third parties and we own $56.0 million of the Subordinate CBO II bonds. The table below sets forth further information with respect to the structure of CBO II.

                                        MOODY'S/S&P                                 EXPECTED
                              CLASS       RATINGS     FACE AMOUNT      COUPON     MATURITY(1)
                            ---------   -----------   ------------   ----------   ------------
Senior CBO II Bonds.......    Class I     Aaa/AAA     $372,000,000   LIBOR+0.55%  October 2010
                             Class II       A3/A-     $ 38,000,000         7.59%  October 2010
                            Class III    Baa2/BBB     $ 34,000,000         8.37%  October 2010
                                                      ------------
  TOTAL...................                            $444,000,000
                                                      ============
Subordinate CBO II
  Bonds...................   Class IV      Ba2/BB     $ 19,000,000         7.50%  October 2010
                            Preferred          NR     $ 37,000,000          N/A   October 2010
                                                      ------------
  TOTAL...................                            $ 56,000,000
                                                      ============

------------

(1) Reflects expected maturities upon refinancing. Contractual maturities are April 2037, except for the Class I bonds which have a contractual maturity of April 2032.

       We act as collateral manager for CBO II and are paid a quarterly fee of 1/4 of 0.35% of the principal balance of the CBO II collateral. We have the discretion to buy and sell up to 20% of the outstanding face of the collateral annually, and to sell defaulted and credit risk securities on an unlimited basis. Until 2007, we are obligated to reinvest principal received from the collateral. To better match the collateral cash flow to the debt service on the CBO II bonds, we entered into interest rate swap and cap agreements.

       CBO III: On March 19, 2003, Newcastle CDO II Limited and Newcastle CDO II Corp. issued $472.0 million face amount of collateralized bond obligations and other securities in our third CBO financing. As of March 31, 2003, the third CBO, which we refer to as CBO III, consisted of:

       - $281.1 million face amount in CMBS with a weighted average coupon of 6.04%, a weighted average rating of approximately BBB and a weighted average term to maturity of 7.61 years. Retail, multifamily and office properties comprise 28.43%, 22.99% and 21.82%, respectively, of the underlying collateral.

       - $105.1 million face amount in unsecured REIT debt securities with a weighted average coupon of 7.04%, a weighted average rating of approximately BBB- and a weighted average remaining term to maturity of 8.87 years. Office, retail and residential REIT industries comprise 27.37%, 23.50% and 14.45% respectively, of the debt.

       - $35.8 million face amount in asset backed securities with a weighted average coupon of 4.99% and a weighted average term to maturity of 6.05 years.

       The $472.0 million face amount of Senior CBO III bonds were sold to third parties and we retained the $28.0 million of subordinated preferred bonds. The table below sets forth further information with respect to the structure of CBO III.

                                         MOODY'S/S&P/                                 EXPECTED
                               CLASS     FITCH RATINGS   FACE AMOUNT      COUPON     MATURITY(1)
                             ---------   -------------   ------------   ----------   -----------
Senior CBO III Bonds.......          I    Aaa/AAA/AAA    $412,800,000   LIBOR+0.70%   Mar-2013
                                 II-FL       A3/A-/A-    $ 15,000,000   LIBOR+1.75%   Mar-2013
                                 II-FX       A3/A-/A-    $ 35,000,000        5.715%   Mar-2013
                                   III   Baa2/BBB/BBB    $  9,200,000        7.436%   Mar-2013
                                                         ------------
  TOTAL....................                              $472,000,000
                                                         ============
Subordinate CBO III
  Bonds....................  Preferred                   $ 28,000,000          N/A         N/A
                                                         ============

------------

(1) Reflects expected maturities upon refinancing. Contractual maturities are March 2038.

       We act as collateral manager for CBO III and are paid a quarterly fee of 1/4 of 0.35% of the principal balance of the CBO III collateral. We have the discretion to buy and sell up to 10% of the outstanding face of the collateral annually, and to sell defaulted and credit risk securities on an unlimited basis. Until 2008, we are obligated to reinvest principal received from the collateral. To better match the collateral cash flow to the debt service on the CBO III bonds, we entered into interest rate swap and cap agreements.

       CBO IV: In June 2003, we entered into an agreement with an investment bank whereby such bank will purchase up to $500 million of real estate securities (the "Portfolio IV Collateral"), subject to our right, but not the obligation, to purchase such securities from such bank. This agreement is treated as a non-hedge derivative for accounting purposes and is therefore marked-to-market through current income. The Portfolio IV Collateral is expected to be included in a financing transaction in which we would acquire the equity interest ("CBO IV"). As of June 30, 2003, approximately $172.3 million of Portfolio IV Collateral had been accumulated. Through June 30, 2003, we made deposits aggregating approximately $12.5 million under such agreement (the "Portfolio IV Deposit"). If CBO IV is not consummated as a result of our failure to acquire the equity interest or otherwise as a result of our gross negligence or willful misconduct, we would be required to either purchase the Portfolio IV Collateral or pay the Realized Loss, as defined in the agreement, up to the Portfolio IV Deposit. Although we currently anticipate completing CBO IV during the third quarter of 2003, there is no assurance that CBO IV will be consummated or on what terms it will be consummated.

  CREDIT LEASED OPERATING REAL ESTATE

       We own operating real estate located in Canada and in Belgium which, in addition to all the risks inherent in the investment in real estate generally, is also subject to fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. A change in foreign currency exchange rates may adversely impact returns on our non-dollar denominated investments. Our principal currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We generally do not directly hedge our foreign currency risk through the use of derivatives, due to, among other things, REIT qualification issues.

       Bell Canada Portfolio. At March 31, 2003, we owned four office properties and an industrial property in Canada leased primarily to Bell Canada. We refer to these properties as the Bell Canada portfolio. In April 2003, we sold the Hamilton and Kingston office properties to unrelated parties. Following the sales of these assets, the total net rentable area of the Bell Canada portfolio is approximately 1,130,000 square feet and the current annual rent is approximately $5.4 million. We believe that these properties are adequately covered by insurance against potential loss.

       To more effectively monetize lease cash flows and the anticipated value of the properties in the Bell Canada Portfolio, in April 2002 we issued approximately C$70 million (Canadian dollars) face amount of securities secured by the lease payments and by the five Bell Canada properties in a transaction exempt from the registration requirements of both Canadian and U.S. securities laws. The Series A and B Notes were sold to third parties and the Series C Notes were retained by us. As part of the April 2003 sales of the Hamilton and Kingston assets, we repaid approximately C$4.4 million (Canadian dollars) of the original face amount of these securities.

       The table below sets forth further information on the securities outstanding subsequent to the April 2003 sales of the Hamilton and Kingston assets:

                                                    DBRS*    FACE (CANADIAN
SERIES                                             RATINGS      DOLLARS)      COUPON    MATURITY
------                                             -------   --------------   ------   ----------
Series A Class I Notes...........................    AAA      C$16,532,249     6.150%  April-2012
Series A Class II Notes..........................     AA      C$ 5,510,750     6.150%  April-2012
Series A Class III Notes.........................     A+      C$27,553,749     6.150%  April-2012
Series B Notes...................................      A      C$ 6,000,000     7.675%  April-2012
Series C Notes...................................    BBB      C$10,000,000    11.000%  April-2012
                                                              ------------
TOTAL............................................             C$65,596,748
                                                              ============

------------

* Dominion Bond Rating Service Limited

       The following table sets forth certain information with respect to the Bell Canada portfolio as of March 31, 2003:

                             BELL CANADA PORTFOLIO

                                                                   NET
                                                                RENTABLE
                                       CITY/          STATE/     SQUARE      YEAR BUILT/     OWNERSHIP
       PROPERTY ADDRESS            SUBMARKET(2)      PROVINCE     FEET        RENOVATED          %           USE
-------------------------------  -----------------   --------   ---------   --------------   ---------   ------------
BELL CANADA PORTFOLIO
20-40 NORELCO DRIVE,
 83 SIGNET DRIVE...............  Toronto/North          ON       624,786    1963/1971/1979      100%     Industrial/
                                       York                                                              Distribution
2 FIELDWAY ROAD................    Etobicoke            ON       177,214    1972/expanded       100%        Office
                                    (Toronto)/                                   1978
                                    Metro West
100 DUNDAS STREET..............    London/CBD           ON       325,764         1980           100%        Office
449 PRINCESS STREET
 (SOLD APRIL 2003).............   Kingston/CBD          ON        45,691         1981           100%        Office
66 BAY STREET SOUTH
 (SOLD APRIL 2003).............   Hamilton/CBD          ON       118,787         1974           100%        Office
                                                                ---------
TOTAL AT MARCH 31, 2003........                                 1,292,242
                                                                ---------
TOTAL FOLLOWING APRIL 2003
 ASSET SALES...................                                 1,127,764
                                                                ---------

                                                               % OF
                                                               TOTAL    TENANT NET                                       CURRENT
                                                              SQUARE     RENTABLE     LEASE                              RENT PER
                                                              FOOTAGE     SQUARE      START     LEASE EXP     ANNUAL      SQUARE
       PROPERTY ADDRESS                NAME OF TENANT         LEASED       FEET        DATE       DATE       RENT(1)     FOOT(1)
-------------------------------  --------------------------   -------   ----------   --------   ---------   ----------   --------
BELL CANADA PORTFOLIO
20-40 NORELCO DRIVE,
 83 SIGNET DRIVE...............
                                 Bell Canada-Office            98.48%     615,274    03/26/98   03/31/07    $2,935,466    $ 4.77
                                 Bell Canada-Cafeteria          0.73%       4,559    03/26/98   03/31/07    $   31,073    $ 6.82
                                 Bell Canada-Storage            0.47%       2,960    03/26/98   03/31/07    $   10,087    $ 3.41
                                 Bell Canada-O&Y                0.32%       1,993    03/26/98   03/31/07    $    9,509    $ 4.77
2 FIELDWAY ROAD................
                                 Bell Canada-Office            94.10%     166,753    03/26/98   03/31/04    $  795,577    $ 4.77
                                 Bell Canada-Cafeteria          4.25%       7,533    03/26/98   03/31/04    $   51,343    $ 6.82
                                 Bell Canada-Storage            0.91%       1,619    03/26/98   03/31/04    $    5,517    $ 3.41
                                 Bell Canada-Management         0.65%       1,153    03/26/98   03/31/04    $    7,859    $ 6.82
                                 Hosnya Elshaarawy              0.09%         156    04/01/01   03/31/06    $      744    $ 4.77
100 DUNDAS STREET..............
                                 Bell Canada-Office            89.24%     290,706    03/26/98   03/31/06    $1,386,955    $ 4.77
                                 Bell Canada-Storage            3.96%      12,890    03/26/98   03/31/06    $   43,927    $ 3.41
                                 Bell Canada-Communications     0.52%       1,686    03/26/98   03/31/47    $   22,983    $13.63
                                 Bell Canada-Management         0.45%       1,478    03/26/98   03/31/06    $   10,577    $ 7.16
                                 ComTech                        0.03%          96    01/01/00   12/31/05    $      523    $ 5.45
                                 MacTel                         0.85%       2,759    03/01/03   05/31/04    $   15,044    $ 5.45
                                 Tony & Fay Gardner             0.15%         475    09/01/99   08/31/07    $    2,914    $ 6.13
                                 Palmieri's Fine Food Inc.      0.58%       1,884    10/01/00   09/30/10    $   33,386    $17.72
449 PRINCESS STREET
 (SOLD APRIL 2003).............
                                 Bell Canada-Office            99.41%      45,422    03/26/98   03/31/03    $  216,708    $ 4.77
                                 Bell Canada-Storage            0.59%         269    03/26/98   03/31/03    $      917    $ 3.41
66 BAY STREET SOUTH
 (SOLD APRIL 2003).............
                                 Bell Canada-Office            92.94%     110,400    03/26/98   03/31/03    $  526,717    $ 4.77
                                 Bell Canada-Cafeteria          6.42%       7,621    03/26/98   03/31/03    $   51,942    $ 6.82
                                 Bell Canada-Storage            0.41%         492    03/26/98   03/31/03    $    1,677    $ 3.41
                                 Bell Canada-Management         0.23%         274    03/26/98   03/31/03    $    1,307    $ 4.77
                                                               -----    ---------                           ----------
TOTAL AT MARCH 31, 2003........                                98.93%   1,278,452               02/16/06    $6,162,752
                                                               -----    ---------                           ----------
TOTAL FOLLOWING APRIL 2003
 ASSET SALES...................                                98.78%   1,113,974               07/21/06     5,363,484
                                                               -----    ---------                           ----------


                                   ANNUAL
                                    REAL        LEASE
                                   ESTATE      RENEWAL
       PROPERTY ADDRESS           TAXES(1)      OPTION
-------------------------------  ----------   ----------
BELL CANADA PORTFOLIO
20-40 NORELCO DRIVE,
 83 SIGNET DRIVE...............  $ 995,636
                                              One 5 Year
2 FIELDWAY ROAD................  $ 607,977
                                              One 5 Year
100 DUNDAS STREET..............  $1,024,141
                                              One 5 Year
                                              One 5 Year
                                              One 5 Year
449 PRINCESS STREET
 (SOLD APRIL 2003).............  $  59,397
                                              One 5 Year
                                              One 5 Year
66 BAY STREET SOUTH
 (SOLD APRIL 2003).............  $ 225,457
                                              One 5 Year
                                              One 5 Year
                                              One 5 Year
                                 ----------
TOTAL AT MARCH 31, 2003........  $2,912,608
                                 ----------
TOTAL FOLLOWING APRIL 2003
 ASSET SALES...................  $2,627,754
                                 ----------

------------

NOTES:

(1) Monetary amounts are in U.S. dollars based on the March 31, 2003 Canadian dollar to U.S. Dollar exchange rate of 0.68157.

(2) CBD means central business district.

(3) Certain operating expenses are reimbursed by tenants at rates up to 15% above actual cost.

SCHEDULE OF LEASE EXPIRATIONS

                             BELL CANADA PORTFOLIO

                                                                                    % OF GROSS ANNUAL
                          NUMBER OF        SQUARE FEET OF        ANNUAL RENT OF      RENT REPRESENTED
YEAR                   LEASES EXPIRING   EXPIRING LEASES(1).   EXPIRING LEASES(2)   BY EXPIRING LEASES
----                   ---------------   -------------------   ------------------   ------------------
2003.................         6                164,478             $  799,268             12.97%
2004.................         5                179,817             $  875,340             14.20%
2005.................         1                     96             $      523              0.01%
2006.................         4                305,230             $1,442,203             23.40%
2007.................         5                625,261             $2,989,049             48.50%
2008.................         0                     --             $       --              0.00%
2009.................         0                     --             $       --              0.00%
2010.................         1                  1,884             $   33,386              0.54%
2047.................         1                  1,686             $   22,983              0.37%

------------

(1) 2003 includes 164,478 square feet expiring in properties which were sold upon lease expiration in April 2003.

(2) Monetary amounts are in U.S. dollars based on a Canadian dollar to U.S. dollar exchange rate of 0.68157 as of March 31, 2003.

       LIV Portfolio. As of March 31, 2003, we own eight office and industrial properties in Belgium leased primarily to government or quasi-governmental entities, referred to as the LIV portfolio. The total net rentable area of the portfolio is approximately 456,000 square feet and the current annual rent is approximately $6.5 million.

       The LIV portfolio is financed with a loan from a global investment bank, $65.3 million of which was outstanding as of March 31, 2003. The loan bears interest at a rate equal to 5.32% and matures in November 2006.

       The following table sets forth certain information with respect to the LIV portfolio as of March 31, 2003:

                                 LIV PORTFOLIO

                                                                NET
                                                  STATE/     RENTABLE      YEAR BUILT/     OWNERSHIP
PROPERTY ADDRESS             CITY/SUBMARKET(2)   PROVINCE   SQUARE FEET     RENOVATED          %          USE
----------------             -----------------   --------   -----------   --------------   ---------   ---------
LIV PORTFOLIO
54 Gossetlaan..............  Groot-Bijgaarden    Belgium       81,763               1994      100%        Office
325 Leuvensesteenweg.......          Zaventum    Belgium       65,175          1975/1990      100%        Office
15-17 Rue Belliard.........          Brussels    Belgium       28,180          1974/1996      100%        Office
159 Dreve Richelle.........          Waterloo    Belgium       46,231          1930/1990      100%        Office
4 Rue de la Science........          Brussels    Belgium       26,651     1952/1993/1998      100%        Office
4-6 Rue Belliard...........          Brussels    Belgium       32,206          1987/2001      100%        Office
5 Hoge Wei.................          Zaventum    Belgium       55,606               1986      100%     Warehouse
10 Rue Guimard.............          Brussels    Belgium      119,781          1973/1995      100%        Office
                                                              -------
Total//Average.............                                   455,593
                                                              -------

                                                            % OF TOTAL
                                                              SQUARE     TENANT NET     LEASE
                                                             FOOTAGE      RENTABLE      START     LEASE EXP
PROPERTY ADDRESS                    NAME OF TENANT            LEASED     SQUARE FEET     DATE       DATE      ANNUAL RENT(1)
----------------             ----------------------------   ----------   -----------   --------   ---------   --------------
LIV PORTFOLIO
54 Gossetlaan..............
                             Lucent                           27.95%        22,852     12/01/98   04/30/11      $  325,021
                             Wella                            14.96%        12,228     01/01/99   12/31/07      $  180,420
                             United Biscuits                  13.95%        11,410     03/01/99   02/28/08      $  174,368
                             Job @                            10.02%         8,191     07/01/00   06/40/09      $  108,236
325 Leuvensesteenweg.......
                             Space Application Services        7.27%         4,736     08/15/93   08/14/11      $   52,392
                             K & L                             4.38%         2,852     10/01/97   09/30/06      $   31,441
                             Integri                          14.93%         9,731     04/01/98   03/31/07      $  111,000
                             Euro Business Languages           2.89%         1,884     06/01/99   05/31/08      $   23,964
                             Elsevier                         23.32%        15,199     06/01/99   05/31/08      $  162,558
                             Aprico                            7.27%         4,736     03/01/00   02/28/09      $   57,160
                             Secproof                          1.90%         1,238     01/01/01   12/31/09      $   14,375
                             Portima (Quality Infor.)          4.57%         2,982     03/01/01   02/28/10      $   32,826
15-17 Rue Belliard.........
                             Foratom                          18.87%         5,317     06/01/97   05/31/06      $   71,671
                             Foratom                          10.73%         3,025     06/01/99   05/31/08      $   39,787
                             Alliance for Beverages           10.73%         3,025     02/01/00   01/31/09      $   38,740
                             Ag. Erogazioni Agricoltura       10.73%         3,025     10/01/00   09/30/09      $   40,367
                             Czech Trade Promotion Agency      4.39%         1,238     12/01/00   11/30/09      $   17,906
                             C.V.N                            10.73%         3,025     09/01/01   08/31/10      $   36,579
159 Dreve Richelle.........
                             CBC Banque                        4.66%         2,153     11/01/93   10/31/11      $   44,042
                             Battersby Chung                   1.70%           786     01/01/96   06/30/05      $   10,925
                             Europay                          91.01%        42,076     01/01/00   12/30/07      $  573,653
                             Lunch Time                        2.63%         1,216     05/01/00   04/30/09      $   30,132
4 Rue de la Science........
                             Swedish & Finnish Assoc          13.81%         3,681     08/15/95   08/14/04      $   63,753
                             Vedior Interim                   11.03%         2,939     06/01/00   05/31/05      $   34,055
                             Local Government Denmark         19.91%         5,307     01/01/00   12/31/08      $   76,317
                             Government of Belgium            55.25%        14,725     04/01/01   03/31/10      $  242,577
4-6 Rue Belliard...........
                             Nouvelle Enterprise Stragier      28.7%         9,235     04/01/02   03/31/11      $  109,879
5 Hoge Wei.................
                             Noortman/UPS Logistics             100%        55,606     07/01/00   06/30/09      $  293,837
10 Rue Guimard.............
                             European Commission                100%       119,781     10/01/95   09/30/07      $3,483,546
                                                              -----        -------                              ----------
Total//Average.............                                   81.47%       374,199                              $6,481,527
                                                              -----        -------                              ----------

                             CURRENT     ANNUAL
                             RENT PER     REAL
                              SQUARE     ESTATE
PROPERTY ADDRESS             FOOT(1)    TAXES(1)
----------------             --------   --------
LIV PORTFOLIO
54 Gossetlaan..............             $ 53,681
                              $14.22
                              $14.75
                              $15.28
                              $13.21
325 Leuvensesteenweg.......             $ 31,172
                              $11.06
                              $11.02
                              $11.41
                              $12.72
                              $10.70
                              $12.07
                              $11.61
                              $11.01
15-17 Rue Belliard.........             $ 77,539
                              $13.48
                              $13.15
                              $12.81
                              $13.35
                              $14.47
                              $12.09
159 Dreve Richelle.........             $ 55,241
                              $20.46
                              $13.90
                              $13.63
                              $24.77
4 Rue de la Science........             $ 56,421
                              $17.32
                              $11.59
                              $14.38
                              $16.47
4-6 Rue Belliard...........             $ 89,307
                              $11.90
5 Hoge Wei.................             $ 16,926
                              $ 5.28
10 Rue Guimard.............             $422,397
                              $29.08
                                        --------
Total//Average.............             $802,684
                                        --------

---------------

(1) All monetary amounts are in U.S. dollars based on the March 31, 2003 Euro to U.S. dollar exchange rate of 1.0915.

SCHEDULE OF LEASE EXPIRATIONS

                                 LIV PORTFOLIO

                                                                                   % OF GROSS ANNUAL
                             NUMBER OF      SQUARE FEET OF      ANNUAL RENT OF      RENT REPRESENTED
YEAR                      LEASES EXPIRING   EXPIRING LEASES   EXPIRING LEASES(1)   BY EXPIRING LEASES
----                      ---------------   ---------------   ------------------   ------------------
2003....................         0                    0           $       --              0.00%
2004....................         1                3,681           $   63,753              0.98%
2005....................         2                3,725           $   44,980              0.69%
2006....................         2                8,169           $  103,112              1.59%
2007....................         4              183,816           $4,348,619             67.09%
2008....................         5               36,825           $  476,994              7.36%
2009....................         8               78,275           $  600,753              9.27%
2010....................         3               20,732           $  311,982              4.81%
2011....................         4               38,976           $  531,334              8.20%

------------

(1) Monetary amounts are in U.S. dollars, based on the Euro to U.S. dollar exchange rate of 1.0915 as of March 31, 2003.

MORTGAGE LOANS

       In November 2002, we purchased a portfolio of approximately 1,200 residential mortgage loans, secured by first priority liens on properties located primarily in the central and southeastern regions of the United States. The purchase price of the portfolio aggregated approximately $259.7 million plus accrued interest and was initially 95% financed pursuant to a repurchase agreement.

       In February 2003, we sold our entire position in agency eligible residential mortgage loans (a portion of our mortgage loan portfolio) with an aggregate unpaid principal balance of approximately $159.0 million for gross proceeds of approximately $162.6 million at a gain of approximately $0.7 million. As a result of the sale, the existing repurchase agreement allocated to the agency eligible loans was satisfied for approximately $153.9 million. Simultaneously, approximately $207.4 million of non-agency/jumbo residential mortgage loans were purchased for a price of approximately $210.2 million. In connection with this purchase, the outstanding balance of the existing repurchase agreement was increased by a net of $45.9 million, after the repayment described above.

       The following table sets forth certain information with respect to our mortgage loan portfolio and repurchase agreement at March 31, 2003 (dollars in thousands):

                   LOAN PORTFOLIO                                     REPURCHASE AGREEMENT
-----------------------------------------------------    ----------------------------------------------
                                WEIGHTED     RANGE OF                             WEIGHTED
        UNPAID                    AVG.        STATED     UNPAID                     AVG.
LOAN   PRINCIPAL    CARRYING    EFFECTIVE    MATURITY    PRINCIPAL    CARRYING    EFFECTIVE    MATURITY
COUNT   BALANCE      AMOUNT       RATE        DATES      BALANCE       AMOUNT       RATE         DATE
-----  ---------    --------    ---------    --------    ---------    --------    ---------    --------
 906   $299,244     $303,013      3.24%      4/1/2027    $287,989..   $287,989      1.71%       5/2003
                                             through
                                             2/1/2033

       In April 2003, we purchased additional non-conforming residential floating rate mortgage loans at a cost of approximately $148.3 million. The purchase was 95% financed subject to a floating rate repurchase agreement, which bears interest at LIBOR + 0.425% for a term commitment of six months.

RATINGS

       The following are the explanations of the ratings provided by Standard and Poor's and Moody's. Ratings of BBB- and Baa3 and above are considered investment grade.

STANDARD AND POOR'S RATINGS:

       AAA: The highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

       AA: Differs from the highest rated obligations only in small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

       A: Somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

       BBB: Exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

       BB: Less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

       PLUS (+) OR MINUS (-): Shows relative standing within the major rating categories.

MOODY'S RATINGS:

       AAA: Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

       AA: Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

       A: Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

       BAA: Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

       BA: Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

       B: Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

       Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranging; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

       If our board of directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

       In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property.

       Borrowings may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, securitizations, including CBOs, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the asset. Such indebtedness may be recourse to all or any part of our assets or may be limited to the particular asset to which the indebtedness relates.

       We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future. We also may make loans to our subsidiaries. Although we have no current intention of doing so, we may repurchase or otherwise reacquire our shares or other securities.

       Subject to the percentage ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

       We may engage in the purchase and sale of investments. We do not underwrite the securities of other issuers.

       Our officers and directors may change any of these policies without a vote of our stockholders.

COMPETITION

       We are subject to significant competition in seeking investments. We compete with several other companies for investments, including other REITs, insurance companies and other investors. Some of our competitors have greater resources than we do and we may not be able to compete successfully for investments.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990

       Our properties are required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected.

COMPLIANCE WITH FEDERAL, STATE AND LOCAL ENVIRONMENTAL LAWS

       Our properties are subject to various federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum product releases at, on, under or in its property. These laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of the hazardous or toxic substances. The costs of investigation, remediation or removal of these substances may be substantial and could exceed the value of the property. An owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Our operating costs and values of these assets may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, and our income and ability to make distributions to our stockholders could be affected adversely by the existence of an environmental liability with respect to our properties. We endeavor to ensure our properties are in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.

EMPLOYEES

       We are party to a management agreement with Fortress Investment Group LLC pursuant to which they advise us regarding investments, portfolio management, and other aspects of our business, and manage our day-to-day operations. As a result, we have no employees. The employees of Fortress Investment Group LLC are not a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

       We are not a party to any material legal proceedings.

             FORTRESS INVESTMENT GROUP AND OUR MANAGEMENT AGREEMENT

FORTRESS INVESTMENT GROUP LLC

       Fortress Investment Group LLC is a global alternative investment and asset management firm with over $3.5 billion in equity capital currently under management. Fortress was founded in 1998 by a group of senior professionals led by Wesley R. Edens. Today, the other principals of Fortress include Peter L. Briger, Jr., Robert I. Kauffman, Randal A. Nardone, Michael E. Novogratz and Erik P. Nygaard. Fortress is headquartered in New York, with offices in London, Rome and Frankfurt. Fortress employs approximately 130 people worldwide in three alternative investment businesses: private equity, real estate securities and hedge funds.

       Our manager's principals have an average of more than 17 years of experience in the fields of real estate investing and finance, private equity investment, capital markets, transaction structuring and risk management with respect to both dollar and non-dollar denominated investments. The founding professionals of our manager, Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone, and Erik P. Nygaard, have worked together for more than 15 years. Over the last six years, the principals of our manager have managed the acquisition of over $25 billion of real estate-related assets and the issuance of over $12 billion of real estate securities. As of June 30, 2003, our manager, through its affiliate, owned 2,750,189 shares of our common stock and had options to purchase 700,000 shares of our common stock, representing approximately 14.3% of our common stock on a fully diluted basis. In connection with this offering, we have granted to our manager an option to purchase 400,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager and its principals will beneficially own approximately 13.5% of our common stock, assuming exercise of all of their options. Our manager is entitled to receive an annual base management fee from us and we may pay incentive compensation based on certain performance criteria.

       Our manager also manages and invests in other entities that invest in real estate and other assets including Newcastle Investment Holdings.

       The executive offices of Fortress Investment Group are located at 1251 Avenue of the Americas, 16th Floor, New York, New York 10020 and the telephone number of its executive offices is (212) 798-6100.

PRINCIPALS OF FORTRESS INVESTMENT GROUP

       The principals of Fortress include Messrs. Edens, Briger, Kauffman, Nardone, Novogratz and Nygaard. The following sets forth certain information with respect to the principals of our manager. Certain principals and officers of our manager also serve as our executive officers.

       Wesley R. Edens has been our Chief Executive Officer and the Chairman of our board of directors since inception. Mr. Edens co-founded our manager and is its Chief Executive Officer. Mr. Edens is also Chairman and Chief Executive Officer of Newcastle Investment Holdings Corp. Mr. Edens was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Edens was a partner and Managing Director of BlackRock Financial Management, Inc. In addition, Mr. Edens was formerly a partner and Managing Director of Lehman Brothers, where he was head of the Non-Agency Mortgage Trading Desk. Mr. Edens has been Chief Executive Officer, President and Chairman of the board of directors of Capstead Mortgage Corporation since April 2000.

       Peter L. Briger, Jr. has been Senior Managing Director of our manager since March 2002. Mr. Briger was previously with Goldman, Sachs & Co. from 1986 to 2002, a partner from 1996 to 2002, where he held the positions of co-head of the Global Whole Loan Sales and Trading Business, co-head of the Fixed-Income Principal Investments Group, co-head of the Asian Distressed Debt Business, co-head of the Goldman Sachs Special Opportunities (Asia) Fund and co-head of the Asian Real Estate Private Equity business. In addition, Mr. Briger was a member of the Goldman Sachs Global Control and Compliance Committee, a member of the Goldman Sachs Asian Management Committee and a member of the Goldman Sachs Japan Executive Committee.

       Robert I. Kauffman co-founded our manager and has been the President of our manager since inception. Mr. Kauffman was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland in 1997, Mr. Kauffman was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Kauffman was an Executive Director of Lehman Brothers International in London from December 1992.

       Randal A. Nardone has been our Secretary since our inception. Mr. Nardone co-founded our manager and has been Chief Operating Officer of our manager since inception. Mr. Nardone is also a Vice President and the Secretary of Newcastle Investment Holdings Corp. Mr. Nardone was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood.

       Michael E. Novogratz has been Senior Managing Director of our manager since March 2002. Prior to joining Fortress, Mr. Novogratz spent 11 years at Goldman, Sachs & Co., where he became a partner in 1998. Mr. Novogratz held the positions of president of Goldman Sachs Latin America and head of Fixed Income, Currencies and Commodities Risk in Asia.

       Erik P. Nygaard has been our Chief Information Officer since our inception and Chief Information Officer of our manager since its inception. Mr. Nygaard is also a Vice President and the Chief Information Officer of Newcastle Investment Holdings Corp. Mr. Nygaard co-founded our manager. Mr. Nygaard was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Nygaard was a principal of BlackRock Financial Management, Inc. From April 1990 to July 1994, Mr. Nygaard was a Director at Nomura Securities International.

THE MANAGEMENT AGREEMENT

       We are party to a management agreement with Fortress Investment Group, dated as of June 6, 2002, as amended and restated on June 23, 2003, pursuant to which Fortress Investment Group, our manager, provides for the day-to-day management of our operations.

       The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our manager's management is under the direction of our board of directors. The manager is responsible for
(i) the purchase and sale of real estate securities and other real estate-related assets, (ii) management of our operating real estate, including arranging for purchases, sales, leases, maintenance and insurance, (iii) the purchase, sale and servicing of mortgage loans for us, and (iv) investment advisory services. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

                (i) serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations for the approval of our board of directors;

                (ii) investigating, analyzing and selecting possible investment opportunities;

                (iii) conducting negotiations with real estate brokers, sellers and purchasers and their agents and representatives, investment bankers and owners of privately and publicly held real estate companies;

                (iv) engaging and supervising, on our behalf and at our expense, independent contractors which provide real estate brokerage, investment banking and leasing services, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

                (v) negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

                (vi) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

                (vii) coordinating and supervising, on our behalf and at our expense, all property managers, leasing agents and developers for the administration, leasing, management and/or development of any of our investments;

                (viii) providing executive and administrative personnel, office space and office services required in rendering services to us;

                (ix) administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and the board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

                (x) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

                (xi) counseling us in connection with policy decisions to be made by our board of directors;

                (xii) evaluating and recommending to our board of directors modifications to the hedging strategies in effect and engaging in overall hedging strategies, engaging in hedging activities on our behalf, consistent with our status as a REIT and with the investment guidelines;

                (xiii) counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

                (xiv) counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

                (xv) assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate securities and other real estate-related assets;

                (xvi) representing and making recommendations to us in connection with the purchase and finance and commitment to purchase and finance of mortgage loans (including on a portfolio basis), real estate, real estate securities and other real estate-related assets, and the sale and commitment to sell such assets;

                (xvii) monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

                (xviii) investing or reinvesting any money of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

                (xix) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

                (xx) causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

                (xxi) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                (xxii) taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

                (xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

                (xxiv) using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be reasonable or customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

                (xxv) performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our manager shall deem appropriate under the particular circumstances; and

                (xxvi) using commercially reasonable efforts to cause us to comply with all applicable laws.

       Pursuant to the management agreement, our manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our manager, its directors and its officers will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our manager, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. Our manager carries errors and omissions and other customary insurance.

       Pursuant to the terms of the management agreement, the manager is required to provide a dedicated management team, including a president, chief financial officer and chief operating officer, to provide the management services to be provided by the manager to us, the members of which team shall have as their primary responsibility the management of us and shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.

       The management agreement provides for automatic one-year extensions from and after June 23, 2004. Our independent directors review our manager's performance annually and the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us or a determination by our independent directors that the management fee payable to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of management fees. Our manager will be provided with 60 days' prior notice of any such termination and will be paid a termination fee equal to the amount of the management fee earned by our manager during the twelve-month period preceding such termination which may make it more difficult for us to terminate the management agreement. In addition, the management agreement may be terminated by us at any time for cause, which is defined as fraud, misappropriation of funds, willful violation of the management agreement, or gross negligence, without payment of the termination fee. Following any termination of the management agreement, we shall be entitled to purchase the portion of our manager's incentive compensation, as described below, at a price determined as if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise we may continue to pay the incentive compensation to our manager. In addition, if we do not elect to so purchase our manager's incentive compensation, our manager will have the right to require us to purchase the same at the price discussed above. Our manager may at any time assign certain duties under the management agreement to any affiliate of our manager provided that certain officers of the manager also jointly manage and supervise the day-to-day business and operations of such affiliate and provided, further, that our manager shall be fully responsible to us for all errors or omissions of such assignee.

MANAGEMENT FEES AND INCENTIVE COMPENSATION

       We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our manager to conduct our operations. Expense reimbursements to our manager are made monthly. The management fee and any other expenses are payable on the first business day of each calendar month.

       Below is a summary of the fees and other amounts earned by our manager. The summary of fees and other amounts for the years 2000 and 2001 reflect amounts paid by Newcastle Investment Holdings to the manager. A portion of the fees and other amounts for the year 2002 were paid by Newcastle Investment Holdings for the period from January 1, 2002 until our inception in June 2002.

                                                  2002            2001           2000
                                             --------------   ------------   ------------
Management Fee.............................    $4.3 million   $4.8 million   $5.1 million
Expense Reimbursements.....................    $0.5 million   $0.9 million   $1.6 million
Incentive Compensation.....................    $3.5 million   $2.8 million             --
Stock Options..............................  700,000 shares             --             --

       For the quarter ended March 31, 2003, we paid our manager a management fee of $1.2 million and incentive compensation of $1.3 million and reimbursed the manager for $0.1 million in expenses.

       Management Fee. We pay our manager an annual management fee equal to 1.5% of our gross equity, as defined in our management agreement. Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

       Reimbursement of Expenses. Because our manager's employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our manager is paid or reimbursed for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's-length basis. The management agreement provides that such costs shall not be reimbursed in excess of $500,000 per annum.

       We also pay all operating expenses, except those specifically required to be borne by our manager under the management agreement. Our manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our manager's employees, rent for facilities and other "overhead" expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees of our manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our transfer agent.

       Incentive Compensation. Our manager is entitled to receive annual incentive compensation pursuant to the terms of the management agreement with us. The purpose of the incentive compensation is to provide an additional incentive for our manager to achieve targeted levels of funds from operations (including gains and losses) and to increase our stockholder value. This incentive compensation, which is calculated on a cumulative, but not compounding, basis, is an amount equal to the product of:

       (A)  25% of the dollar amount by which

       (1)(a) the funds from operations before the incentive compensation per share of common stock, plus (b) gains (or losses) from debt restructuring and gains (or losses) from sales of property and other assets per share of common stock, exceed

       (2) an amount equal to (a) the weighted average of the book value per share of the net assets transferred to us from Newcastle Investment Holdings on or prior to July 12, 2002 and the prices per share of our common stock in any offerings by us (adjusted for prior capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum, multiplied by

       (B)  the weighted average number of shares of common stock outstanding.

       "Funds from operations" means net income (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (or losses) from sales of property, plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

       Upon any termination of the management agreement by either party, we shall be entitled to purchase the manager's right to receive incentive compensation from our manager for a cash purchase price equal to the amount that would be distributed to our manager if all of our assets were sold for cash at their then current fair market value (taking into account, among other things, expected future performance of the underlying investments) or otherwise continue to pay the incentive compensation to our manager. In addition, if we do not elect to so purchase our manager's right to receive incentive compensation, our manager will have the right to require us to purchase the same at the price described above. In either case, such fair market value shall be determined by independent appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by us and our manager.

       Our board of directors may request that our manager accept all or a portion of its incentive compensation in shares of our common stock, and our manager may elect, in its discretion, to accept such payment in the form of shares, subject to limitations that may be imposed by the rules of the NYSE or otherwise.

       Manager Options. In October 2002, in connection with our initial public offering, we granted to an affiliate of our manager options representing the right to acquire 10% of the number of shares offered and sold in our initial public offering, or 700,000 shares, at an exercise price per share equal to the initial public offering price per share of the shares in our initial public offering ($13.00 per share). The options are exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of grant. In connection with this offering, in July 2003, we made a discretionary grant under our incentive plan to an affiliate of our manager of an option to purchase 400,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. The options are exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of grant.

       The manager options provide a means of performance-based compensation in order to provide an additional incentive for our manager to enhance the value of our common stock. The beneficial owners of Fortress Principal Investment Holdings LLC include, among others, Messrs. Edens, Nardone and Nygaard. Fortress Investment Holdings LLC is the sole member of the manager. The beneficial owners of Fortress Investment Holdings LLC also include, among others, Messrs. Edens, Nardone and Nygaard.

CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH OUR MANAGER

       Our chairman and chief executive officer and certain of our executive officers also serve as officers of our manager. As a result, the management agreement was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

       Our manager also manages and invests in other real estate-related investment vehicles and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities. For example, our manager manages Newcastle Investment Holdings Corp., and our chairman and chief executive officer serves as chairman and chief executive officer of Newcastle Investment Holdings and our president and chief operating officer also serve as president and chief operating officer, respectively, of Newcastle Investment Holdings. Our manager also manages Fortress Investment Fund and Fortress Investment Fund II and our chairman and chief executive officer also serves as chairman and chief executive officer of these Funds. Fortress Investment Fund has a substantial investment in Capstead Mortgage Corporation, a publicly traded mortgage REIT. Our chairman and chief executive officer also serves as chairman and chief executive officer of Capstead. Capstead's portfolio consists primarily of adjustable-rate and short-maturity assets, including residential mortgage backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. However, Capstead has a broader investment mandate, which could lead to a future conflict. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles and our manager may decide to make a particular investment through another investment vehicle rather than through us. Our manager also intends to engage in additional real estate-related management and investment opportunities in the future which may also compete with us for investments.

       Our management agreement with our manager generally does not limit or restrict our manager from engaging in any business or managing any other vehicle that invests generally in real estate securities. However, the terms of the management agreement prohibit our manager and any entity controlled by or under common control with our manager from raising or sponsoring any new investment fund, company or vehicle whose investment policies, guidelines or plan targets as its primary investment category investment in United States dollar-denominated credit sensitive real estate securities reflecting primarily United States loans or assets, but no such fund, company or vehicle shall be prohibited from investing in these securities. Our manager is also required to seek the approval of our independent directors before we engage in a material transaction with another unrelated entity managed by our manager. The ability of our manager and its officers and employees to engage in these other business activities will reduce the time our manager spends managing us.

       The management compensation structure that we have agreed to with our manager may cause our manager to invest in high risk investments. In addition to its management fee, our manager may receive an incentive compensation based in part upon our achievement of targeted levels of funds from operations. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

       Termination of the management agreement with our manager is difficult and costly. The management agreement may only be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the management fee payable to our manager is not fair, subject to our manager's right to prevent such a termination by accepting a mutually acceptable reduction of management fees. Our manager will be provided 60 days' prior notice of any such termination and will be paid a termination fee equal to the amount of the management fee earned by the manager during the twelve-month period preceding such termination. In addition, following any termination of the management agreement, the manager may require us to purchase its incentive compensation at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or we may otherwise continue to pay the incentive compensation to our manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

       Our manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad guidelines of the investment guidelines in determining the types of assets it may decide are proper investments for us.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth certain information about our directors and executive officers:

NAME                        AGE                    POSITION WITH US
----                        ---   ---------------------------------------------------
Wesley R. Edens...........  41    Chief Executive Officer and Chairman of the Board
                                  of Directors (Class III)
David J. Grain............  41    Director (Class II)
Stuart A. McFarland.......  56    Independent Director (Class I)
David K. McKown...........  65    Independent Director (Class III)
Peter M. Miller...........  47    Independent Director (Class I)
Kenneth M. Riis...........  43    President
Jonathan Ashley...........  37    Chief Operating Officer
Debra A. Hess.............  39    Chief Financial Officer and Treasurer
Erik P. Nygaard...........  43    Chief Information Officer
Randal A. Nardone.........  47    Secretary

       Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2006, 2004 and 2005, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. All officers serve at the discretion of our board of directors. We currently have a 5-person board of directors. We have three qualified audit committee members. Our Bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law, which is one, nor more than 15.

       Information regarding our directors and officers, other than Messrs. Edens, Nardone and Nygaard, is set forth below. For biographical information on Messrs. Edens, Nardone and Nygaard, see "Fortress Investment Group and our Management Agreement -- Principals of Fortress Investment Group."

       David J. Grain has been a member of our board of directors since October 2002. Mr. Grain was a director of Newcastle Investment Holdings Corp. from January 2002 to October 2002. Mr. Grain presently serves as the President of Pinnacle Holdings Inc., whose equity is partially owned by Fortress Investment Fund LLC, an affiliate of ours managed by our manager. Prior to joining Pinnacle in February 2003, Mr. Grain was a Senior Vice President for AT&T Broadband's Northeast Region. Prior to joining AT&T in June 2000, Mr. Grain was a Principal at Morgan Stanley from 1992 to June 2000. Mr. Grain is a Director and member of the Investment Committee of the Pension Reserves Investment Management (PRIM) Board of Massachusetts and is a Trustee of Emerson College.

       Stuart A. McFarland has been a member of our board of directors since October 2002 and a member of the audit committee of our board of directors since November 2002. Mr. McFarland was a director of Newcastle Investment Holdings Corp. from May 1998 until October 2002. Mr. McFarland is Managing Partner of Federal City Capital Advisors, a strategic advisory and corporate financial services firm located in Washington, D.C. Previously, Mr. McFarland was President and Chief Executive Officer of Pedestal Inc., an internet secondary mortgage market trading exchange for the trading of spot and pooled mortgage loans. Mr. McFarland was Executive Vice President and General Manager of GE Capital Mortgage Services and President and CEO of GE Capital Asset Management Corporation from 1990 to 1995. Prior to GE Capital, Mr. McFarland was President and CEO of Skyline Financial Services Corp. Before joining Skyline, Mr. McFarland was President and CEO of National Permanent Federal Savings Bank in Washington, D.C. Prior to that, Mr. McFarland was Executive Vice President and Chief Financial Officer with Fannie Mae (Federal National Mortgage Association). From 1972 to 1981, he was President and Director of Ticor Mortgage Insurance Company in Los Angeles, California. Mr. McFarland presently serves as a Director of the Brandywine Funds, Basis 100 Inc., NCRIC Group, Inc. and Sterling Eagle Investment Corporation. Mr. McFarland also serves as a Director and Member of the Executive Committee of the Center for Housing Policy, a Trustee of the National Building Museum and a Member of the Board of Trustees of the Brookings Greater Washington Research Program.

       David K. McKown has been a member of our board of directors and a member of the audit committee of our board of directors since November 2002. Mr. McKown has been a senior advisor to Eaton Vance Management, an investment fund manager located in Boston, Massachusetts, since May 2000. Prior to this, Mr. McKown was a group executive of Diversified Finance of BankBoston, N.A., a commercial bank, from 1993 until April 2000. Mr. McKown was chairman of the Domestic Senior Credit Committee of BankBoston, N.A. from 1985 until 1990 and was managing director for problem loan management of BankBoston, N.A. from 1990 until 1993. Mr. McKown has been a trustee of Equity Office Properties Trust since July 1997 where he serves on the executive, compensation and option and conflicts committees. Mr. McKown also serves as a director of American Investment Bank, Friends of Post Office Square and POWDR Corp. He holds advisory directorships with the Eiger Fund and Alliance Energy, Inc.

       Peter M. Miller has been a member of our board of directors and a member of the audit committee of our board of directors since February 2003. Mr. Miller is a Managing Director at ING Financial Markets LLC and Head of their Latin Debt Advisory Group. Previously, he was responsible for ING's Latin American Debt Products Group. Mr. Miller joined ING in 1989 following seven years at Bankers Trust where he held various positions in the Latin American Merchant Banking Group.

       Kenneth M. Riis has been our President since our inception and a Managing Director of our manager since December 2001. Mr. Riis is also the President of Newcastle Investment Holdings Corp. From November 1996 to December 2001, Mr. Riis was an independent consultant for our manager as well as other financial companies. From 1989 to 1996, Mr. Riis was a Principal and Managing Director of the real estate finance group at Donaldson, Lufkin & Jenrette.

       Jonathan Ashley has been our Chief Operating Officer since our inception and a Managing Director of our manager since its formation in May 1998. Mr. Ashley is also a Vice President and the Chief Operating Officer of Newcastle Investment Holdings Corp. Mr. Ashley previously worked for Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Ashley worked for an affiliate of BlackRock Financial Management, Inc. from April 1996 to May 1997. Prior to joining BlackRock, Mr. Ashley worked at Morgan Stanley, Inc. in its Real Estate Investment Banking Group. Prior to joining Morgan Stanley, Mr. Ashley was in the Structured Finance Group at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

       Debra A. Hess joined us as Chief Financial Officer in April 2003 and also joined our manager at that time. Prior to joining the Company, Ms. Hess worked in the Fixed Income Department of Goldman, Sachs & Co. since 1998. From 1993 to 1998, she was the head of financial reporting and accounting policy at Goldman Sachs Group. Prior to joining Goldman, Sachs & Co., Ms. Hess worked at Chemical Bank in the credit policy group. Prior to that, Ms. Hess was with Arthur Andersen & Co. for five years as a senior auditor focused on financial institutions and investment funds.

COMPENSATION OF DIRECTORS

       We pay a $30,000 annual director's fee (increased from $20,000 effective as of the third quarter 2003) to each of our directors, other than Mr. Edens. All members of our board of directors are reimbursed for their costs and expenses in attending all meetings of our board of directors. In addition, an annual fee of $1,000 will be paid to the chair of any committee of our board of directors other than Mr. Edens. Fees to the directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash.

       In addition, prior to July 2003, our incentive plan provided for (i) an initial grant of options to purchase 2,000 shares of our common stock to each of our directors, other than Mr. Edens, on the date of the first board of director's meeting attended by such director, or, in the case of Mr. Grain and Mr. McFarland, at the time of our initial public offering and
(ii) an annual grant of options to purchase 2,000 shares of our common stock to each such director on the first business day after our annual meeting of stockholders. In June 2003, our incentive plan was amended to replace the automatic annual option grants with automatic annual awards of our common stock valued at $15,000 based on the closing price of our shares on the NYSE on the date of grant, to each of our directors who are not our officers or employees, on the first business day after our annual meeting of stockholders each year during which the incentive plan is in effect.

       The options all have an exercise price equal to 100% of the fair market value of our common stock on the date of grant, subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events. The initial option grants made to our directors upon joining our board of directors (or, in the case of Mr. Grain and Mr. McFarland, at the time of our initial public offering) are fully vested at the time of grant. The option grants which were made to our directors following our annual meeting of stockholders in May 2003 vest 25% on the date of grant and 25% annually thereafter.

       To date, (i) options for a total of 8,000 shares of our common stock have been granted pursuant to initial option grants to our four directors who are not officers or employees, (ii) options for a total of 8,000 shares of our common stock have been granted pursuant to annual option grants (granted prior to the amendment of the incentive plan which replaced such annual option grants with annual awards of shares of our common stock) and (iii) an aggregate of $30,000 of shares (1,540 shares) were granted to such directors, representing half of the annual automatic stock grant provided for under our plan to each such director for service during the year in which the incentive plan was amended.

EXECUTIVE COMPENSATION

       Because our management agreement provides that our manager will assume principal responsibility for managing our affairs, our officers, in their capacities as such, will not receive compensation from us. However, in their capacities as officers or employees of our manager, or its affiliates, they will devote such portion of their time to our affairs as is required for the performance of the duties of our manager under the management agreement. Our manager has informed us that, because the services performed by its officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our named executive officers by the manager that relates solely to their services to us. For the year ended December 31, 2002, pursuant to our management agreement with our manager, we paid our manager a management fee of $4.3 million and incentive compensation of $3.5 million and reimbursed the manager for $0.5 million in expenses. For the quarter ended March 31, 2003, we paid our manager a management fee of $1.2 million and incentive compensation of $1.3 million and reimbursed the manager for $0.1 million in expenses. See "Fortress Investment Group and Our Management Agreement -- Management Fees" and "Management -- Stock Options."

STOCK OPTIONS

       We have adopted the Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan, referred to in this prospectus as the incentive plan, to provide incentives to attract and retain the highest qualified directors, officers, employees, advisors, consultants and other personnel. The incentive plan is currently administered by our full board of directors. We expect to create a committee, of which all members will be independent directors, which will administer our incentive plan. The maximum number of shares of our common stock reserved and available for issuance for our first fiscal year was 5,000,000 shares. For each year thereafter, the maximum number of shares available for issuance under the incentive plan is that number of shares equal to 15% of the number of our outstanding equity interests but in no event more than 10,000,000 shares in the aggregate over the term of the plan.

       The incentive plan permits the granting of options to purchase common stock that do not qualify as incentive stock options under section 422 of the Internal Revenue Code ("Non-Qualified Options"). The option exercise price of each option will be determined by the committee and may be less than 100% of the fair market value of our common stock subject to such option on the date of grant.

       The terms of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and, subject to the provisions of the incentive plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the committee. Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the committee or, if the committee so permits, by delivery of shares of common stock already owned by the optionee or delivery of a promissory note. The exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

       At the discretion of the committee, stock options granted under the incentive plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of common stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the common stock on the date the additional stock option is granted) to purchase that number of shares of common stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to exercise options using previously owned shares of common stock while continuing to maintain their previous level of equity ownership in us.

       The committee may also grant stock appreciation rights, restricted stock, performance awards, tandem awards and other stock and non-stock-based awards under the incentive plan. These awards will be subject to such conditions and restrictions as the committee may determine, which may include the achievement of certain performance goals or continued employment with us through a specific period.

  STOCK OPTION AND SHARE GRANTS

       In October 2002, in connection with our initial public offering, we granted to Fortress Principal Investment Holdings LLC, an affiliate of our manager, options representing the right to acquire 10% of the number of shares offered and sold in our initial public offering, or 700,000 shares, at an exercise price per share equal to the initial public offering price per share of the shares in our initial public offering ($13.00 per share). The options are exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. In connection with this offering, in July 2003, we made a discretionary grant under our incentive plan to an affiliate of our manager of an option to purchase 400,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. The options are exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of grant.

       The manager options, which were granted in connection with the manager's efforts related to our offerings, provide a means of performance-based compensation in order to provide an additional incentive for our manager to enhance the value of our Common Stock. The beneficial owners of Fortress Principal Investment Holdings LLC include, among others, Messrs. Edens, Nardone and Nygaard. Fortress Investment Holdings LLC is the sole member of the manager. The beneficial owners of Fortress Investment Holdings LLC also include, among others, Messrs. Edens, Nardone and Nygaard.

       At the time of our initial public offering, directors who were not our officers or employees at the time were automatically granted an option to purchase 2,000 shares of our common stock at an exercise price equal to the initial public offering price pursuant to our incentive plan. In addition, our incentive plan provided for the automatic grant to each of our two other such directors, at the time they attended their first board meeting, an option to purchase 2,000 shares of our common at an exercise price equal to the fair market value of our common stock on the date of grant. Pursuant to the provisions of our plan in effect at the time of grant, each of our directors who were not our officers or employees also received an automatic grant of an option for 2,000 shares of our common stock on the first business day after our annual meeting of our stockholders which was held on May 29, 2003. The director options vest as follows:

       - options for an aggregate of 8,000 shares, which were granted when each of our directors, other than Mr. Edens, joined our board of directors, vested immediately upon grant; and

       - options for an aggregate of 8,000 shares, which were granted to our directors, other than Mr. Edens, after our annual meeting of stockholders on May 30, 2003, as provided in our incentive plan, vest 25% on the date of grant, with 25% vesting on each anniversary of the date of grant thereafter.

       In June 2003, the automatic annual option grant provision of our incentive plan was amended to replace that provision with an annual award of shares of our common stock valued at $15,000, based on the closing price of our shares on the NYSE on the date of grant, to our non-officer or non-employee directors each year. In addition, in June 2003, each such director was granted $7,500 of shares (385 shares) of our common stock, representing half of the $15,000 annual automatic stock grant to each such director for service during the year in which the incentive plan was amended.

  EQUITY COMPENSATION PLAN INFORMATION

       The following table summarizes the total number of outstanding securities in the incentive plan and the number of securities remaining for future issuance, as well as the weighted-average exercise price of all outstanding securities as of June 30, 2003.

                                                                                       NUMBER OF SECURITIES
                                          NUMBER OF SECURITIES                         REMAINING AVAILABLE
                                              TO BE ISSUED        WEIGHTED-AVERAGE     FOR FUTURE ISSUANCE
                                            UPON EXERCISE OF      EXERCISE PRICE OF        UNDER EQUITY
PLAN CATEGORY:                            OUTSTANDING OPTIONS    OUTSTANDING OPTIONS    COMPENSATION PLANS
--------------                            --------------------   -------------------   --------------------
EQUITY COMPENSATION PLANS APPROVED BY
  SECURITY HOLDERS:
  Newcastle Investment Corp.
     Nonqualified Stock Option and
     Incentive Award Plan...............         716,000(A)            $13.06               9,282,460(B)
EQUITY COMPENSATION PLANS NOT APPROVED
  BY SECURITY HOLDERS:
  None..................................             N/A                  N/A                     N/A

------------

(A) Includes options for (i) 700,000 shares held by an affiliate of our manager; and (ii) an aggregate of 16,000 shares (4,000 shares each) held by each of our directors, other than Mr. Edens. Excludes the options to purchase 400,000 shares of our common stock granted subsequent to June 30, 2003 to an affiliate of our manager in connection with this offering.

(B) The maximum available for issuance each year is equal to 15% of the number of outstanding equity interests, subject to a maximum of 10,000,000 shares in the aggregate over the term of the plan. The number of securities remaining available for future issuance takes into account the aggregate 1,540 shares of our common stock awarded in June 2003 to our directors, other than Mr. Edens, representing half of the annual automatic stock award to each such director for service during the year in which the incentive plan was amended to provide for an annual automatic stock award. The number of securities remaining available for future issuance does not take into account the options to purchase 400,000 shares of our common stock granted subsequent to June 30, 2003 to an affiliate of our manager in connection with this offering.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

       Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

       Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while our director and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of ours and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while our director and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of ours and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of ours or a predecessor of ours.

       Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

       In July 2002, Newcastle Investment Holdings contributed certain assets and liabilities to us in exchange for all of the shares of our common stock. Our chairman and chief executive officer also serves as chairman and chief executive officer of Newcastle Investment Holdings. In addition, our manager, Fortress Investment Group LLC, also serves as manager of Newcastle Investment Holdings Corp. At the time the transfer of assets and liabilities from Newcastle Investment Holdings to us was approved and other organizational matters were approved for us, Newcastle Investment Holdings was our sole stockholder. As a result, these matters were not approved at arm's length and the terms of the transfer may not be as favorable to us as if the transfer was with an unaffiliated third party. We may enter into future transactions with Newcastle Investment Holdings with the approval of our independent directors.

       We are party to a management agreement with Fortress Investment Group LLC, pursuant to which Fortress Investment Group LLC provides for the day-to-day management of our operations. The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our chairman and chief executive officer and all of our executive officers also serve as officers of our manager. As a result, the management agreement between us and our manager and the amendment to the management agreement were not negotiated at arm's-length, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See "Fortress Investment Group and Our Management Agreement -- Conflicts of Interest in Our Relationship with Our Manager."

       Since our manager also manages Newcastle Investment Holdings and other entities, it may become subject to conflicts of interest with respect to managing our interests and the interests of such entities.

       We have not entered into any other transactions in which any other director or officer or stockholder of ours or of our manager had any material interest.

       We were formed in June 2002 and completed the initial public offering of our common stock in October 2002. We were formed for the purpose of separating the real estate securities and credit leased operating real estate businesses from Newcastle Investment Holdings' other investments. On May 19, 2003, pursuant to a plan of liquidation adopted by the board of directors and stockholders of Newcastle Investment Holdings, Newcastle Investment Holdings distributed all of the shares of our common stock that it owned. As a result, Newcastle Investment Holdings no longer owns any shares of our common stock. As of June 30, 2003, Fortress Principal Investment Holdings LLC, an affiliate of our manager, owned 2,750,189 shares of our common stock and had options to purchase 700,000 shares of our common stock, representing approximately 14.3% of our common stock on a fully diluted basis. In connection with this offering, we have granted to our manager an option to purchase 400,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager and its principals will beneficially own approximately 13.5% of our common stock, assuming exercise of all of their options.

       Fortress Investment Holdings LLC is the sole member of Fortress Investment Group LLC, our manager. The beneficial owners of Fortress Investment Holdings include, among others, Messrs. Edens, Nardone, Novogratz and Nygaard. The beneficial owners of Fortress Principal Investment Holdings are the same as the holders of Fortress Investment Holdings.

       David J. Grain, a member of our board of directors, serves as President of Pinnacle Holdings Inc., whose equity is partially owned by Fortress Investment Fund, an affiliate of ours managed by our manager.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 30, 2003, the total number of shares of our common stock beneficially owned, and the percent so owned, by (i) each person known by us to own more than 5% of our common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group.

                                                                AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                              NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES     PERCENT(2)
------------------------------------                          ----------   -----------
Fortress Principal Investment Holdings LLC(3)(4)............  2,983,522(6)    12.6%
Wallace R. Weitz & Company(5)...............................  2,975,142(7)    12.7%
Wesley R. Edens(3)..........................................  2,999,197(8)    12.6%
David J. Grain(3)...........................................      2,885(9)       *
Stuart A. McFarland(3)......................................      2,885(9)       *
David K. McKown(3)..........................................      2,885(9)       *
Peter M. Miller(3)..........................................      2,885(9)       *
Jonathan Ashley(3)..........................................      8,711          *
Randal A. Nardone(3)........................................  2,984,522(8)    12.6%
Erik P. Nygaard(3)..........................................  2,993,522(8)    12.6%
Kenneth M. Riis(3)..........................................     20,000          *
Debra A. Hess(3)............................................      1,000          *
All directors and executive officers as a group (10
  persons)..................................................  3,051,448       12.9%

------------

 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage amount assumes the exercise by such persons of all options to acquire shares of common stock and no exercise by any other person.

(3) The address of Fortress Principal Investment Holdings LLC and all officers and directors listed above are in care of Fortress Investment Group, 1251 Avenue of the Americas, New York, NY 10020.

(4) The beneficial owners of Fortress Principal Investment Holdings LLC are Messrs. Edens, Briger, Kauffman, Nardone, Novogratz and Nygaard.

(5) The address for Wallace R. Weitz & Company is 1125 South 103rd Street, Omaha NE 68124. The beneficial owners are Weitz Partners III, Weitz Value Fund, Weitz Partners Value and Weitz Hickory Fund.

(6) Includes options to acquire 233,333 shares of our common stock which represents the portion of the 700,000 that are currently exercisable and are exercisable within 60 days of the date hereof beneficially owned by Fortress Principal Investment Holdings LLC.

(7) Represents shares owned after the distribution by Newcastle Investment Holdings Corp. to its stockholders of all of the shares of our common stock owned by it on May 19, 2003.

(8) Includes 2,983,522 shares and options held by Fortress Principal Investment Holdings LLC in which Messrs. Edens, Kauffman, Nardone and Nygaard own beneficial interests. See Note 6.

(9) Consists of 385 shares and 2,500 option shares. The director options vest as follows: (i) options for an aggregate of 8,000 shares, which were granted when each of our directors, other than Mr. Edens, joined our board of directors, vested immediately upon grant; and (ii) options for an aggregate of 8,000 shares, which were granted to our directors, other than Mr. Edens, after our annual meeting of stockholders on May 30, 2003, as provided in our incentive plan, vest 25% on the date of grant, with 25% vesting on each anniversary of the date of grant thereafter.

                           DESCRIPTION OF SECURITIES

       The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

GENERAL

       Our charter provides that we may issue up to 500,000,000 shares of common stock, $.01 par value per share, and up to 100,000,000 shares of preferred stock, $.01 par value per share, of which 2,875,000 shares have been classified and designated as 9.75% Series B Cumulative Redeemable Preferred Stock. As of June 30, 2003, 23,490,057 shares of common stock, and 2,500,000 shares of our 9.75% Series B Cumulative Redeemable Preferred Stock were issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

COMMON STOCK

       All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

       Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

       Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

       Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.

POWER TO RECLASSIFY UNISSUED SHARES OF OUR STOCK

       Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of another class or series of preferred stock with terms and conditions which also could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our board also could authorize the issuance of additional shares of our 9.75% Series B Cumulative Redeemable Preferred Stock. Currently, 2,500,000 shares of our 9.75% Series B Cumulative Redeemable Preferred Stock are issued and outstanding.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

       We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

STOCKHOLDER RIGHTS PLAN

       Our board of directors has adopted a stockholder rights agreement. The adoption of the stockholder rights agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our common stock.

       Pursuant to the terms of the stockholder rights agreement, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on October 16, 2002. In addition, one preferred stock purchase right will automatically attach to each share of common stock issued between the record date and the distribution date described below. Each preferred stock purchase right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share, each a rights unit, of Series A Junior Participating Preferred Stock, $0.01 par value per share, the Series A Preferred Stock, at a purchase price of $70 per rights unit, the purchase price, subject to adjustment. Each share offered hereby will be entitled to a preferred stock purchase right when distributed.

       Initially, the preferred stock purchase rights are not exercisable and are attached to and transfer and trade with, the outstanding shares of common stock. The preferred stock purchase rights will separate from the common stock and will become exercisable upon the earliest of (i) the close of business on the tenth business day following the first public announcement that an acquiring person has acquired beneficial ownership of 15% or more of the aggregate outstanding shares of common stock, subject to certain exceptions, the date of said announcement being referred to as the stock acquisition date, or (ii) the close of business on the tenth business day (or such later date as our board of directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming an acquiring person, the earlier of such dates being the distribution date. For these purposes, a person will not be deemed to beneficially own shares of common stock which may be issued in exchange for rights units. The stockholder rights agreement contains provisions that are designed to ensure that the manager and its affiliates will never, alone, be considered a group that is an acquiring person.

       Until the distribution date (or earlier redemption, exchange or expiration of rights), (a) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after the record date will contain a notation incorporating the stockholder rights agreement by reference, and (c) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with common stock represented by such certificate.

       The rights are not exercisable until the distribution date and will expire ten years after the issuance thereof, on October 16, 2012, unless such date is extended or the rights are earlier redeemed or exchanged by us as described below.

       As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by our board of directors, only shares of common stock issued prior to the distribution date will be issued with rights.

       In the event that a person becomes an acquiring person, except pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair to, not inadequate and otherwise in our best interests and the best interest of our stockholders, after receiving advice from one or more investment banking firms, a qualified offer, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of rights units associated with each right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us as set forth below.

       In the event that, at any time following the stock acquisition date, (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation (other than with an entity which acquired the shares pursuant to a qualified offer), (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock changed or exchanged, or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "triggering events."

       At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding common stock, our board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

       We may redeem the rights in whole, but not in part, at a price of $0.01 per right (payable in cash, common stock or other consideration deemed appropriate by our board of directors) at any time until the earlier of (i) the close of business on the tenth business day after the stock acquisition date, or
(ii) the expiration date of the rights agreement. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

       The rights agreement may be amended by our board of directors in its sole discretion at any time prior to the distribution date. After the distribution date, subject to certain limitations set forth in the rights agreement, our board of directors may amend the rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders (excluding the interests of an acquiring person or its associates or affiliates). The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.

       Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock, other securities of ours, other consideration or for common stock of an acquiring company or in the event of the redemption of the rights as set forth above.

       A copy of the rights agreement is available from us upon written request. The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

DIVIDEND REINVESTMENT PLAN

       We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for our common stock and our Series B Preferred Stock is American Stock Transfer & Trust Company, New York, New York.

TRANSFER RESTRICTIONS

       Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly,
(a) shares of our stock representing in excess of 8.0% of the aggregate value of the outstanding shares of our stock, treating all classes and series of our stock as one for this purpose, or (b) shares of our Series B Preferred Stock representing in excess of 25.0% of the outstanding shares of our Series B Preferred Stock, in each case unless they receive an exemption from our board of directors.

       Our charter further prohibits (a) any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

       Our board of directors may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine in its sole discretion. Our board of directors has granted limited exemptions to Newcastle Investment Holdings, Fortress Principal Investment Holdings LLC, our manager, a third party group of funds managed by Wallace R. Weitz & Company, and certain affiliates of these entities.

       Any attempted transfer or ownership of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust ("Trust") for the exclusive benefit of one or more charitable beneficiaries ("Charitable Beneficiary"), and the proposed holder will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our charter) prior to the date of such violation. The shares transferred to the Trust will generally be selected so as to minimize the aggregate value of shares transferred to the Trust. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed holder will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed holder prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional Trusts with distinct Trustees and Charitable Beneficiaries to which shares may be transferred.

       Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed holder and to the Charitable Beneficiary as follows. The proposed holder will receive the lesser of (i) the price paid by the proposed holder for the shares or, if the proposed holder did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed holder will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed holder, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed holder received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

       In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed holder.

       If an investor acquires an amount of stock that exceeds 8.0% of the number of shares of a particular class, but is less than 8.0% of the aggregate value of the Company's stock of all classes, subsequent fluctuations in the relative values of the Company's different classes of stock could cause the investor's ownership to exceed the 8.0% ownership limitation, with the consequences described above.

       Our charter further provides that, prior to the date shares of our common and preferred stock qualify as a class of "publicly offered securities" (within the meaning of Department of Labor Regulation Section 2510.3-101(a)(2)) or another exception to the "look-through" rule under such regulation applies, (a) no plan investor may acquire shares of our stock without our prior written consent; and (b) any transfers to plan investors that would increase the aggregate plan investors, ownership of shares of our stock to a level that meets or exceeds 25% or more of the value of any class of our stock will be void ab initio. If any transfer of shares of our stock to plan investors occurs which, if effective, would result in plan investors beneficially or constructively owning, in the aggregate, shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock, the beneficial or constructive ownership of which otherwise would cause such plan investors to violate such limitations, shall be automatically transferred to the Trust (as defined above) to be held, subject to certain adjustments, in accordance with the provisions detailed above.

       All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

       Every record owner of more than a specified percentage of our stock as required by the Internal Revenue Code or the regulations promulgated thereunder (which may be as low as 0.5% depending upon the number of stockholders of record of our stock), within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

       These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

       Future sales in the public markets of substantial amounts of common stock could adversely affect the market prices prevailing from time to time for the common stock. It could also impair our ability to raise capital through future sales of equity securities.

       After completion of this offering, we will have 27,490,057 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options held by Fortress Principal Investment Holdings LLC, an affiliate of our manager. All of the 4,000,000 shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act. In addition, all of the 16,488,517 shares of our common stock distributed by Newcastle Investment Holdings to its stockholders on May 19, 2003, except for 2,750,189 shares distributed to Fortress Principal Investment Holdings LLC, an affiliate of our manager, and a de minimis number of shares distributed to an officer of our company, are also freely transferable without restriction or further registration under the Securities Act.

       The shares of common stock held by our manager and its affiliate and our officers and directors are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

       In connection with this offering, we have granted to our manager an option to purchase 400,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager and its principals will beneficially own approximately 13.5% of our common stock, assuming exercise of all of their options. The manager option shares will not be registered in connection with this offering.

LOCK-UP

       We have agreed that, subject to specified exceptions (including issuances of shares of common stock in connection with acquisitions), without the consent of the underwriters, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 90 days from the date of this prospectus. Our manager, including its executive officers, our executive officers and our directors have each agreed under lock-up agreements with the underwriters that, without the prior written consent of the underwriters, they will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock for a period ending 90 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreements.

INCENTIVE PLAN SHARES

       Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock issued or reserved for issuance under our incentive plan. The registration statement will become effective automatically upon filing. The registration statement on Form S-8 will cover options and shares granted to our officers and directors. The registration statement on Form S-8 will not cover the options for 700,000 shares granted to Fortress Principal Investment Holdings LLC, an affiliate of our manager, in connection with our initial public offering or the options for 400,000 shares granted to an affiliate of our manager in connection with this offering. As of June 30, 2003, options to purchase in the aggregate 16,000 shares of our common stock have been issued to our directors and an aggregate of 1,540 shares of our common stock have been awarded to our directors. The options vest as follows:

       - options for an aggregate of 8,000 shares, which were granted when each of our directors, other than Mr. Edens, joined our board of directors, vested immediately upon grant; and

       - options for an aggregate of 8,000 shares, which were automatically granted to our directors, other than Mr. Edens, after our annual meeting of stockholders on May 30, 2003 vest 25% on the date of grant, with 25% vesting on each anniversary of the date of grant thereafter.

Accordingly, shares registered under the S-8 registration statement will, subject to vesting provisions, be available for sale in the open market.

                    IMPORTANT PROVISIONS OF MARYLAND LAW AND
                           OF OUR CHARTER AND BYLAWS

       The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

CLASSIFICATION OF OUR BOARD OF DIRECTORS

       Our bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors.

       Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2006, 2004 and 2005, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of the board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

       The classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change the control of us, even though the tender offer or change in control might be in the best interest of our stockholders.

REMOVAL OF DIRECTORS

       Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

BUSINESS COMBINATIONS

       Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

       - any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

       - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

       A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

       After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

       - 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group; and

       - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

       These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

       The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combinations
(a) between us and Fortress Investment Group LLC or any of its affiliates, (b) between us and Newcastle Investment Holdings or any of its affiliates and (c) between us and any interested stockholder, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such interested stockholder). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

       The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

       Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

       -     one-tenth or more but less than one-third,

       -     one-third or more but less than a majority, or

       -     a majority or more of all voting power.

       Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

       A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

       If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

       The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

       Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

AMENDMENT TO OUR CHARTER

       Our charter, including its provisions on classification of our board of directors and removal of directors, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

       Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

       The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter on classification of our board of directors and removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

                       FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading "Federal Income Tax Considerations," references to Newcastle mean only Newcastle Investment Corp. and not its subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Newcastle and its subsidiaries and affiliated entities will be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

       -     financial institutions;

       -     insurance companies;

       -     broker-dealers;

       -     regulated investment companies;

       - holders who receive Newcastle stock through the exercise of employee stock options or otherwise as compensation;

       - persons holding Newcastle stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

       and, except to the extent discussed below:

       -     tax-exempt organizations; and

       -     foreign investors.

       This summary assumes that investors will hold our stock as capital assets, which generally means as property held for investment.

       THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF NEWCASTLE COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING NEWCASTLE COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF NEWCASTLE COMMON STOCK.

TAXATION OF NEWCASTLE

       Newcastle will elect to be taxed as a REIT, commencing with its initial taxable year ending December 31, 2002, upon the filing of its federal income tax return for that year. Newcastle believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner.

       The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. Newcastle received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that Newcastle was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to the organization and operation of Newcastle, and is conditioned upon representations and covenants made by the management of Newcastle regarding its organization, assets and the past, present and future conduct of its business operations. While Newcastle intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Newcastle, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or Newcastle that Newcastle will so qualify for any particular year. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP also relies on various legal opinions issued by other counsel for Newcastle and its predecessors, including Sidley Austin Brown & Wood LLP and Thacher Proffitt & Wood, with respect to certain issues and transactions. The opinions, copies of which will be filed as an exhibit to the registration statement of which this prospectus is a part, are expressed as of the date issued, and do not cover subsequent periods. Counsel will have no obligation to advise Newcastle or the holders of Newcastle stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

       Qualification and taxation as a REIT depends on the ability of Newcastle to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. In addition, Newcastle's ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Newcastle's ability to qualify as a REIT also requires that it satisfies certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by Newcastle. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of Newcastle's operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

  TAXATION OF REITS IN GENERAL

       As indicated above, qualification and taxation as a REIT depends upon the ability of Newcastle to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "-- Requirements for Qualification -- General." While Newcastle intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See "-- Failure to Qualify."

       Provided that Newcastle qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

       The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Act"), recently enacted by Congress and signed by President Bush, reduces the rate at which individual stockholders are taxed on corporate dividends from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the 2003 through 2008 tax years. Dividends received by stockholders from Newcastle or from other entities that are taxed as REITs, however, are generally not eligible for the reduced rates and will continue to be taxed at rates applicable to ordinary income.

       Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "Taxation of Stockholders."

       If Newcastle qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

       - Newcastle will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

       - Newcastle may be subject to the "alternative minimum tax" on its items of tax preference, including any deductions of net operating losses.

       - If Newcastle has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "-- Prohibited Transactions", and "-- Foreclosure Property", below.

       - If Newcastle elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property", it may thereby avoid the 100% excise tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

       - If Newcastle should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount based on the magnitude of the failures adjusted to reflect the profitability of Newcastle.

       - If Newcastle should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year,
             (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Newcastle would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

       - Newcastle may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's stockholders, as described below in "-- Requirements for Qualification -- General."

       - A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

       - If Newcastle acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in the hands of Newcastle is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, Newcastle may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it subsequently recognizes gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

       - Certain of Newcastle's subsidiaries are subchapter C corporations, the earnings of which could be subject to federal corporate income tax.

       In addition, Newcastle and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. Newcastle could also be subject to tax in situations and on transactions not presently contemplated.

  REQUIREMENTS FOR QUALIFICATION -- GENERAL

       The Internal Revenue Code defines a REIT as a corporation, trust or association:

                (1)  that is managed by one or more trustees or directors;

                (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

                (3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

                (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

                (5) the beneficial ownership of which is held by 100 or more persons;

                (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities); and

                (7) which meets other tests described below, including with respect to the nature of its income and assets.

       The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Newcastle's charter provides restrictions regarding transfers of its shares, which are intended to assist Newcastle in satisfying the share ownership requirements described in conditions (5) and (6) above.

       To monitor compliance with the share ownership requirements, Newcastle is generally required to maintain records regarding the actual ownership of its shares. To do so, Newcastle must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by Newcastle. A list of those persons failing or refusing to comply with this demand must be maintained as part of the records of Newcastle. Failure by Newcastle to comply with these record keeping requirements could subject it to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

       In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Newcastle satisfies this requirement.

  EFFECT OF SUBSIDIARY ENTITIES

       Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Newcastle's proportionate share of the assets and items of income of its subsidiary partnerships are treated as assets and items of income of Newcastle for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of Investments in Affiliated Entities -- Partnerships."

       Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary", that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Newcastle has several qualified REIT subsidiaries. Other entities that are wholly-owned by a REIT, including single member limited liability companies, are also generally disregarded as a separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which Newcastle holds an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

       In the event that a disregarded subsidiary of Newcastle ceases to be wholly-owned -- for example, if any equity interest in the subsidiary is acquired by a person other than Newcastle or another disregarded subsidiary of Newcastle -- the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Newcastle's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See
"-- Asset Tests" and "-- Income Tests."

       Taxable Subsidiaries. A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary ("TRS"). The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by Newcastle and its subsidiaries in the aggregate, and Newcastle's ability to make distributions to its stockholders.

       A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

  INCOME TESTS

       In order to maintain qualification as a REIT, Newcastle annually must satisfy two gross income requirements. First, at least 75% of Newcastle's gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions", must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of Newcastle's gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

       Rents received by Newcastle will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. Newcastle and its affiliates are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Newcastle and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, Newcastle is permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Also, rental income will qualify as rents from real property only to the extent that Newcastle does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

       Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If Newcastle receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that Newcastle acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and Newcastle's income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

       To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.

       To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

       Newcastle may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by Newcastle from a REIT will be qualifying income in Newcastle's hands for purposes of both the 95% and 75% income tests.

       If Newcastle fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if the failure of Newcastle to meet these tests was due to reasonable cause and not due to willful neglect, Newcastle attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether Newcastle would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Newcastle, Newcastle will not qualify as a REIT. As discussed above under "-- Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which Newcastle fails to satisfy the particular gross income test.

  ASSET TESTS

       Newcastle, at the close of each calendar quarter, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of Newcastle must be represented by some combination of "real estate assets", cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

       The second asset test is that the value of any one issuer's securities owned by Newcastle may not exceed 5% of the value of Newcastle's total assets. Third, Newcastle may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to "straight debt" having specified characteristics. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT's total assets.

       Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for "straight debt." Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by Newcastle that is issued by another REIT may not so qualify.

       Interests held by Newcastle in a real estate mortgage investment conduit, or "REMIC," are generally treated as qualifying real estate assets, and income derived by Newcastle from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of Newcastle's interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a "residual interest" in a REMIC from which it derives "excess inclusion income", the REIT will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "Taxation of Stockholders."

       Newcastle believes that its holdings of securities and other assets comply, and will continue to comply, with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support Newcastle's conclusions as to the value of its total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Newcastle's interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

  ANNUAL DISTRIBUTION REQUIREMENTS

       In order to qualify as a REIT, Newcastle is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

                (a)  the sum of

                       (1) 90% of the "REIT taxable income" of Newcastle (computed without regard to the deduction for dividends paid and net capital gains of Newcastle), and

                       (2) 90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

                (b)  the sum of specified items of noncash income.

       These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Newcastle timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by Newcastle, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in Newcastle organizational documents.

       To the extent that Newcastle distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. Newcastle may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, Newcastle could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by Newcastle. Stockholders of Newcastle would then increase the adjusted basis of their Newcastle common stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

       To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See "-- Taxation of Stockholders -- Taxation of Taxable Domestic Stockholders -- Distributions."

       If Newcastle should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Newcastle would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax. Newcastle intends to make timely distributions so that it is not subject to the 4% excise tax.

       It is possible that Newcastle, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by Newcastle for federal income tax purposes. Other sources of non-cash taxable income include real estate and securities that are financed through securitization structures, which require some or all of available cash flows to be used to service borrowings, loans or mortgage backed securities held by Newcastle as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which Newcastle may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

       Newcastle may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Newcastle's deduction for dividends paid for the earlier year. In this case, Newcastle may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, Newcastle will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

  FAILURE TO QUALIFY

       If Newcastle fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Newcastle would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Newcastle is not a REIT would not be deductible by Newcastle, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at capital gains rates (through 2008) pursuant to 2003 Act, and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless Newcastle is entitled to relief under specific statutory provisions, Newcastle would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Newcastle would be entitled to this statutory relief. The rule against re-electing REIT status following a loss of such status could also apply to Newcastle if Newcastle Investment Holdings failed to qualify as a REIT, and Newcastle is treated as a successor to Newcastle Investment Holdings for federal income tax purposes.

  PROHIBITED TRANSACTIONS

       Net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Newcastle intends to conduct its operations so that no asset owned by Newcastle or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of Newcastle's business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by Newcastle will not be treated as property held for sale to customers, or that Newcastle can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

  FORECLOSURE PROPERTY

       Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. Newcastle does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if Newcastle does receive any such income, it intends to make an election to treat the related property as foreclosure property.

  FOREIGN INVESTMENTS

       Newcastle and its subsidiaries currently hold and may acquire additional investments and, accordingly, pay taxes, in foreign countries. Taxes paid by Newcastle in foreign jurisdictions may not be passed through to, or used by, its stockholders as a foreign tax credit or otherwise. Newcastle's foreign investments may also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains recognized by Newcastle directly or through pass-through subsidiaries, and will not adversely affect Newcastle's ability to satisfy the REIT qualification requirements.

  DERIVATIVES AND HEDGING TRANSACTIONS

       Newcastle and its subsidiaries have, from time to time, and may in the future enter into hedging transactions with respect to interest rate exposure on one or more of their assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that Newcastle or a pass-through subsidiary enters into such a contract to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets, any periodic income from the instrument, or gain from the disposition of it, would be qualifying income for purposes of the REIT 95% gross income test, but not for the 75% gross income test. To the extent that Newcastle hedges with other types of financial instruments or in other situations (for example, hedges against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 95% or 75% income tests unless certain technical requirements are met. Newcastle intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Newcastle may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that Newcastle's hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect Newcastle's ability to satisfy the REIT qualification requirements.

  TAXABLE MORTGAGE POOLS

       An entity, or a portion of an entity, may be classified as a taxable mortgage pool ("TMP") under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP. Newcastle currently holds interests in TMPs, and its future financing and securitization arrangements may give rise to other TMPs, with the consequences as described in the next paragraph.

       Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. The Treasury Department has not yet issued regulations to govern the treatment of stockholders as described below. A portion of the REIT's income from the TMP arrangement, which might be non-cash accrued income, could be treated as "excess inclusion income." This income would nonetheless be subject to the distribution requirements that apply to the REIT, and could therefore adversely affect its liquidity. See "-- Annual Distribution

Requirements." Moreover, the REIT's excess inclusion income would be allocated among its stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "Taxation of Stockholders." To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT would be taxable on this income at the highest applicable corporate tax rate (currently 35%). The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors.

       If a subsidiary partnership of Newcastle, not wholly-owned by Newcastle directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter Newcastle's REIT income and asset test calculations, and could adversely affect its compliance with those requirements. Newcastle believes that it has no subsidiary partnerships that are or will become TMPs, and intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect its status as a REIT.

TAX ASPECTS OF INVESTMENTS IN AFFILIATED PARTNERSHIPS

  GENERAL

       Newcastle may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Newcastle will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Newcastle will include its proportionate share of assets held by subsidiary partnerships. See "Taxation of Newcastle -- Effect of Subsidiary Entities -- Ownership of Partnership Interests."

  ENTITY CLASSIFICATION

       The investment by Newcastle in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of Newcastle's subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See "Taxation of Newcastle -- Taxable Mortgage Pools." If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the assets of Newcastle and items of gross income of Newcastle would change and could preclude Newcastle from satisfying the REIT asset tests or the gross income tests as discussed in "Taxation of Newcastle -- Asset Tests" and "-- Income Tests," and in turn could prevent Newcastle from qualifying as a REIT. See "Taxation of Newcastle -- Failure to Qualify," above, for a discussion of the effect of the failure of Newcastle to meet these tests for a taxable year. In addition, any change in the status of any of Newcastle's subsidiary partnerships for tax purposes might be treated as a taxable event, in which case Newcastle could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

  TAX ALLOCATIONS WITH RESPECT TO PARTNERSHIP PROPERTIES

       Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

       To the extent that any subsidiary partnership of Newcastle acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may apply to the contribution by Newcastle to any subsidiary partnerships of the cash proceeds received in offerings of its stock. As a result, partners, including Newcastle, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause Newcastle to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect Newcastle's ability to comply with the REIT distribution requirements discussed above.

TAXATION OF STOCKHOLDERS

  TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

       Distributions. Provided that Newcastle qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates for qualified dividends received by individuals from taxable C corporations pursuant to the 2003 Act. Stockholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (ii) dividends received by the REIT from taxable C corporations, or (iii) income in the prior taxable years from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

       Distributions from Newcastle that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of Newcastle for the taxable year, without regard to the period for which the stockholder has held its common stock. A similar treatment will apply to long-term capital gains retained by Newcastle, to the extent that Newcastle elects the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

       In determining the extent to which a distribution constitutes a dividend for tax purposes, Newcastle's earnings and profits generally will be allocated first to distributions with respect to its Series B Preferred Stock, on a pro rata basis, and then to Newcastle's common stock. If Newcastle has net capital gains and designates some or all of its distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.

       Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Newcastle in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Newcastle and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Newcastle before the end of January of the following calendar year.

       To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "Taxation of Newcastle -- Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

       If excess inclusion income from a taxable mortgage pool is allocated to any Newcastle stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See "Taxation of Newcastle -- Taxable Mortgage Pools."

       Dispositions of Newcastle Stock. In general, capital gains recognized by individuals upon the sale or disposition of shares of Newcastle stock will, pursuant to the 2003 Act, be subject to a maximum federal income tax rate of 15% (from May 6, 2003 through 2008) if the Newcastle stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if the Newcastle stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Newcastle stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Newcastle stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Newcastle that are required to be treated by the stockholder as long-term capital gain.

       If a stockholder recognizes a loss upon a subsequent disposition of Newcastle stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving tax shelters could apply, to require a disclosure filing with the IRS concerning the loss generating transaction. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisers concerning any possible disclosure obligation with respect to the receipt or disposition of Newcastle stock, or transactions that might be undertaken directly or indirectly by Newcastle. Moreover, you should be aware that Newcastle and other participants in the transactions involving Newcastle (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

  TAXATION OF FOREIGN STOCKHOLDERS

       The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of Newcastle stock applicable to non-U.S. holders of Newcastle stock. A "non-U.S. holder" is any person other than:

                (a)  a citizen or resident of the United States,

                (b) a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

                (c) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

                (d) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

       The discussion is based on current law and is for general information only. The discussion addresses only selective and not all aspects of United States federal income and estate taxation.

       Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the earnings and profits of Newcastle which are not attributable to capital gains of Newcastle and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. Reduced treaty rates are not available to the extent that income is excess inclusion income allocated to the foreign stockholder. See "Taxation of Newcastle -- Taxable Mortgage Pools."

       In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Newcastle stock. In cases where the dividend income from a non-U.S. holder's investment in Newcastle stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

       Non-Dividend Distributions. Unless Newcastle stock constitutes a U.S. real property interest (a "USRPI"), distributions by Newcastle which are not dividends out of the earnings and profits of Newcastle will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Newcastle's current and accumulated earnings and profits. If Newcastle stock constitutes a USRPI, as described below, distributions by Newcastle in excess of the sum of its earnings and profits plus the stockholder's basis in its Newcastle stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of Newcastle's earnings and profits.

       Capital Gain Dividends. Under FIRPTA, a distribution made by Newcastle to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by Newcastle directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, Newcastle will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if Newcastle held the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

       Dispositions of Newcastle Stock. Unless Newcastle stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of Newcastle's assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

       Even if the foregoing test is not met, Newcastle stock nonetheless will not constitute a USRPI if Newcastle is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. Newcastle believes that it is, and it expects to continue to be, a domestically-controlled REIT and, therefore, the sale of Newcastle stock should not be subject to taxation under FIRPTA. Because Newcastle stock is publicly traded, however, no assurance can be given that Newcastle will be a domestically-controlled REIT.

       In the event that Newcastle does not constitute a domestically-controlled REIT, a non-U.S. holder's sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the stock owned is of a class that is "regularly traded," as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. holder held 5% or less of Newcastle's outstanding stock of that class at all times during a specified testing period.

       If gain on the sale of stock of Newcastle were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

       Gain from the sale of Newcastle stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder's investment in the Newcastle stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

       Estate Tax. Newcastle stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

  TAXATION OF TAX-EXEMPT STOCKHOLDERS

       Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Newcastle stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Newcastle stock is not otherwise used in an unrelated trade or business, distributions from Newcastle and income from the sale of the Newcastle stock should not give rise to UBTI to a tax-exempt stockholder. To the extent, however, that Newcastle (or a part of Newcastle, or a disregarded subsidiary of Newcastle) is a TMP, or if Newcastle holds residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. See "Taxation of Newcastle -- Taxable Mortgage Pools."

       Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from Newcastle as UBTI.

       In certain circumstances, a pension trust that owns more than 10% of Newcastle's stock could be required to treat a percentage of the dividends from Newcastle as UBTI, if Newcastle is a "pension-held REIT." Newcastle will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of Newcastle's stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of Newcastle's stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of Newcastle's stock should generally prevent a tax-exempt entity from owning more than 10% of the value of Newcastle's stock, or Newcastle from becoming a pension-held REIT.

       TAX-EXEMPT STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNING NEWCASTLE STOCK.

OTHER TAX CONSIDERATIONS

  LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

       The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in Newcastle.

       The recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rates at which individuals are taxed on capital gains from 20% to 15% (from May 6, 2003 through 2008) and for dividends payable by taxable C corporations to individuals generally from 38.6% to 15% (from January 1, 2003 through 2008). While gains from the sale of the stock of REITs are eligible for the reduced tax rates, dividends payable by REITs are not eligible for the reduced tax rates except in limited circumstances. As a result, dividends received from REITs generally will continue to be taxed at ordinary income rates (now at a maximum of 35% through 2010). The more favorable tax rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

STATE, LOCAL AND FOREIGN TAXES

       Newcastle and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. Newcastle owns properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of Newcastle and its stockholders may not conform to the federal income tax treatment discussed above. Newcastle will pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by Newcastle do not pass through to stockholders as a credit against their United States federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in Newcastle stock.

                              ERISA CONSIDERATIONS

       A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the Internal Revenue Code or any substantially similar federal, state or local law. ERISA and the Internal Revenue Code impose restrictions on:

       -     employee benefit plans as defined in Section 3(3) of ERISA,

       - plans described in Section 4975(e)(1) of the Internal Revenue Code, including retirement accounts and Keogh Plans,

       - entities whose underlying assets include plan assets by reason of a plan's investment in such entities, and

       - persons who have certain specified relationships to a plan described as "parties in interest" under ERISA and "disqualified persons" under the tax code.

REGULATION UNDER ERISA AND THE TAX CODE

       ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan's assets is considered to be a fiduciary of that plan. Both ERISA and the tax code prohibit certain transactions involving "plan assets" between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty

       The term "plan assets" is not defined by ERISA or the tax code. However, a plan's assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an "equity interest" in such an entity such as the shares. In that event, the operations of such an entity could result in a prohibited transaction under ERISA and the tax code.

REGULATION ISSUED BY THE DEPARTMENT OF LABOR

       The Department of Labor issued a regulation that provides exceptions to this rule. Under this regulation, if a plan acquires a "publicly-offered security," the issuer of the security is not deemed to hold plan assets. A publicly-offered security is a security that:

       -     is freely transferable,

       - is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

       -     is either:

                (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or

                (ii) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

THE SHARES OF OUR COMMON STOCK AS "PUBLICLY-OFFERED SECURITIES"

       Our common stock currently meets the above criteria and it is anticipated that the shares of our common stock being offered hereby will continue to meet the criteria of publicly-offered securities. Although no assurances can be given, the underwriters expect that:

       - there will be no restrictions imposed on the transfer of interests in our common stock,

       - our common stock will be held by at least 100 independent investors at the conclusion of the offering, and

       - our common stock being offered hereby will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and then will be timely registered under the Exchange Act.

GENERAL INVESTMENT CONSIDERATIONS

       Prospective fiduciaries of a plan (including, without limitation, an entity whose assets include plan assets, including, as applicable, an insurance company general account) considering the purchase of common stock should consult with their legal advisors concerning the impact of ERISA and the tax code and the potential consequences of making an investment in these shares with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

       - whether the plan's investment could give rise to a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue Code,

       -     whether the fiduciary has the authority to make the investment,

       - the composition of the plan's portfolio with respect to diversification by type of asset,

       -     the plan's funding objectives,

       -     the tax effects of the investment,

       -     whether our assets would be considered plan assets, and

       - whether, under the general fiduciary standards of investment prudence and diversification an investment in these shares is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

       Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code. Accordingly, assets of such plans may be invested in the common stock without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the tax code is subject to the prohibited transaction rules set forth in the tax code.

                                  UNDERWRITING

       The shares of common stock being sold in this offering are being offered through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., UBS Securities LLC, Lehman Brothers Inc. and JMP Securities LLC as the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                NUMBER
                                                               OF SHARES
UNDERWRITER                                                    ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Bear, Stearns & Co. Inc. ...................................
UBS Securities LLC..........................................
Lehman Brothers Inc. .......................................
JMP Securities LLC..........................................
                                                               ---------
             Total..........................................   4,000,000
                                                               =========

       The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If any underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

       We have agreed to indemnify the underwriters' against various liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

       The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The underwriters have advised us that they initially propose to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $
per share. The underwriters may allow, and the dealers may reallow, a discount
not in excess of $   per share to other dealers. After this offering, the public offering price, concession and discount may be changed.

       The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

                                             PER SHARE   WITHOUT OPTION   WITH OPTION
                                             ---------   --------------   -----------
Public offering price......................      $             $               $
Underwriting discount......................      $             $               $
Proceeds, before expenses, to us...........      $             $               $

       The expenses of the offering, not including the underwriting discount, are estimated at $350,000 and are payable by us.

OVER-ALLOTMENT OPTION

       We have granted an option to the underwriters to purchase up to 600,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

RESERVED SHARES

       At our request, the underwriters have reserved for sale, at the public offering price, up to 2% of the shares offered by this prospectus for sale to some of our officers and directors, officers and employees of our manager and their families, certain of our affiliates and other persons associated with us who express an interest in purchasing shares of common stock in this offering. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

       We have agreed that, subject to specified exceptions (including issuances of shares of common stock in connection with acquisitions), without the consent of the underwriters, we will not directly, or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 90 days from the date of this prospectus. Our manager (including its executive officers), our executive officers, and our directors, have agreed under lock-up agreements with the underwriters that, subject to specified exceptions (including existing pledges and refinancing thereof and transfers for charitable and estate planning purposes), without the prior written consent of the underwriters, they will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock for a period ending 90 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreements and as described under the heading "Shares Eligible For Future Sale -- Lock-up" in this prospectus.

       In connection with this offering, we have granted to our manager an option to purchase 400,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering. As a result, upon completion of this offering, our manager and its principals will beneficially own approximately 13.5% of our common stock, assuming exercise of all of their options. The manager option shares will not be registered in connection with this offering.

NEW YORK STOCK EXCHANGE LISTING

       The shares sold in this offering will be listed on the New York Stock Exchange under the symbol "NCT".

PRICE STABILIZATION AND SHORT POSITIONS

       Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

       If the underwriters create a short position in our common stock in connection with this offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of those purchases.

       Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock.

In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

       Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received, and expect to receive, customary fees and commissions for these transactions.

                                 LEGAL MATTERS

       Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Piper Rudnick LLP, Baltimore, Maryland, and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP has represented us in the past and continues to represent us on a regular basis on a variety of matters.

                                    EXPERTS

       The consolidated financial statements of Newcastle Investment Corp. and subsidiaries at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

       We have filed a registration statement, of which this prospectus is a part, on Form S-11 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC's public reference room in Washington, D.C. at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Newcastle Investment Corp., c/o Fortress Investment Group, 1251 Avenue of the Americas, New York, NY 10020, Attention: Secretary or (212) 798-6100.

       We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We report our financial statements on a year ended December 31. We furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INDEX TO FINANCIAL STATEMENTS:
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of December 31, 2002 and
  December 31, 2001.........................................   F-3
Consolidated Statements of Income for the years ended
  December 31, 2002, 2001 and 2000..........................   F-4
Consolidated Statements of Stockholders' Equity and
  Redeemable Preferred Stock for the years ended December
  31, 2002, 2001 and 2000...................................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..........................   F-7
Notes to Consolidated Financial Statements..................   F-9
Consolidated Balance Sheets as of March 31, 2003 and
  December 31, 2002.........................................  F-44
Consolidated Statements of Income for the three months ended
  March 31, 2003 and March 31, 2002.........................  F-45
Consolidated Statements of Stockholders' Equity and
  Redeemable Preferred Stock for the three months ended
  March 31, 2003 and 2002...................................  F-46
Consolidated Statements of Cash Flows for the three months
  ended March 31, 2003 and March 31, 2002...................  F-47
Notes to Consolidated Financial Statements..................  F-49

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Newcastle Investment Corp.

We have audited the accompanying consolidated balance sheets of Newcastle Investment Corp. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and redeemable preferred stock, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Newcastle Investment Corp. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles general accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, in 2001 the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by Statement of Financial Accounting Standards No. 138, "Accounting for Derivative Instruments and Certain Hedging Activities."

                                          (ERNST & YOUNG SIGNATURE)

February 11, 2003, except for note 12 as to which the date is February 28, 2003
New York, New York

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2002            2001
                                                              -------------   -------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                       SHARE DATA)
ASSETS
  Real estate securities, available for sale -- Note 4......   $1,069,892      $  522,258
  CBO III deposit -- Note 4.................................       37,777              --
  Operating real estate, net -- Note 5......................      113,652         524,834
  Real estate held for sale -- Note 5.......................        3,471              --
  Marketable securities, available for sale -- Note 4.......       11,209          14,467
  Loans and mortgage pools receivable, net -- Note 6........      258,198          10,675
  Investments in unconsolidated subsidiaries -- Note 3......           --          73,208
  Cash and cash equivalents.................................       45,463          31,360
  Restricted cash...........................................       10,380          34,508
  Due from affiliates -- Note 10............................           --          11,334
  Deferred costs, net.......................................        6,489          17,988
  Receivables and other assets..............................       16,036          21,487
                                                               ----------      ----------
  TOTAL ASSETS..............................................   $1,572,567      $1,262,119
                                                               ==========      ==========
LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY
LIABILITIES
  CBO bonds payable -- Note 8...............................   $  868,497      $  445,514
  Other bonds payable -- Note 8.............................       37,389         319,303
  Notes payable -- Note 8...................................       62,952         111,116
  Repurchase agreements -- Note 8...........................      248,169           1,457
  Credit facility -- Note 8.................................           --          20,000
  Derivative liabilities -- Note 7..........................       54,095          11,732
  Dividends payable.........................................        9,161           8,882
  Due to affiliates -- Note 10..............................        1,335              --
  Accrued expenses and other liabilities....................        6,728          10,633
                                                               ----------      ----------
  TOTAL LIABILITIES.........................................    1,288,326         928,637
                                                               ==========      ==========
  Commitments and contingencies -- Notes 9, 10 and 11.......           --              --
MINORITY INTEREST...........................................           --           2,527
  Redeemable preferred stock, $.01 par value, 100,000,000
     shares authorized, 1,020,517 shares issued and
     outstanding at December 31, 2001.......................           --          20,410
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 500,000,000 shares
     authorized, 23,488,517 and 16,488,517 shares issued and
     outstanding at December 31, 2002 and 2001,
     respectively...........................................          235             165
  Additional paid-in capital................................      290,935         309,356
  Dividends in excess of earnings...........................      (13,966)         (7,767)
  Accumulated other comprehensive income -- Note 2..........        7,037           8,791
                                                               ----------      ----------
  TOTAL STOCKHOLDERS' EQUITY................................      284,241         310,545
                                                               ----------      ----------
  TOTAL LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED
     STOCK AND STOCKHOLDERS' EQUITY.........................   $1,572,567      $1,262,119
                                                               ==========      ==========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                         YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          12/31/02       12/31/01       12/31/00
                                                        ------------   ------------   ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES:
  Interest and dividend income........................  $    73,082    $    48,913    $    50,985
  Rental and escalation income........................       19,874         20,053         20,433
  Gain on settlement of investments...................       11,417          8,438         20,836
  Management fee from affiliate -- Note 3.............        4,470          8,941          8,941
  Incentive income from affiliate -- Note 3...........       (1,218)        28,709             --
  Other income........................................           18             68            728
                                                        -----------    -----------    -----------
                                                            107,643        115,122        101,923
                                                        -----------    -----------    -----------
EXPENSES:
  Interest expense....................................       49,527         35,863         36,897
  Property operating expense..........................        8,631          8,695          8,957
  Loan servicing expense..............................          655            254            265
  General and administrative expense..................        2,914          1,568          3,272
  Management fees to affiliate -- Notes 3 and 10......        9,250         14,687         15,587
  Preferred incentive return to affiliate -- Notes 3
     and 10...........................................        2,856         17,188             --
  Depreciation and amortization.......................        3,199          3,574          2,926
                                                        -----------    -----------    -----------
                                                             77,032         81,829         67,904
                                                        -----------    -----------    -----------
  Income before equity in earnings of unconsolidated
     subsidiaries.....................................       30,611         33,293         34,019
  Equity in earnings of unconsolidated
     subsidiaries -- Note 3...........................          362          2,807           (980)
                                                        -----------    -----------    -----------
Income from continuing operations.....................       30,973         36,100         33,039
Income (loss) from discontinued operations -- Note
  5...................................................          522          7,571          9,821
                                                        -----------    -----------    -----------
NET INCOME............................................       31,495         43,671         42,860
Preferred dividends and related accretion.............       (1,162)        (2,540)        (2,084)
                                                        -----------    -----------    -----------
INCOME AVAILABLE FOR COMMON STOCKHOLDERS..............  $    30,333    $    41,131    $    40,776
                                                        ===========    ===========    ===========
NET INCOME PER SHARE OF COMMON STOCK, BASIC AND
  DILUTED.............................................  $      1.68    $      2.49    $      2.16
                                                        ===========    ===========    ===========
Income from continuing operations per share of common
  stock, after preferred dividends and related
  accretion, basic and diluted........................  $      1.65    $      2.03    $      1.64
                                                        ===========    ===========    ===========
Income (loss) from discontinued operations per share
  of common stock, basic and diluted..................  $      0.03    $      0.46    $      0.52
                                                        ===========    ===========    ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING, BASIC..................................   18,080,298     16,492,708     18,892,232
                                                        ===========    ===========    ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING, DILUTED................................   18,090,052     16,492,708     18,892,232
                                                        ===========    ===========    ===========
DIVIDENDS DECLARED PER SHARE OF COMMON STOCK..........  $      2.05    $      2.00    $      1.50
                                                        ===========    ===========    ===========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                    REDEEMABLE PREFERRED                                                      ACCUM.      TOTAL
                                            STOCK              COMMON STOCK       ADDITIONAL    DIVIDENDS     OTHER      STOCK-
                                    ---------------------   -------------------     PD. IN      IN EXCESS     COMP.     HOLDERS'
                                      SHARES      AMOUNT      SHARES     AMOUNT    CAPITAL     OF EARNINGS    INCOME     EQUITY
                                    ----------   --------   ----------   ------   ----------   -----------   --------   ---------
                                                                       (DOLLARS IN THOUSANDS)
STOCKHOLDERS' EQUITY -- DECEMBER
  31, 2001........................   1,020,517   $ 20,410   16,488,517    $165     $309,356     $ (7,767)    $  8,791   $ 310,545
Dividends declared by predecessor
  prior to commencement of our
  operations......................          --         --           --      --           --      (20,949)          --     (20,949)
Distribution to predecessor upon
  commencement of our
  operations......................          --         --           --      --      (98,378)          --      (11,075)   (109,453)
Dividends declared to predecessor
  after commencement of our
  operations, but prior to our
  initial public offering.........          --         --           --      --           --       (7,584)          --      (7,584)
Redemption of redeemable preferred
  stock...........................  (1,020,517)   (20,410)          --      --           --           --           --          --
Initial public offering of shares
  of common stock.................          --         --    7,000,000      70       79,957           --           --      80,027
Dividends declared subsequent to
  our initial public offering.....          --         --           --      --           --       (9,161)          --      (9,161)
Comprehensive income:
  Net income......................          --         --           --      --           --       31,495           --      31,495
  Unrealized gain on securities...          --         --           --      --           --           --       62,170      62,170
  Realized (gain) on securities:
    reclassification adjustment...          --         --           --      --           --           --       (4,364)     (4,364)
  Foreign currency translation....          --         --           --      --           --           --        4,387       4,387
  Foreign currency translation:
    reclassification adjustment...          --         --           --      --           --           --         (496)       (496)
  Unrealized (loss) on derivatives
    designated as cash flow
    hedges........................          --         --           --      --           --           --      (52,102)    (52,102)
  Realized (gain) on derivatives
    designated as cash flow
    hedges: reclassification
    adjustment....................          --         --           --      --           --           --         (274)       (274)
                                                                                                                        ---------
  Total comprehensive income......                                                                                         40,816
                                    ----------   --------   ----------    ----     --------     --------     --------   ---------
STOCKHOLDERS' EQUITY -- DECEMBER
  31, 2002........................          --   $     --   23,488,517    $235     $290,935     $(13,966)    $  7,037   $ 284,241
                                    ==========   ========   ==========    ====     ========     ========     ========   =========
STOCKHOLDERS' EQUITY -- DECEMBER
  31, 2000........................   1,020,517   $ 20,167   16,499,765    $165     $309,551     $ (7,666)    $ (1,395)  $ 300,655
Dividends declared................          --         --           --      --           --      (43,529)          --     (43,529)
Redemption of common stock........          --         --      (11,248)     --         (195)          --           --        (195)
Accretion of redeemable preferred
  stock...........................          --        243           --      --           --         (243)          --        (243)
Transition adjustment -- deferred
  hedge gains and losses..........          --         --           --      --           --           --        4,064       4,064
Comprehensive income:
  Net income......................          --         --           --      --           --       43,671           --      43,671
  Unrealized gain on securities...          --         --           --      --           --           --       19,695      19,695
  Unrealized loss on securities:
    reclassification adjustment...          --         --           --      --           --           --          954         954
  Foreign currency translation....          --         --           --      --           --           --       (3,198)     (3,198)
  Foreign currency translation:
    reclassification adjustment...          --         --           --      --           --           --           29          29
  Unrealized (loss) on derivatives
    designated as cash flow
    hedges........................          --         --           --      --           --           --      (11,563)    (11,563)
  Unrealized loss derivatives
    designated as cash flow
    hedges: reclassification
    adjustment....................          --         --           --      --           --           --          205         205
                                                                                                                        ---------
  Total comprehensive income......                                                                                         49,793
                                    ----------   --------   ----------    ----     --------     --------     --------   ---------
STOCKHOLDERS' EQUITY -- DECEMBER
  31, 2001........................   1,020,517   $ 20,410   16,488,517    $165     $309,356     $ (7,767)    $  8,791   $ 310,545
                                    ==========   ========   ==========    ====     ========     ========     ========   =========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000 (CONTINUED)

                                    REDEEMABLE PREFERRED                                                      ACCUM.      TOTAL
                                            STOCK              COMMON STOCK       ADDITIONAL    DIVIDENDS     OTHER      STOCK-
                                    ---------------------   -------------------     PD. IN      IN EXCESS     COMP.     HOLDERS'
                                      SHARES      AMOUNT      SHARES     AMOUNT    CAPITAL     OF EARNINGS    INCOME     EQUITY
                                    ----------   --------   ----------   ------   ----------   -----------   --------   ---------
                                                                       (DOLLARS IN THOUSANDS)
STOCKHOLDERS' EQUITY -- DECEMBER
  31, 1999........................          --   $     --   20,916,739    $209     $388,045     $(31,236)    $ (2,345)  $ 354,673
Dividends declared................          --         --           --      --           --      (18,436)          --     (18,436)
Redemption of common stock........          --         --   (2,210,540)    (22)     (32,204)          --           --     (32,226)
Exchange of redeemable preferred
  stock for common stock..........   2,370,516     46,312   (2,206,434)    (22)     (46,290)          --           --     (46,312)
Redemption of redeemable preferred
  stock...........................  (1,349,999)   (26,999)          --      --           --           --           --          --
Accretion of redeemable preferred
  stock...........................          --        854           --      --           --         (854)          --        (854)
Comprehensive income:
  Net income......................          --         --           --      --           --       42,860           --      42,860
  Unrealized gain on securities...          --         --           --      --           --           --        2,828       2,828
  Unrealized loss on securities:
    reclassification adjustment...          --         --           --      --           --           --          509         509
  Foreign currency translation....          --         --           --      --           --           --       (2,644)     (2,644)
  Foreign currency translation:
    reclassification adjustment...          --         --           --      --           --           --          257         257
                                                                                                                        ---------
  Total comprehensive income......                                                                                         43,810
                                    ----------   --------   ----------    ----     --------     --------     --------   ---------
Stockholders' equity -- December
  31, 2000........................   1,020,517   $ 20,167   16,499,765    $165     $309,551     $ (7,666)    $ (1,395)  $ 300,655
                                    ==========   ========   ==========    ====     ========     ========     ========   =========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2002           2001           2000
                                                          ------------   ------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................   $  31,495      $  43,671       $ 42,860
  Adjustments to reconcile net income to net cash
     provided by operating activities (inclusive of
     amounts related to discontinued operations):
     Depreciation and amortization......................       8,603         13,996         13,183
     Accretion of discount and other amortization.......      (4,767)        (3,284)        (2,739)
     Equity in earnings of unconsolidated
       subsidiaries.....................................        (362)        (2,807)           980
     Accrued incentive income from affiliate............       1,218        (11,715)            --
     Minority interest..................................          14            (83)           748
     Deferred rent......................................      (1,353)        (1,964)        (2,544)
     Gain on settlement of investments..................      (9,619)       (10,386)       (21,763)
  Change in:
     Restricted cash....................................      (3,186)         1,308            537
     Receivables and other assets.......................      (4,449)         2,687           (627)
     Accrued expenses and other liabilities.............       5,469           (555)        (5,582)
     Due from affiliates................................      (1,506)         3,580           (230)
                                                           ---------      ---------       --------
       Net cash provided by operating activities:.......      21,557         34,448         24,823
                                                           ---------      ---------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase and improvement of operating real estate.....      (2,250)        (4,495)        (1,520)
  Proceeds from sale of operating real estate...........      42,492             --             --
  Acquisitions of and advances on loans.................    (259,697)            --        (33,770)
  Repayments of loan and security principal.............      15,217         75,324         62,891
  Proceeds from settlement of loans and foreclosed real
     estate.............................................         372         29,069         22,239
  Contributions to unconsolidated subsidiaries..........     (19,991)       (25,829)       (57,042)
  Distributions from unconsolidated subsidiaries........       8,265         25,814         11,170
  Purchase of real estate securities....................    (695,354)       (73,365)       (10,799)
  Proceeds from sale of real estate securities..........     276,704        105,722         10,543
  Deposit on real estate securities.....................     (37,125)       (23,631)            --
  Payment of deferred transaction costs.................        (508)        (5,150)        (1,319)
  Settlement of foreign exchange future contracts.......          --             --           (137)
  Purchase of marketable securities.....................     (10,816)        (7,680)       (29,935)
  Proceeds from sale of marketable securities...........          --         10,274        179,311
                                                           ---------      ---------       --------
       Net cash provided by (used in) investing
          activities:...................................    (682,691)       106,053        151,632
                                                           ---------      ---------       --------

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2002           2001           2000
                                                          ------------   ------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under repurchase agreements................     246,712         10,000             --
  Repayments of repurchase agreements...................          --        (24,837)      (104,314)
  Borrowings under notes payable........................      62,952             --             --
  Repayments of notes payable...........................    (119,670)        (4,157)          (541)
  Issuance of CBO bonds payable.........................     438,787         18,418             --
  Repayments of CBO bonds payable.......................     (17,742)            --             --
  Issuance of other bonds payable.......................      37,001             --             --
  Repayments of other bonds payable.....................      (8,151)       (64,175)       (17,899)
  Draws under credit facility...........................      20,000         21,000         74,000
  Repayments of credit facility.........................      (1,750)       (34,000)       (41,000)
  Minority interest distributions.......................          --         (5,090)        (1,485)
  Proceeds from initial public offering.................      91,000             --             --
  Costs related to initial public offering..............     (10,185)            --             --
  Redemption of common stock............................          --           (195)       (32,226)
  Redemption of redeemable preferred stock..............     (20,410)            --        (27,000)
  Dividends paid........................................     (27,522)       (34,796)       (28,893)
  Distribution of cash to predecessor...................     (12,423)            --             --
  Payment of deferred financing costs...................      (3,362)        (1,884)          (867)
                                                           ---------      ---------      ---------
     Net cash provided by (used in) financing
       activities.......................................     675,237       (119,716)      (180,225)
                                                           ---------      ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....      14,103         20,785         (3,770)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........      31,360         10,575         14,345
                                                           ---------      ---------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD................   $  45,463      $  31,360      $  10,575
                                                           =========      =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest expense......   $  56,365      $  61,640      $  66,141
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
  Common stock dividends declared but not paid..........   $   9,161      $   8,244      $      --
  Redeemable preferred stock dividends declared but not
     paid...............................................   $      --      $     638      $     149
  Issuance of redeemable preferred stock in exchange for
     common stock.......................................   $      --      $      --      $ (46,312)
  Repurchase agreements assumed.........................   $      --      $      --      $  94,776
  Transfer of interest in unconsolidated subsidiary.....   $      --      $      --      $   5,169
  Loan foreclosures.....................................   $      --      $      --      $  (5,169)
  Contribution of assets to unconsolidated subsidiary...   $  (1,454)     $      --      $      --
  Deposit used in acquisition of CBO collateral.........   $  23,631      $      --      $      --
  Distribution of non-cash assets and liabilities to
     predecessor........................................   $ (97,030)     $      --      $      --

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2002, 2001 AND 2000
                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  ORGANIZATION

       Newcastle Investment Corp. and subsidiaries ("Newcastle") is a Maryland corporation that was formed in June 2002 as a wholly owned subsidiary of Newcastle Investment Holdings Corp. ("Newcastle Holdings") for the purpose of separating the real estate securities and credit leased real estate businesses from Newcastle Holdings' other investments. Newcastle conducts its business through three primary segments: (i) real estate securities, (ii) revenue producing real estate, primarily credit leased real estate, and (iii) real estate loans.

       In July 2002, Newcastle Holdings contributed to Newcastle certain assets and liabilities in exchange for 16,488,517 shares of Newcastle's common stock. However, for accounting purposes this transaction is presented as a reverse spin-off. Under a reverse spin-off, Newcastle is treated as the continuing entity and the assets that were retained by Newcastle Holdings and not contributed to Newcastle are accounted for as if they were distributed at their historical book basis through a spin-off to Newcastle Holdings. Newcastle's operations commenced on July 12, 2002. At December 31, 2002 Newcastle Holdings held approximately 70% of Newcastle's outstanding shares of common stock.

       In October 2002, Newcastle sold 7 million shares of its common stock in a public offering (the "IPO") at a price to the public of $13.00 per share, for net proceeds of approximately $80 million after deducting the underwriters' discount and other offering expenses. A portion of the proceeds of this offering were used to purchase a portfolio of mortgage loans and to make additional investments, including a deposit on a portfolio of real estate securities. Subsequent to this offering, Newcastle has 23,488,517 shares of common stock outstanding.

       Newcastle is organized and conducts its operations to qualify as a real estate investment trust ("REIT") for federal income tax purposes. As such, Newcastle will generally not be subject to federal income tax on that portion of its income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by prescribed dates and complies with various other requirements.

       Newcastle has entered into a management agreement (the "Management Agreement") with Fortress Investment Group LLC (the "Manager"), an affiliate, under which the Manager advises Newcastle on various aspects of its business and manages its day-to-day operations, subject to the supervision of Newcastle's board of directors. For its services, the Manager receives an annual management fee and a preferred incentive return, both as defined in the Management Agreement. The Manager also manages Newcastle Holdings. For a further discussion of the Management Agreement, see Note 10.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

       Basis of Accounting -- The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include the accounts of Newcastle and its consolidated subsidiaries. All significant intercompany transactions and balances have been eliminated. Newcastle consolidates those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity.

       In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 "Consolidation of Variable Interest Entities" which explains how to identify variable interest entities and how to assess whether to consolidate such entities. This interpretation becomes effective in June 2003. Newcastle has not yet determined whether any of its consolidated or unconsolidated subsidiaries represent

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES variable interest entities pursuant to such interpretation. Such a determination could result in a change in Newcastle's consolidation policy related to such subsidiaries and the impact of such a change could be material to Newcastle's financial condition and results of operations on a gross basis; no material effect on net assets or net income would be expected.

       The consolidated financial statements include the accounts of Newcastle and its consolidated subsidiaries, subsequent to the date of commencement of its operations, and also include the accounts of its predecessor, Newcastle Holdings, prior to such date.

       Newcastle Holdings is a Maryland corporation that invested in real estate-related assets on a global basis. Its primary businesses were (1) investing in marketable real estate-related securities, (2) investing in commercial properties leased to third parties, (3) investing in Fortress Investment Fund LLC ("Fund I") and (4) investing in distressed, sub-performing and performing residential and commercial mortgage loans, or portfolios thereof, and related properties acquired in foreclosure or by deed-in-lieu of foreclosure.

       Newcastle Holdings' investments in real estate securities and a portion of its investments in revenue-producing real estate were transferred to Newcastle; its other investments are treated as having been distributed to Newcastle Holdings from Newcastle in July 2002 pursuant to the reverse spin-off presentation. The real estate (GSA Portfolio -- see Note 5) and real estate loans operations treated as being distributed to Newcastle Holdings have been accounted for as discontinued operations, because they constituted a component of an entity, while the other operations treated as being distributed to Newcastle Holdings, including the investment in Fund I, have not been accounted for as such, because they did not constitute a component of an entity as defined in Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

       For entities over which Newcastle Holdings exercised significant influence, but which did not meet the requirements for consolidation, Newcastle Holdings used the equity method of accounting whereby it recorded its share of the underlying income of such entities. Minority interest represented the ownership in certain consolidated subsidiaries held by entities other than Newcastle Holdings. Newcastle does not have any subsidiaries that qualify for the equity method of accounting, nor does it have any minority interest ownership.

       Risks and Uncertainties -- In the normal course of business, Newcastle encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on Newcastle's securities, loans, leases, and derivatives that results from a borrower's, lessee's or derivative counterparty's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in securities, loans and real estate or in derivatives due to changes in interest rates, spreads or other market factors, including the value of the collateral underlying loans and securities and the valuation of real estate held by Newcastle. Concentrations of risks include the leasing of a substantial portion of Newcastle's operating real estate to two tenants as described in Note 5. Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated collateral values, payment histories, and other borrower information.

       Newcastle invests in real estate located outside of the United States. Newcastle's international operations are subject to the same risks associated with its United States operations as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, potential adverse tax consequences and the burden of complying with a wide variety of foreign laws.

       Additionally, Newcastle is subject to significant tax risks. If Newcastle were to fail to qualify as a REIT in any taxable year, Newcastle would be subject to federal income tax on its taxable income at regular corporate rates, which could be material. In addition, if Newcastle Holdings fails to qualify as a

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

REIT and Newcastle is treated as a successor to Newcastle Holdings, this could cause Newcastle to likewise fail to qualify as a REIT. Unless entitled to relief under certain provisions of the Internal Revenue Code (the "Code"), Newcastle could also be disqualified from taxation as a REIT for the four taxable years following any year during which it may have failed to qualify as a REIT.

       Use of Estimates -- The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       Federal Income Taxes -- Newcastle expects to qualify as a REIT under the Code. A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income by prescribed dates and complies with certain other requirements. Since Newcastle distributed 100% of its 2002 taxable income, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

       Distributions relating to 2002 amounted to $0.85 per share of common stock. Of this amount, approximately $0.577 was taxable in 2002 and $0.273 relates to 2003 for tax purposes. Distributions relating to 2002 were taxable as follows:

                                                  DIVIDENDS
                                                     PER      ORDINARY   CAPITAL   RETURN OF
                                                    SHARE      INCOME     GAINS     CAPITAL
                                                  ---------   --------   -------   ---------
2002............................................   $0.577       100%        --%        --%

       The distributions disclosed above do not include the distributions made by our predecessor, Newcastle Holdings. Newcastle Holdings made per share distributions of $1.50 in 2000, $2.00 in 2001, and $1.20 in 2002 prior to the commencement of our operations. Newcastle Holdings also elected to be taxed as a REIT.

       Earnings Per Share -- Newcastle is required to present both basic and diluted earnings per share ("EPS"). Basic EPS is calculated by dividing net income available for common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted EPS is calculated by dividing net income available for common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect of common stock equivalents during each period. Newcastle's common stock equivalents are its stock options (Note 9). Based upon the treasury stock method, Newcastle did not have any dilutive common stock equivalents during 2001 or 2000. During 2002, based on the treasury stock method, Newcastle had 9,754 dilutive common stock equivalents resulting from its outstanding options. Net income available for common stockholders is equal to net income less preferred dividends and accretion of the discount on the Series A Preferred, which was fully redeemed in June 2002.

       Comprehensive Income -- Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For Newcastle's purposes, comprehensive income represents net income, as presented in the statements of operations, adjusted for net foreign currency translation adjustments and unrealized gains or losses on marketable securities held for sale and derivatives designated as cash flow hedges. Accumulated other comprehensive income at December 31, 2002 and 2001 represented $1.8 million and $5.6 million of net foreign currency translation loss adjustments, respectively, $69.8 million and $21.7 million of net unrealized gains on marketable securities, respectively,

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES and $61.0 million and $7.3 million of net unrealized losses on derivatives designated as cash flow hedges, respectively.

  REVENUE RECOGNITION

       Mortgage Loans Receivable and Real Estate Securities -- Newcastle invests in mortgage loans and securities secured by loans or loan portfolios. Furthermore, Newcastle Holdings invested in sub- and non-performing loans and loan portfolios. Mortgage loans receivable are presented in the consolidated balance sheet net of any unamortized discount (or gross of any unamortized premium) and an allowance for loan losses. Discounts or premiums are accreted into interest income on an effective yield or "interest" method, based upon a comparison of actual collections and expected collections, through the expected maturity date of the loan or security. Income is not accrued on non-performing loans; cash received on such loans is treated as income to the extent of interest previously accrued. Interest income with respect to non-discounted loans is recognized on an accrual basis. Deferred fees and costs are recognized as interest income over the terms of the loans using the interest method. Upon settlement of loans and securities, the excess (or deficiency) of net proceeds over the net carrying value of the loan or security is recognized as a gain (or loss) in the period of settlement.

       Allowance for Mortgage Loan Losses -- Newcastle periodically evaluates loans for impairment. Mortgage loans are considered to be impaired, for financial reporting purposes, when it is probable that Newcastle will be unable to collect all principal or interest when due according to the contractual terms of the original loan agreements, or, for loans purchased at a discount for credit losses, when Newcastle determines that it is probable that it would be unable to collect as anticipated. Upon determination of impairment, Newcastle establishes specific valuation allowances, through provisions for losses, based on the estimated fair value of the underlying real estate collateral using a discounted cash flow analysis. The allowance for each loan is maintained at a level believed adequate by management to absorb probable losses. It is Newcastle's policy to establish an allowance for uncollectible interest on performing loans that are past due more than 90 days or sooner when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Upon such a determination, those loans are placed on non-accrual status and deemed to be non-performing. Actual losses may differ from Newcastle's estimates.

       Rental and Escalation Income -- Contractual minimum rental income is recognized on a straight-line basis over the terms of the related operating leases. The excess of straight-line rents above contractual amounts was $1.4 million, $2.0 million and $2.5 million during 2002, 2001 and 2000, respectively. Expense recoveries are included in rental and escalation income.

       Management Fee and Incentive Income from Affiliate -- These income items relate to Newcastle Holdings' investment in Fund I which was not transferred to Newcastle and is not part of our ongoing operations. For a further discussion of this income, see Note 3.

  EXPENSE RECOGNITION

       Interest Expense -- Newcastle finances its investments using both fixed-and floating-rate financing structures, including repurchase agreements, mortgages, securitizations, and other financing vehicles. Certain of this debt has been issued at discounts. Discounts are accreted into interest expense on the interest method through the expected maturity date of the financing.

       Deferred Costs -- Deferred costs consist primarily of costs incurred in obtaining financing (amortized over the term of such financing using the interest method). During 2002, 2001 and 2000, approximately $1.4 million, $1.9 million and $2.5 million of financing costs were amortized into interest expense, respectively.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

       Derivatives and Hedging Activities -- In January 2001, Newcastle adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

       For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a cash flow hedge, a fair value hedge or a hedge of a net investment in a foreign operation.

       Derivative transactions are entered into by Newcastle solely for risk-management purposes, except for the CBO III deposit as described in Note 4. The decision of whether or not a given transaction/ position (or portion thereof) is hedged is made on a case-by-case basis, based on the risks involved and other factors as determined by senior management, including restrictions imposed by the Internal Revenue Code among others. In determining whether to hedge a risk, Newcastle may consider whether other assets, liabilities, firm commitments and anticipated transactions already offset or reduce the risk. All transactions undertaken as hedges are entered into with a view towards minimizing the potential for economic losses that could be incurred by Newcastle. Generally, all derivatives entered into are intended to qualify as hedges under GAAP, unless specifically stated otherwise. To this end, terms of hedges are matched closely to the terms of hedged items.

  Description of the risks being hedged:

                1) Interest rate risk, existing positions -- Newcastle generally hedges the aggregate risk of interest rate fluctuations with respect to its borrowings, regardless of the form of such borrowings, which require payments based on a variable interest rate index. Newcastle generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).

       In order to reduce such risks, Newcastle may enter into swap agreements whereby Newcastle would receive floating rate payments in exchange for fixed rate payments, effectively converting the borrowing to fixed rate. Newcastle may also enter into cap agreements whereby, in exchange for a fee, Newcastle would be reimbursed for interest paid in excess of a certain cap rate.

                2) Interest rate risk, anticipated transactions -- Newcastle may hedge the aggregate risk of interest rate fluctuations with respect to anticipated transactions, primarily anticipated borrowings. The primary risk involved in an anticipated borrowing is that interest rates may increase between the date the transaction becomes probable and the date of consummation. Newcastle generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).

       In order to "lock in" the rate on the date of forecast, Newcastle may enter into swap agreements whereby Newcastle would receive fixed rate payments in exchange for floating rate payments. The value of such a swap should vary inversely with the expected proceeds of a given fixed rate borrowing in the future, assuming the terms of the swap and borrowing are properly matched. At the date the borrowing occurs, the swap is unwound at a gain or loss which should equal the change in expected proceeds between the date of forecast and the date of consummation which result from changes in market interest rates, effectively hedging such changes. At December 31, 2002, no such derivative transactions were outstanding.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                3) Foreign currency rate risk, net investments -- Newcastle may hedge the aggregate risk of fluctuations in the exchange rate between a foreign currency, in which Newcastle has made a net investment, and the U.S. dollar.

       In order to reduce the risk, Newcastle may maintain a short position in the applicable foreign currency. The amount of the position would be equal to the anticipated net equity in the foreign investment at a forward date, as denominated in the foreign currency. This effectively locks in the current exchange rate on Newcastle's net equity position for the period of such position. At December 31, 2002, no such derivative transactions were outstanding.

       Newcastle, including its predecessor Newcastle Holdings, has employed interest rate swaps primarily in four ways: (i) to hedge fluctuations in the fair value of the fixed lease payments underlying its revenue-producing real estate in Canada, (ii) to hedge the anticipated GSA Securitization (Note 8), which occurred in May 1999, (iii) to hedge the anticipated securitization known as the CBO I transaction (Note 8), which occurred in July 1999, and (iv) to hedge its exposure to changes in market interest rates with respect to its floating rate debt. Approximately, $437.5 million and $195.0 million in principal amount of Newcastle's floating rate debt were designated as the hedged items to interest rate swap and cap agreements at December 31, 2002, respectively.

       To qualify for cash flow hedge accounting, interest rate swaps and caps must meet certain criteria, including (1) the items to be hedged expose Newcastle to interest rate risk, (2) the interest rate swaps or caps are highly effective in reducing Newcastle's exposure to interest rate risk, and (3) with respect to an anticipated transaction, such transaction is probable. Correlation and effectiveness are periodically assessed based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and caps and the items being hedged.

       For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss, and net payments received or made, on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. No material ineffectiveness was recorded during the years ended December 31, 2002 and 2001. Prior to the adoption of SFAS No. 133, these hedges were measured at historical cost which was amortized into interest expense on the interest method. Periodic net payments received or made on such hedges were also included in interest expense at such time.

       With respect to interest rate swaps which were designated as hedges of the fair value of lease payments, periodic net payments and any gain or loss from fluctuations in the fair value of the interest rate swaps were capitalized as adjustments to deferred rent and are being recognized over the term of the leases as adjustments to rental income. Pursuant to SFAS No. 133, such net amounts were reclassified to accumulated other comprehensive income at January 1, 2001. Newcastle's hedge of such payments was terminated in 1999. As of December 31, 2002 and 2001, $1.5 million and $1.6 million of such losses were deferred, net of amortization, respectively.

       With respect to interest rate swaps which have been designated as hedges of anticipated refinancings, periodic net payments were recognized currently as adjustments to interest expense; any gain or loss from fluctuations in the fair value of the interest rate swaps was recorded as a deferred hedging gain or loss and treated as a component of the anticipated transaction at the time of such transaction. Pursuant to SFAS No. 133, such net amounts were reclassified to accumulated other comprehensive income at January 1, 2001. In the event the anticipated refinancing failed to occur as expected, the

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES deferred hedging credit or charge was recognized currently in income. Newcastle's hedges of such refinancings were terminated upon the consummation of such refinancings. As of December 31, 2002 and 2001, $1.4 million and $9.1 million of such gains were deferred, net of amortization, respectively.

       SFAS No. 133 has resulted in a change in Newcastle's method of accounting for interest rate caps and swaps used as hedges. As a result of this change, Newcastle recorded a transition gain adjustment to other comprehensive income of approximately $4.1 million on January 1, 2001. During the years ended December 31, 2002 and 2001, Newcastle recorded an aggregate $52.4 million and $11.4 million of loss to other comprehensive income and an aggregate of $4.6 million and $4.7 million of gain to earnings, as an adjustment to interest expense, respectively, related to such hedges. Newcastle expects to reclassify approximately $3.9 million of net loss on derivative instruments from accumulated other comprehensive income to earnings during the next twelve months due to differences in the present value of net interest payments associated with interest rate swaps and to changes in fair value associated with interest rate caps.

       With respect to interest rate swaps and caps that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such swaps and caps has been recognized currently in income.

       Newcastle's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. Newcastle minimizes such risk by limiting its counterparties to major financial institutions with good credit ratings. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. Management does not expect any material losses as a result of default by other parties. Newcastle does not require collateral.

       MANAGEMENT FEES AND PREFERRED INCENTIVE RETURN TO AFFILIATE -- These represent amounts due to the Manager pursuant to the Management Agreement as well as amounts due to the Manager related to Newcastle Holdings' investment in Fund I, which were passed through Newcastle Holdings' income statement on a gross basis through the date of the commencement of our operations. For further information on the Management Agreement, see Note 10. For further information the Fund I related expenses, see Note 3.

  BALANCE SHEET MEASUREMENT

       INVESTMENT IN MARKETABLE SECURITIES -- Newcastle has classified its investment in marketable securities, including the real estate securities which serve as collateral for its CBO transactions, as available for sale. Securities available for sale are carried at market value with the net unrealized gains or losses reported as a separate component of accumulated other comprehensive income. At disposition, the net realized gain or loss is determined on the basis of the cost of the specific investments and is included in earnings. Unrealized losses on securities are charged to earnings if they reflect a decline in value that is other than temporary.

       INVESTMENT IN REAL ESTATE -- Investment in real estate is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis. Buildings are depreciated over 40 years. Major improvements are capitalized and depreciated over their estimated useful lives. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Expenditures for repairs and maintenance are expensed as incurred. Foreclosed real estate, held for sale, is recorded in Receivables and Other Assets at the lower of its cost or fair value less cost to sell and is not depreciated. Newcastle adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" in 2002. Pursuant to such pronouncement, Newcastle reviews its real estate assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No material impairment was recorded during 2002,

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

2001 or 2000. SFAS No. 144 also specifies that long-lived assets to be disposed of by sale, which meet certain criteria, should be reclassified to Real Estate Held for Sale and measured at the lower of its carrying amount or fair value. The results of operations for such an asset, assuming such asset qualifies as a "component of an entity" as defined in SFAS No. 144, are retroactively reclassified to Income (Loss) from Discontinued Operations for all periods presented.

       FOREIGN CURRENCY OPERATIONS -- Assets and liabilities relating to foreign operations are translated using exchange rates as of the end of each reporting period. The results of Newcastle's foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included as a component of accumulated other comprehensive income.

       Foreign exchange contracts may, from time to time, be used to hedge Newcastle's net investments in its foreign operations. Gains and losses on foreign exchange contracts which qualify as hedges of net investments in foreign operations as well as changes in the market value of these instruments are included in accumulated other comprehensive income. Upon sale or liquidation of its investment in a foreign operation, the related amount in accumulated other comprehensive income is reclassified to transaction gain or loss in the period of such liquidation.

       Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which qualify as a hedge, are included currently in income.

       CASH AND CASH EQUIVALENTS AND RESTRICTED CASH -- Newcastle considers all highly liquid short-term investments with maturities of 90 days or less when purchased to be cash equivalents. Restricted cash consisted of amounts held by third parties in margin accounts of $1.6 million and $1.6 million at December 31, 2002 and 2001, respectively, related to certain derivative hedge agreements, restricted property operating accounts of $1.6 million and $8.4 million at December 31, 2002 and 2001, respectively, cash held by trustees related to certain of Newcastle's investments of $7.2 million and $0.9 million at December 31, 2002 and 2001, respectively, and cash held as a deposit on the real estate securities used as collateral for the CBO II transaction (Note 4) of $23.6 million at December 31, 2001. Substantially all amounts on deposit with major financial institutions exceed insured limits.

       STOCK OPTIONS -- Newcastle accounts for stock options granted to non-employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The fair value of the options issued as compensation to the Manager for its efforts in raising capital for Newcastle Holdings was recorded in 1998 as an increase in stockholders' equity with an offsetting reduction of capital proceeds received. No options were issued in 2001, 2000 or 1999. The fair value of the options issued as compensation to the Manager for its efforts in raising capital for Newcastle was recorded in 2002 as an increase in stockholders' equity with an offsetting reduction of capital proceeds received.

3.  INFORMATION REGARDING BUSINESS SEGMENTS

       Newcastle conducts its business through three primary segments: real estate securities, revenue-producing real estate and real estate loans. Details of Newcastle's investments in such segments can be found in Notes 4, 5 and 6, respectively.

       Newcastle Holdings conducted its business in four primary segments: real estate securities, revenue-producing real estate, real estate loans, and its investment in Fund I.

       The real estate securities segment was retained by Newcastle. The revenue-producing real estate segment, which comprised three portfolios of properties, was split as follows: the Bell Canada (Canadian) and LIV (Belgian) portfolios were retained by Newcastle while the GSA (U.S.) portfolio was distributed to Newcastle Holdings. The real estate loans and Fund I segments were distributed to Newcastle

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

Holdings. Certain amounts have been reclassified from the Unallocated segment to the Fund I segment; such amounts did not effect net income or total assets in either segment.

       The unallocated portion consists primarily of interest on short-term investments, general and administrative expenses, management fees and preferred incentive return pursuant to the Management Agreement, and interest on Newcastle Holdings' credit facility.

       Summary financial data on Newcastle's segments is given below, together with a reconciliation to the same data for Newcastle as a whole (including its predecessor, through the date of the commencement of our operations, as described in Note 1) (in thousands):

                           REAL ESTATE                 REAL ESTATE
                           SECURITIES    REAL ESTATE      LOANS       FUND I    UNALLOCATED     TOTAL
                           -----------   -----------   -----------   --------   -----------   ----------
DECEMBER 31 2002 AND THE
  YEAR THEN ENDED
Gross revenues...........  $   83,259     $ 19,384      $  1,281     $  3,287    $    432     $  107,643
Operating expenses.......        (586)      (9,245)         (141)      (3,861)    (10,473)       (24,306)
                           ----------     --------      --------     --------    --------     ----------
Operating income
  (loss).................      82,673       10,139         1,140         (574)    (10,041)        83,337
Interest expense.........     (40,805)      (5,728)         (658)          --      (2,336)       (49,527)
Depreciation and
  amortization...........          --       (2,769)           --         (329)       (101)        (3,199)
Equity in earnings of
  unconsolidated
  subsidiaries...........          --           --            --          303          59            362
                           ----------     --------      --------     --------    --------     ----------
Income (loss) from
  continuing
  operations.............      41,868        1,642           482         (600)    (12,419)        30,973
Income (loss) from
  discontinued
  operations.............          --        1,021          (499)          --          --            522
                           ----------     --------      --------     --------    --------     ----------
Net Income (Loss)........  $   41,868     $  2,663      $    (17)    $   (600)   $(12,419)    $   31,495
                           ==========     ========      ========     ========    ========     ==========
Revenue derived from non-
  US sources:
  Canada.................  $       --     $ 14,015      $     --     $     --    $     --     $   14,015
                           ==========     ========      ========     ========    ========     ==========
  Belgium................  $       --     $  5,402      $     --     $     --    $     --     $    5,402
                           ==========     ========      ========     ========    ========     ==========
  Italy..................  $       --     $     --      $    180     $     --    $     --     $      180
                           ==========     ========      ========     ========    ========     ==========
Total assets.............  $1,138,767     $128,831      $259,381     $     --    $ 45,588     $1,572,567
                           ==========     ========      ========     ========    ========     ==========
Long-lived assets outside
  the US:
  Canada.................  $       --     $ 56,939      $     --     $     --    $     --     $   56,939
                           ==========     ========      ========     ========    ========     ==========
  Belgium................  $       --     $ 71,892      $     --     $     --    $     --     $   71,892
                           ==========     ========      ========     ========    ========     ==========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                           REAL ESTATE                 REAL ESTATE
                           SECURITIES    REAL ESTATE      LOANS       FUND I    UNALLOCATED     TOTAL
                           -----------   -----------   -----------   --------   -----------   ----------
DECEMBER 31, 2001 AND THE
  YEAR THEN ENDED
Gross revenues...........  $   54,961     $ 20,249      $     --     $ 38,297    $  1,615     $  115,122
Operating expenses.......        (253)      (9,352)           --      (23,295)     (9,492)       (42,392)
                           ----------     --------      --------     --------    --------     ----------
Operating income
  (loss).................      54,708       10,897            --       15,002      (7,877)        72,730
Interest expense.........     (26,880)      (5,779)           --           --      (3,204)       (35,863)
Depreciation and
  amortization...........          --       (2,567)           --         (560)       (447)        (3,574)
Equity in earnings
  (losses) of
  unconsolidated
  subsidiaries...........          --           --            --        5,360      (2,553)         2,807
                           ----------     --------      --------     --------    --------     ----------
Income (loss) from
  continuing
  operations.............      27,828        2,551            --       19,802     (14,081)        36,100
Income (loss) from
  discontinued
  operations.............          --        5,380         2,191           --          --          7,571
                           ----------     --------      --------     --------    --------     ----------
Net Income (Loss)........  $   27,828     $  7,931      $  2,191     $ 19,802    $(14,081)    $   43,671
                           ==========     ========      ========     ========    ========     ==========
Revenue derived from non-
  US sources:
  Canada.................  $       --     $ 16,092      $    (17)    $     --    $     --         16,075
                           ==========     ========      ========     ========    ========     ==========
  Belgium................  $       --     $  7,219      $     --     $     --    $     --          7,219
                           ==========     ========      ========     ========    ========     ==========
  Italy..................  $       --     $     --      $    764     $     --    $     --            764
                           ==========     ========      ========     ========    ========     ==========
Total assets.............  $  567,492     $565,481      $ 12,920     $ 97,562    $ 18,664     $1,262,119
                           ==========     ========      ========     ========    ========     ==========
Long-lived assets outside
  the US:
  Canada.................  $       --     $ 51,060      $     --     $     --    $     --     $   51,060
                           ==========     ========      ========     ========    ========     ==========
  Belgium................  $       --     $ 68,399      $     --     $     --    $     --     $   68,399
                           ==========     ========      ========     ========    ========     ==========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                           REAL ESTATE                 REAL ESTATE
                           SECURITIES    REAL ESTATE      LOANS       FUND I    UNALLOCATED     TOTAL
                           -----------   -----------   -----------   --------   -----------   ----------
DECEMBER 31, 2000 AND THE
  YEAR THEN ENDED
Gross revenues...........  $   46,893     $ 20,640      $     --     $  8,941    $ 25,449     $  101,923
Operating expenses.......        (361)      (9,669)           --       (8,941)     (9,110)       (28,081)
                           ----------     --------      --------     --------    --------     ----------
Operating income.........      46,532       10,971            --           --      16,339         73,842
Interest expense.........     (29,671)      (5,470)           --           --      (1,756)       (36,897)
Depreciation and
  amortization...........          --       (2,411)           --           --        (515)        (2,926)
Equity in earnings
  (losses) of
  unconsolidated
  subsidiaries...........          --           --            --        1,044      (2,024)          (980)
                           ----------     --------      --------     --------    --------     ----------
Income from continuing
  operations.............      16,861        3,090            --        1,044      12,044         33,039
Income from discontinued
  operations.............          --        4,186         5,635           --          --          9,821
                           ----------     --------      --------     --------    --------     ----------
Net Income...............  $   16,861     $  7,276      $  5,635     $  1,044    $ 12,044     $   42,860
                           ==========     ========      ========     ========    ========     ==========
Revenue derived from non-
  US sources:
  Canada.................  $       --     $ 16,742      $   (103)    $     --    $     --     $   16,639
                           ==========     ========      ========     ========    ========     ==========
  Belgium................  $       --     $  7,022      $     --     $     --    $     --     $    7,022
                           ==========     ========      ========     ========    ========     ==========
  Italy..................  $       --     $     --      $  2,171     $     --    $     --     $    2,171
                           ==========     ========      ========     ========    ========     ==========
Total assets.............  $  560,929     $576,728      $112,507     $ 50,694    $ 30,228     $1,331,086
                           ==========     ========      ========     ========    ========     ==========
Long lived assets outside
  the U.S.:
  Canada.................  $       --     $ 55,404      $     --     $     --    $     --     $   55,404
                           ==========     ========      ========     ========    ========     ==========
  Belgium................  $       --     $ 72,615      $     --     $     --    $     --     $   72,615
                           ==========     ========      ========     ========    ========     ==========

  Unconsolidated Subsidiaries

       Newcastle does not have any unconsolidated subsidiaries which it accounts for under the equity method. Newcastle Holdings held three such investments, none of which were transferred to Newcastle, which are described below. Such investments are included in Newcastle's financial statements through the date of the commencements of Newcastle's operations.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

       The following table summarizes the activity affecting the equity held by Newcastle in unconsolidated subsidiaries:

                                                                        FORTRESS INVESTMENT
                                                      AUSTIN HOLDINGS        FUND LLC          TOTAL
                                                      ---------------   -------------------   --------
Balance 12/31/00                                         $ 12,733            $ 50,694         $ 63,427
Contributions to unconsolidated subsidiaries........        5,413              20,416           25,829
Distributions from unconsolidated subsidiaries......      (10,616)            (15,198)         (25,814)
Equity in earnings of unconsolidated subsidiaries...       (2,553)              5,360            2,807
Equity in OCI of unconsolidated subsidiaries........           --               7,074            7,074
Transfer of investment in exchange for notes from
  Fund I co-investors...............................           --              (3,555)          (3,555)
Costs incurred related to investment in the
  venture...........................................           --               3,440            3,440
                                                         --------            --------         --------
Balance 12/31/01....................................     $  4,977            $ 68,231         $ 73,208
Contributions to unconsolidated subsidiaries........        3,237              16,754           19,991
Contribution of assets to unconsolidated
  subsidiaries......................................        1,454                  --            1,454
Distributions from unconsolidated subsidiaries......         (522)             (7,743)          (8,265)
Equity in earnings of unconsolidated subsidiaries...           59                 303              362
Equity in OCI of unconsolidated subsidiaries........           --                 (15)             (15)
Other...............................................           --                (329)            (329)
Distribution to Newcastle Holdings..................       (9,205)            (77,201)         (86,406)
                                                         --------            --------         --------
Balance 12/31/02....................................     $     --            $     --         $     --
                                                         ========            ========         ========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

       Summarized financial information related to Newcastle's unconsolidated subsidiaries through the date of their distribution toNewcastle Holdings was as follows (in thousands):

                                        INCLUDED IN UNALLOCATED SEGMENT
                        ---------------------------------------------------------------
                               AUSTIN HOLDINGS                FIC MANAGEMENT INC.          FORTRESS INVESTMENT FUND LLC(A)
                        ------------------------------   ------------------------------   ---------------------------------
                        12/31/02   12/31/01   12/31/00   12/31/02   12/31/01   12/31/00   12/31/02    12/31/01    12/31/00
                        --------   --------   --------   --------   --------   --------   ---------   ---------   ---------
Assets................             $ 7,947    $21,259                $  --      $  --                 $612,083    $434,009
Liabilities...........              (2,353)    (7,207)                  --         --                       --          --
Minority interest.....                (352)      (590)                  --         --                       --          --
                                   -------    -------                -----      -----                 --------    --------
Equity................             $ 5,242    $13,462                $  --      $  --                 $612,083    $434,009
                                   =======    =======                =====      =====                 ========    ========
Equity held by
  Newcastle(B)........             $ 4,977    $12,733                $  --      $  --                 $ 68,231    $ 50,694
                                   =======    =======                =====      =====                 ========    ========

                         2002       2001       2000       2002       2001       2000        2002        2001        2000
                         -----     -------    -------     -----      -----      -----      -------    --------    --------
Revenues..............   $ 585     $(1,370)   $ 2,675     $  --      $  --      $ 234      $ 9,740    $141,475    $ 21,894
Expenses..............    (477)     (1,302)    (5,001)       --         --       (523)      (4,470)     (9,941)     (8,941)
Minority interest.....     (45)        (16)       484        --         --         --           --          --          --
                         -----     -------    -------     -----      -----      -----      -------    --------    --------
Net income (loss).....   $  63     $(2,688)   $(1,842)    $  --      $  --      $(289)     $ 5,270    $131,534    $ 12,953
                         =====     =======    =======     =====      =====      =====      =======    ========    ========
Newcastle's equity in
  net income (loss)...   $  59     $(2,553)   $(1,749)    $  --      $  --      $(275)     $   303    $  5,360    $  1,044
                         =====     =======    =======     =====      =====      =====      =======    ========    ========

------------

(A) Fortress Investment Fund LLC's summary financial information is presented on a fair value basis, consistent with its internal basis of accounting, while Newcastle's equity is presented on a GAAP basis. Newcastle's equity in net income excludes its incentive income.

(B) Newcastle also had a $3.2 million receivable from Austin at December 31, 2001.

     FUND I

       The managing member of Fund I is Fortress Fund MM LLC (the "Fund I Managing Member"), which is owned jointly, through subsidiaries, by Newcastle Holdings, approximately 94%, and the Manager, approximately 6%, in each case through Class A membership interests. A separate class of membership interests in the Fund I Managing Member, designated as Class B, reflects the entitlement to the incentive return payable by Fund I, as described below, which is owned 50% by the Manager and 50% by Newcastle Holdings. Newcastle Holdings and its affiliates, including the Fund I Managing Member, have committed to contribute an aggregate of $100 million, or approximately 11.5% of Fund I's total committed capital, to Fund I; in the aggregate, Newcastle Holdings and 21 unaffiliated investors (collectively, the "Fund I Investors") have committed approximately $872.8 million (the "Capital Commitment") to Fund I over the three years ending April 28, 2003. Newcastle Holdings has committed to fund 100% of the capital commitments of its affiliates, including the Fund I Managing Member (which has committed $8.7 million or approximately 1% of Fund I's total committed capital), to Fund I. Fund I, which is a Delaware limited liability company, is owned through membership interests issued in direct proportion to capital committed.

       The Fund I Managing Member is entitled to receive an annual management fee of up to 1.5% (inclusive of an administrative fee of up to 0.5%) of Fund I's invested capital or total equity commitments. Newcastle Holdings is not charged management and administrative fees for its investment in Fund I. Pursuant to an agreement with the Fund I Managing Member and the Manager, the Manager is entitled to 100% of the management fee paid by Fund I to the Fund I Managing Member. Since the management fees paid to the Manager flow through Newcastle Holdings through its ownership of the Fund I Managing

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

Member, they are reflected as gross amounts in both Management Fee from Affiliate and Management Fee to Affiliate, although they have no effect on net income.

       The Fund I Managing Member is entitled to an incentive return (the "Incentive Return") generally equal to 20% of Fund I's returns, as defined, subject to: 1) a 10% preferred return payable to the Fund I Investors and 2) a clawback provision which requires amounts previously distributed as Incentive Return to be returned to Fund I if, upon liquidation of Fund I, the amounts ultimately distributed to each Fund I Investor do not meet a 10% preferred return to the Fund I Investors. Fund I is managed by the Manager pursuant to the Fund I Managing Member's operating agreement and a management agreement between the Manager and the Fund I Managing Member. In accordance with those documents,
(a) the Manager is entitled to 100% of the management fee payable by Fund I, (b) the Manager is entitled to 50% of the Incentive Return payable by Fund I, (c) Newcastle Holdings is entitled to 50% of the Incentive Return payable by Fund I, and (d) Newcastle Holdings is entitled to receive 100% of the investment income or loss attributable to the capital invested in Fund I by the Fund I Managing Member. The Manager of Fund I also manages Newcastle and Newcastle Holdings. Newcastle Holdings consolidated the financial results of the Fund I Managing Member because Newcastle Holdings owned substantially all of the voting interest in the Fund I Managing Member. As a result, Newcastle's consolidated financial statements reflect all of the Incentive Return payable to the Fund I Managing Member, including the 50% portion payable to the Manager which was treated as Preferred Incentive Return to Affiliate.

       In January 2000, Newcastle Holdings transferred, in exchange for cash, approximately $51.2 million of preferred equity securities, acquired in December 1999, to Fund I at their market value, which approximated their book value, resulting in no gain or loss being recorded. During 2002 (through the date of commencement of Newcastle's operations), 2001 and 2000, Newcastle Holdings invested approximately $18.0 million, $21.5 million and $47.2 million, respectively, in Fund I. During 2002 (through the date of commencement of Newcastle's operations) and 2001, Newcastle Holdings received approximately $7.8 million and $16.3 million of distributions from Fund I, respectively, excluding Incentive Return. Newcastle Holdings accounted for its investment in Fund I under the equity method. During 2002, 2001 and 2000, the Manager earned $4.5 million, $8.9 million and $9.2 million of management and administrative fees from Fund I, respectively, through its agreement with the Fund I Managing Member.

       The Incentive Return is payable on an asset-by-asset basis, as realized. Accordingly, an Incentive Return may be paid to the Fund I Managing Member in connection with a particular Fund I investment if and when such invest ment generates proceeds to Fund I in excess of the capital called with respect to such investment, plus a 10% preferred return thereon. If upon liquidation of Fund I the aggregate amount paid to the Fund I Managing Member as Incentive Return exceeds the amount actually due to the Fund I Managing Member (that is, amounts that should instead have been paid to Fund I Investors) after taking into account the aggregate return to Fund I Investors, the excess is required to be returned by the Fund I Managing Member (that is "clawed back") to Fund I. Newcastle Holdings is responsible to pay to Fund I the amount of any excess return to be clawed back to the extent not funded by the Fund I Managing Member. The Manager, in turn, is responsible for the clawback of any excess return received by it. Newcastle Holdings believes that the Manager has the ability to meet this obligation. Newcastle Holdings received a credit against management fees otherwise payable by it under its management agreement with the Manager for management fees and any Incentive Return paid to the Manager by Fund I allocable to Newcastle Holdings' investment in Fund I. This credit was reflected as increased return to Newcastle Holdings from Fund I, in Equity in Earnings (Losses) from Unconsolidated Subsidiaries, because: (a) Newcastle Holdings, unlike the other Fund I Investors, did not pay a management fee to Fund I and its allocation of income from Fund I was calculated gross of any management fees, and (b) Newcastle Holdings received payments from the Manager of amounts paid to the Manager by Fund I representing

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES the Incentive Return allocable to Newcastle Holdings' investment in Fund I, of which $0.5 million was received in January 2002.

       Newcastle Holdings had adopted Method 2 of Emerging Issues Task Force Topic D-96 which specifies that companies with management arrangements that contain a performance based incentive return that is not finalized until the end of a period of time specified in the contract may record such return as revenue in the amount that would be due under the formula at any point in time as if the incentive return arrangement was terminated at that date.

       Newcastle Holdings recorded as incentive income the amount that would be due based on the fair value of the assets in Fund I exceeding the required return at a specific point in time as if the management arrangement was terminated on that date. Based on this methodology, Newcastle Holdings' net income in each reporting period reflected changes in the fair value of the assets in Fund I. As such, Newcastle Holdings accrued $27.5 million of Incentive Return through the date of the commencement of Newcastle's operations. This amount was recorded in Incentive Income from Affiliate. The Manager was entitled to 50% of this income which Newcastle Holdings recorded as Incentive Return to Affiliate. The Fund I Managing Member has received $8.8 million of such income, all of which is subject to clawback. Newcastle Holdings received $4.4 million of such income in cash pertaining to the year ended December 31, 2001, representing its 50% interest in the Incentive Return paid by Fund I.

     AUSTIN

       In 1998, Newcastle Holdings and Fortress Principal Investment Group LLC ("FPIG"), an affiliate of the Manager, formed Austin Holdings Corporation ("Austin"). FPIG contributed cash, and Newcastle Holdings contributed its interest in entities that owned certain assets, primarily non-performing loans and foreclosed real estate intended for sale, which were originally acquired as part of loan pool acquisitions. The assets Newcastle Holdings contributed, and any income generated from them, were not well suited to be held by a REIT for the reasons described below. If the assets were treated as inventory held for sale in the ordinary course of business, any gain from the sale of these assets would be subject to a 100% excise tax in the hands of a REIT. By holding these assets indirectly through Austin, a corporate entity, Newcastle Holdings instead received dividend income from the corporation, which is not subject to the 100% excise tax, and is treated as qualifying income for purposes of the 95% income test that applies to REITs. Newcastle Holdings held non-voting preferred stock of Austin. Newcastle Holdings' preferred stock in Austin represented a 95% economic ownership interest in Austin, and had a liquidation preference over the common stockholders. Newcastle Holdings' interest in Austin was accounted for under the equity method. Newcastle Holdings and Austin elected to treat Austin as a taxable REIT subsidiary ("TRS") as of January 1, 2001 in order to comply with the rule that REITs generally may not hold more than 10% of the voting securities or 10% of the value of securities of any corporation that is not a TRS. FPIG was the holder of all of the common stock which represents 100% of the vote and 5% of the economic ownership interest of Austin. FPIG's ownership interest was funded in part by a $0.7 million loan from Austin in 2001.

       Austin also owned 100% of the common stock of Ascend Residential Holdings, Inc. ("Ascend"). Ascend's primary business was the acquisition, rehabilitation and sale of single-family residential properties.

     FICMI

       In May 1999, Newcastle Holdings purchased from Impac Commercial Holdings, Inc. ("ICH"), a publicly traded mortgage REIT, approximately $12 million of non-voting Series B Convertible Preferred Stock with a coupon of 8.5%. The preferred stock was initially convertible into 1,683,635 shares of common stock of ICH. Subsequently, during 1999 and 2000, Newcastle Holdings purchased

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

832,400 shares of common stock of ICH. Additionally, FIC Management Inc. ("FICMI"), an unconsolidated subsidiary of Newcastle Holdings created for this purpose, purchased the management contract for ICH for $6 million and subcontracted the management of ICH to the Manager. FICMI was entitled to an incentive fee under the management agreement, as defined, if certain minimum returns were achieved. During the third quarter of 2000, FICMI recognized incentive fee income of $0.2 million based on ICH's achievement of such returns. During 2000, ICH reimbursed the Manager for approximately $0.7 million of expenses pursuant to such contract, and reimbursed Newcastle Holdings for $0.4 million of such expenses. FICMI had substantially the same legal structure as Austin. Newcastle Holdings and FICMI and Fortress Fund MM, Inc. ("FFMMI") have made elections to treat FICMI and FFMMI as TRS's as of January 1, 2001.

       In November 2000 a wholly-owned subsidiary of Newcastle Holdings completed a tender offer for all of the remaining outstanding common shares of ICH. Newcastle Holdings' basis in its investment in ICH was approximately $22.1 million at the date of acquisition. In addition, Newcastle Holdings incurred approximately $44.3 million in connection with its tender offer and assumed approximately $95.7 million of ICH's liabilities, resulting in total assets acquired of $162.1 million (including $12.1 million of cash), based on the "purchase" method of accounting. Subsequent to the acquisition, Newcastle Holdings sold $108.9 million of the former ICH assets during 2000 for net proceeds of approximately $130.2 million at a gain of approximately $21.3 million, and repaid approximately $92.8 million of the former ICH liabilities. The remaining, non-cash ICH assets at December 31, 2002 and 2001 were primarily included in Marketable Securities Available for Sale (Note 2). Newcastle's consolidated financial statements include ICH's results of operations for the period subsequent to the completion of the tender offer.

4.  REAL ESTATE SECURITIES

       The following is a summary of Newcastle's real estate securities at December 31, 2002 and 2001, all of which are classified as available for sale and are therefore marked to market through other comprehensive income pursuant to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Unrealized losses that are considered other than temporary are recognized currently in income. There were no such losses incurred through December 31, 2002. None of the securities is delinquent.

  DECEMBER 31, 2002

                                                    GROSS UNREALIZED                          WEIGHTED AVERAGE
                                                    -----------------                ----------------------------------
                                                                                                               TERM TO
                          PRINCIPAL    AMORTIZED                         CARRYING     S&P                      MATURITY
                           BALANCE     COST BASIS    GAINS    LOSSES      VALUE      RATING   COUPON   YIELD   (YEARS)
                          ----------   ----------   -------   -------   ----------   ------   ------   -----   --------
CBO I
  CMBS..................  $  323,025    $283,991    $26,999   $(3,686)  $  307,304      BB     6.72%    9.50%    7.11
  Unsecured REIT debt...     234,562     232,892     21,726      (100)     254,518     BBB     7.41%    7.64%    5.48
                          ----------    --------    -------   -------   ----------    ----     ----    -----     ----
  Subtotal -- CBO I.....     557,587     516,883     48,725    (3,786)     561,822     BB+     7.01%    8.67%    6.43
                          ----------    --------    -------   -------   ----------    ----     ----    -----     ----

CBO II
  CMBS..................     299,051     285,035     17,055      (238)     301,852    BBB-     6.35%    7.26%    7.17
  Unsecured REIT debt...     113,357     112,475      8,678        --      121,153    BBB-     7.81%    7.87%    7.85
  Other.................      58,155      56,086      1,172    (1,867)      55,391      AA     7.29%    8.23%    7.89
                          ----------    --------    -------   -------   ----------    ----     ----    -----     ----
  Subtotal -- CBO II....     470,563     453,596     26,905    (2,105)     478,396     BBB     6.28%    7.53%    7.41
                          ----------    --------    -------   -------   ----------    ----     ----    -----     ----
Total Real Estate
  Securities*...........  $1,028,150    $970,479    $75,630   $(5,891)  $1,040,218    BBB-     6.67%    8.14%    6.88
                          ==========    ========    =======   =======   ==========    ====     ====    =====     ====

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                                                    GROSS UNREALIZED                          WEIGHTED AVERAGE
                                                    -----------------                ----------------------------------
                                                                                                               TERM TO
                          PRINCIPAL    AMORTIZED                         CARRYING     S&P                      MATURITY
                           BALANCE     COST BASIS    GAINS    LOSSES      VALUE      RATING   COUPON   YIELD   (YEARS)
                          ----------   ----------   -------   -------   ----------   ------   ------   -----   --------
Non-CBO Securities --
  Rated.................       5,000       3,888        137        --        4,025     AAA     7.39%   12.11%    8.49
Non-CBO Securities --
  Unrated...............      18,953       7,184         --        --        7,184     N/A     7.40%   18.63%    7.50
                          ----------    --------    -------   -------   ----------             ----    -----     ----
Total Marketable
  Securities............  $   23,953    $ 11,072    $   137   $    --   $   11,209             7.40%   16.34%    7.71
                          ==========    ========    =======   =======   ==========             ====    =====     ====

  DECEMBER 31, 2001

                                                       GROSS UNREALIZED
                              PRINCIPAL   AMORTIZED    -----------------   CARRYING
                               BALANCE    COST BASIS    GAINS    LOSSES     VALUE
                              ---------   ----------   -------   -------   --------
CBO I
  CMBS......................  $316,057     $268,209      9,110   $(5,683)  $271,636
  Unsecured REIT debt.......   219,515      216,411      9,238      (258)   225,391
Subtotal -- CBO I*..........  $535,572     $484,620    $18,348   $(5,941)  $497,027
                              ========     ========    =======   =======   ========
Non-CBO securities..........  $ 19,326     $ 14,507    $    --   $   (40)  $ 14,467
                              ========     ========    =======   =======   ========

------------

* Carrying value excludes restricted cash of $29.7 million and $25.2 million at December 31, 2002 and 2001, respectively, included in Real Estate Securities pending its reinvestment in securities. The total carrying value of fixed rate real estate securities was $961.4 million and $497.0 million, and of variable rate real estate securities was $78.8 million and $0.0 million, at December 31, 2002 and 2001, respectively.

       In July 2002, Newcastle entered into an agreement with a major investment bank whereby such bank will purchase up to $450 million of commercial mortgage backed securities, REIT debt, real estate loans and asset backed securities, subject to Newcastle's right to purchase such securities from them. This agreement is treated as a non-hedge derivative for accounting purposes and is therefore marked-to-market through current income; a mark of $0.7 million has been booked to income through December 31, 2002. These securities are expected to be included in a securitization transaction in which Newcastle would acquire the equity interest (the "CBO III Transaction"). As of December 31, 2002, approximately $342.4 million of the $450 million had been accumulated. If the CBO III Transaction is not consummated as a result of Newcastle's failure to acquire the equity interest or otherwise as a result of Newcastle's gross negligence or willful misconduct, Newcastle would be required to either purchase such securities or pay the difference between the original purchase price of such securities and the price at which such securities are sold to a third-party (a "Collateral Loss"). If the CBO III Transaction fails to close for any other reason, Newcastle would be required to either purchase such securities or pay the lesser of the Collateral Loss and its deposit. Although Newcastle currently anticipates completing the CBO III Transaction during the first quarter of 2003, there is no assurance that the CBO III Transaction will be consummated. As of December 31, 2002, Newcastle estimates that the fair value of the securities purchased by such bank is in excess of the purchase price paid by such bank. In November and December 2002, Newcastle made deposits aggregating $37.1 million under such agreement (the "CBO III Deposit").

       Newcastle Holdings created $62.3 million face of mezzanine bonds issued by its subsidiaries which indirectly own the GSA Properties. The bonds are not entitled to any scheduled interest or amortization prior to their maturity date in May 2011. None of the bonds are secured by mortgages on the GSA Properties; the bonds are secured by equity interests in the direct or indirect owners of the GSA Properties. These bonds, which were included in the collateral for the CBO I and CBO II transactions,

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES were retained by Newcastle. These bonds were sold by Newcastle at a loss of $0.3 million in September 2002.

       The securities denoted "CBO I" and "CBO II" are encumbered by the CBO I and CBO II securitizations (Note 8), respectively. One of the non-CBO securities was encumbered by a $1.5 million repurchase agreement at December 31, 2002.

5.  OPERATING REAL ESTATE

       The following is a reconciliation of real estate assets and accumulated depreciation:

                                                                        ACCUMULATED
OPERATING REAL ESTATE                                         GROSS     DEPRECIATION      NET
---------------------                                       ---------   ------------   ---------
Balance at December 31, 2000..............................  $ 566,923     $(26,384)    $ 540,539
Improvements..............................................      4,495           --         4,495
Foreign currency translation..............................     (7,636)         345        (7,291)
Depreciation..............................................         --      (12,909)      (12,909)
                                                            ---------     --------     ---------
Balance at December 31, 2001..............................    563,782      (38,948)      524,834
Improvements..............................................      2,166           --         2,166
Foreign currency translation..............................     11,998         (737)       11,261
Depreciation..............................................         --       (7,994)       (7,994)
Cost of real estate sold..................................    (44,548)       2,425       (42,123)
Distribution to Newcastle Holdings........................   (404,715)      35,320      (369,395)
Transferred to Real Estate Held for Sale..................     (5,571)         474        (5,097)
                                                            ---------     --------     ---------
Balance at December 31, 2002..............................  $ 123,112     $ (9,460)    $ 113,652
                                                            =========     ========     =========
U.S. Properties...........................................  $      --     $     --     $      --
Canadian Properties.......................................     50,186       (4,386)       45,800
Belgian Properties........................................     72,926       (5,074)       67,852
                                                            ---------     --------     ---------
Total.....................................................  $ 123,112     $ (9,460)    $ 113,652
                                                            =========     ========     =========
REAL ESTATE HELD FOR SALE
Balance at December 31, 2001..............................                             $      --
Transferred from Operating Real Estate....................                                 5,097
Mark-to-market............................................                                (1,626)
                                                                                       ---------
Balance at December 31, 2002..............................                                 3,471
                                                                                       =========
U.S. Properties...........................................                             $      --
Canadian Properties.......................................                                 3,471
Belgian Properties........................................                                    --
                                                                                       ---------
Total.....................................................                             $   3,471
                                                                                       =========

       All of Newcastle's U.S. properties (the "GSA Properties") were distributed to Newcastle Holdings prior to the commencement of Newcastle's operations. Such properties were primarily leased to the General Services Administration of the U.S. Government.

       The Canadian properties are primarily leased to Bell Canada, a wholly-owned subsidiary of BCE, Inc. and are referred to as the "Bell Canada Portfolio." For 2002, 2001 and 2000, approximately 66.6%,

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

68.0% and 69.7% of Newcastle's consolidated rental and escalation income from continuing operations was attributable to Bell Canada. The Bell Canada leases expire over various dates through 2007. Each Bell Canada lease contains one five-year lease renewal option and provides for a significant payment due upon expiration of the lease. These terminal payments have been included in the calculation of straight-line rental income assuming that each lease is renewed once. The Bell Canada leases also provide for the reimbursement of substantially all operating expenses and property taxes plus an administrative fee. The Bell Canada Portfolio is encumbered by the Bell Canada Securitization (Note 8).

       The Belgian properties are referred to as the "LIV Portfolio" and are leased to a variety of tenants, including the European Commission ("EC"). For 2002, 2001 and 2000, approximately 14.2%, 13.0% and 14.9% of Newcastle's consolidated rental and escalation income from continuing operations was attributable to the EC. The leases on the Belgian properties provide for annual increases in base rent based on the change in the Sante Index, as well as payment of increases in operating expenses and real estate taxes over base year amounts. The LIV Portfolio is encumbered by the Belgian Mortgage (Note 8).

       The following is a schedule of the future minimum rental payments to be received under non-cancelable operating leases:

2003........................................................   $10,476
2004........................................................     9,405
2005........................................................     8,396
2006........................................................     6,602
2007........................................................     3,299
Thereafter..................................................        92
                                                               -------
                                                               $38,270
                                                               =======

       In May 2002, Newcastle sold one of its GSA Properties with a net basis of $33.0 million for a net purchase price of approximately $34.1 million, at a gain of $1.1 million. In May 2002, it sold a Belgian property for gross proceeds of approximately $8.9 million, at a loss of approximately $1.1 million. Pursuant to SFAS No. 144, Newcastle has retroactively recorded the operations of such properties in Income from Discontinued Operations for all periods presented.

       In August and November 2002, Newcastle entered into contracts to sell two commercial properties located in Canada for gross proceeds of approximately $2.6 million, at a loss of approximately $1.6 million including the write off of accumulated other comprehensive income related to foreign currency translation. The sales are contracted to occur in April 2003. Pursuant to SFAS No. 144, Newcastle has reclassified the net carrying value of these properties to Real Estate Held for Sale and has retroactively recorded the operations of such properties in Income from Discontinued Operations for all periods presented.

       Gross revenues from discontinued operations, which include those investments distributed to Newcastle Holdings as discussed in Note 2, were approximately $29.2 million, $67.9 million and $75.8 million in 2002, 2001 and 2000, respectively.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

The following table sets forth certain information concerning the real estate portfolio:

                                                                                    12/31/2002
                                                              COSTS      --------------------------------
                                                           CAPITALIZED    GROSS
 TYPE OF                                    INITIAL COST   SUBSEQ. TO    CARRYING   ACCUM.   NET CARRYING
PROPERTY              LOCATION                  (A)         ACQ'N (A)     AMOUNT    DEPR.     AMOUNT (B)
---------             --------              ------------   -----------   --------   ------   ------------
Off. Bldg   Etobicoke, ON................     $  8,937       $  654      $  9,591   $  932     $  8,659
Off. Bldg   London, ON...................       14,630          235        14,865    1,485       13,380
Industrial  Toronto, ON..................       25,521          209        25,730    1,969       23,761
                                              --------       ------      --------   ------     --------
Subtotal -- Canada.......................       49,088        1,098        50,186    4,386       45,800
                                              --------       ------      --------   ------     --------
Off. Bldg   G. Bijgaarden, BEL...........        9,906          212        10,118      696        9,422
Off. Bldg   Brussels, BEL................       27,288           22        27,310    1,810       25,500
Off. Bldg   Brussels, BEL................        4,589          376         4,965      444        4,521
Off. Bldg   Waterloo, BEL................        7,518           13         7,531      505        7,026
Off. Bldg   Zaventem, BEL................        6,725           75         6,800      489        6,311
Off. Bldg   Brussels, BEL................        5,477           97         5,574      401        5,173
Warehouse   Zaventem, BEL................        3,719            5         3,724      247        3,477
Off. Bldg   Brussels, BEL................        5,079        1,825         6,904      482        6,422
                                              --------       ------      --------   ------     --------
Subtotal -- Belgium......................       70,301        2,625        72,926    5,074       67,852
                                              --------       ------      --------   ------     --------
Subtotal -- Operating Real Eastate.......      119,389        3,723       123,112    9,460      113,652
                                              --------       ------      --------   ------     --------
Off. Bldg   Hamilton, ON.................          N/A          N/A         2,057      N/A        2,057
Off. Bldg   Kingston, ON.................          N/A          N/A         1,414      N/A        1,414
                                              --------       ------      --------   ------     --------
Subtotal -- Real Estate Held for Sale....           --           --         3,471       --        3,471
                                              --------       ------      --------   ------     --------
            TOTALS:......................     $119,389       $3,723      $126,583   $9,460     $117,123
                                              ========       ======      ========   ======     ========

                                      UNAUDITED
             12/31/2002   --------------------------------------
           ---------------
                                                        YEAR
 TYPE OF                     NET RENTABLE   ACQ.     BUILT/REN-
PROPERTY   ENCUMB.    OCC.     SQ. FT.      DATE       OVATED
---------  --------   ----   ------------   -----   ------------
Off. Bldg  $  8,793   100%      177,214     10/98      1972/1978
Off. Bldg     7,686    96%      325,764     10/98           1980
Industria    18,635   100%      624,786     10/98   1963/'71/'79
           --------   ---     ---------
Subtotal     35,114    99%    1,127,764
           --------   ---     ---------
Off. Bldg     9,701    67%       81,763     11/99           1994
Off. Bldg    29,863   100%      119,781     11/99      1973/1995
Off. Bldg     4,210   100%       26,651     11/99   1952/'93/'98
Off. Bldg     6,235   100%       46,231     11/99      1930/1990
Off. Bldg     4,874    67%       65,175     11/99      1975/1990
Off. Bldg     2,992    55%       28,180     11/99      1974/1996
Warehouse     2,096   100%       55,606     11/99           1986
Off. Bldg     2,981    29%       32,206     11/99      1987/2001
           --------   ---     ---------
Subtotal     62,952    81%      455,593
           --------   ---     ---------
Subtotal     98,066    94%    1,583,357
           --------   ---     ---------
Off. Bldg     1,645   100%      118,787     10/98           1974
Off. Bldg       630   100%       45,691     10/98           1981
           --------   ---     ---------
Subtotal      2,275   100%      164,478
           --------   ---     ---------
           $100,341    94%    1,747,835
           ========   ===     =========

------------

(A) Adjusted for changes in foreign currency exchange rates, which aggregated $12.0 million of gain and $7.6 million of loss between land, building and improvements in 2002 and 2001, respectively.

(B) The federal income tax basis for such assets at December 31, 2002 was approximately equal to their book basis.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

6.  REAL ESTATE LOANS

       Loans and mortgage pools receivable consisted of the following at December 31, 2002 and 2001.

                       WTD. AVG.   RANGE OF
                       EFFECTIVE    STATED                                                           DELINQUENT
                       INTEREST    MATURITY   PAYMENT      CARRYING AMOUNT         FACE AMOUNT        CARRYING
                         RATE       DATES      TERMS     -------------------   -------------------     AMOUNT     ENCUMBRANCE
DESCRIPTION            12/31/02    12/31/02   12/31/02   12/31/02   12/31/01   12/31/02   12/31/01    12/31/02     12/31/02
-----------            ---------   --------   --------   --------   --------   --------   --------   ----------   -----------
Whole Loan
  Portfolio..........    3.40%     9/27 11/32 Various    $258,198   $    --    $254,201   $    --      $  --       $246,712
Loan on Retail
  Stores.............     N/A         N/A         N/A          --     6,560          --     6,560         --             --
Italian Mortgage
  Portfolio..........     N/A         N/A         N/A          --     4,073          --    17,002         --             --
Other................     N/A         N/A         N/A          --        42          --     1,833         --             --
                         ----        ----     -------    --------   -------    --------   -------      -----       --------
Total................                                    $258,198   $10,675    $254,201   $25,395      $  --       $246,712
                                                         ========   =======    ========   =======      =====       ========

       The following is a reconciliation of loans and mortgage pools receivable.

                                                                  MARKET
                                                                (DISCOUNT)/     LOSS      CARRYING
                                                  FACE AMOUNT     PREMIUM     ALLOWANCE    AMOUNT
                                                  -----------   -----------   ---------   --------
Balance 12/31/00................................   $129,621       $(1,095)    $(21,569)   $106,957
Collections of principal........................    (70,801)           --           --     (70,801)
Cost of loans sold..............................    (32,986)        1,095        6,741     (25,150)
Foreign currency translation....................       (439)           --          108        (331)
                                                   --------       -------     --------    --------
Balance 12/31/01................................     25,395            --      (14,720)     10,675
Purchases/advances..............................    255,550         4,147           --     259,697
Collections of principal........................     (7,909)           --           --      (7,909)
Cost of loans sold..............................         --            --         (267)       (267)
Accretion.......................................         --          (150)          --        (150)
Foreign currency translation....................        432            --         (210)        222
Transfer to unconsolidated subsidiary...........    (17,355)           --       13,329      (4,026)
Distribution to Newcastle Holdings..............     (1,912)           --        1,868         (44)
                                                   --------       -------     --------    --------
Balance 12/31/02................................   $254,201       $ 3,997     $     --    $258,198
                                                   ========       =======     ========    ========

       The average carrying amount of Newcastle's real estate loans was approximately $54.5 million and $11.8 million during 2002 and 2001, respectively, on which Newcastle earned approximately $1.4 million and $1.6 million of gross revenues, respectively.

       All of Newcastle's real estate loans and loan portfolios owned at such time were transferred to Newcastle Holdings prior to the commencement of Newcastle's operations.

       In November 2002, Newcastle invested $13.5 million of equity in a portfolio of mortgage loans. This portfolio is encumbered by a repurchase agreement (Note 8).

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

       For certain of Newcastle's financial instruments, principally loans receivable and debt, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate environments as of December 31, 2002 and do not take into consideration the effects of subsequent interest rate fluctuations.

       The carrying amounts and estimated fair values of Newcastle's financial instruments at December 31, 2002 are as follows:

                                                                   PRINCIPAL BALANCE OR   ESTIMATED FAIR
                                                 CARRYING AMOUNT     NOTIONAL AMOUNT          VALUE
                                                 ---------------   --------------------   --------------
Assets:
  Real estate securities, available for sale...    $1,069,892           $1,028,150          $1,069,892
  CBO III deposit..............................        37,777            See below              37,777
  Marketable securities, available for sale....        11,209               23,953              11,209
  Mortgage loans...............................       258,198              254,201             258,198
  Interest rate caps, treated as hedges,
     net(A)....................................         4,638              213,035               4,638
Liabilities
  CBO bonds payable............................       868,497              881,500             892,117
  Other bonds payable..........................        37,389               38,173              36,784
  Notes payable................................        62,952               62,952              58,970
  Repurchase agreements........................       248,169              248,169             248,169
  Interest rate swaps, treated as hedges,
     net(B)....................................        51,110              437,465              51,110
  Non-hedge derivative obligations(C)..........           745            See below                 745

------------

(A) Included in Deferred Costs, Net. The longest cap maturity is October 2015.

(B) Included in Derivative Liabilities. The longest swap maturity is April 2011.

(C) Included in Derivative Liabilities. The longest maturity is July 2038.

       The methodologies used and key assumptions made to estimate fair value are as follows:

       Real Estate Securities, Available for Sale -- The fair value of the REIT unsecured loans and CMBS is estimated by obtaining third party independent broker quotations, if available and practicable, or counterparty quotations.

       CBO III Deposit -- The fair value of the CBO III Deposit is based on a counterparty quotation. The CBO III deposit is more fully described in Note 4.

       Marketable Securities, Available for Sale -- The fair value of these securities is generally based upon broker quotations. The fair value of two securities acquired from ICH, for which quoted market prices are not readily available, is estimated by means of price/yield analyses based on Newcastle's expected disposition strategies for such assets. Such assets include Newcastle's interest in a securitization executed by ICH (the "CMO Asset"). The CMO Asset has an estimated value of $3.3 million at December 31, 2002 based on a discount rate of 20% and estimated credit losses of $4.9 million. Increasing

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES such estimated discount rate and credit losses to 25% and $6.5 million, respectively, would decrease the estimated value by $0.6 million and $0.5 million, respectively. The gross securitized assets underlying the CMO Asset aggregate $262.5 million (of which $2.8 million was delinquent) at December 31, 2002, subject to $251.3 million of debt.

       Mortgage Loans -- This portfolio of mortgage loans bears a floating rate of interest. We believe that for similar financial instruments with comparable credit risks, the effective rate on this portfolio approximates the market rate. Accordingly, the carrying amount of this portfolio is believed to approximate fair value.

       Interest Rate Cap and Swap Agreements -- The fair value of these agreements is estimated by obtaining counterparty quotations.

       CBO and Other Bonds Payable -- For those bonds bearing floating rates at spreads over market indices, representing approximately $710.7 million of the carrying amount of the CBO Bonds Payable, management believes that for similar financial instruments with comparable credit risks, the effective rates approximate market rates. Accordingly, the carrying amount outstanding on these bonds is believed to approximate fair value. For those bonds bearing fixed interest rates, values were obtained by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing.

       Notes Payable -- The Belgian Mortgage was valued by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing.

       Repurchase Agreements -- These agreements bear floating rates of interest and management believes that for similar financial instruments with comparable credit risks, the effective rates approximate market rates. Accordingly, the carrying amounts outstanding are believed to approximate fair value.

       Non-hedge Derivative Obligations -- These obligations are valued by reference to current counterparty quotations. These obligations represent two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million, an interest rate cap with a notional amount of $17.5 million, and an interest rate cap with a notional amount of approximately $61.6 million.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

8.  DEBT OBLIGATIONS

The following table presents certain information regarding Newcastle's debt obligations:

                                     CARRYING AMOUNT           FACE AMOUNT
                                  ---------------------   ---------------------        12/31/02          STATED
ISSUE                              12/31/02    12/31/01    12/31/02    12/31/01      INTEREST RATE      MATURITY
-----                             ----------   --------   ----------   --------   -------------------   ---------
CBO I Bonds.....................  $  429,363   $445,514   $  437,500   $455,000        See Below        July 2038
CBO II Bonds....................     439,134        --       444,000        --         See Below          April
                                                                                                          2037
                                  ----------   --------   ----------   --------
Total CBO bonds.................     868,497   445,514       881,500   455,000
                                  ----------   --------   ----------   --------
Bell Canada Securitization......      37,389        --        38,173        --         See Below          April
                                                                                                          2012
GSA Securitization..............          --   319,303            --   360,029            (B)              (B)
                                  ----------   --------   ----------   --------
Total other bonds...............      37,389   319,303        38,173   360,029
                                  ----------   --------   ----------   --------
Bell Canada Mortgage............          --    31,412            --    31,412          Repaid           Repaid
Belgian Mortgage................      62,952    55,149        62,952    55,149           5.32%          Nov. 2006
GSA KC Mortgage.................          --    24,555            --    24,555          Repaid           Repaid
                                  ----------   --------   ----------   --------
Total notes payable.............      62,952   111,116        62,952   111,116
                                  ----------   --------   ----------   --------
CMBS Repo.......................       1,457     1,457         1,457     1,457    LIBOR+1.35% (2.77%)   One Month
Mortgage Loan Repo(A)...........     246,712        --       246,712        --    LIBOR+0.37% (1.80%)   May 2003
                                  ----------   --------   ----------   --------
Total repurchase agreements.....     248,169     1,457       248,169     1,457
                                  ----------   --------   ----------   --------
Credit facility.................          --    20,000            --    20,000            (B)              (B)
                                  ----------   --------   ----------   --------
Total debt obligations..........  $1,217,007   $897,390   $1,230,794   $947,602
                                  ==========   ========   ==========   ========

------------

(A) The counterparty on this repo is Bear Stearns Mortgage Capital Corporation.

(B) Distributed to Newcastle Holdings prior to the commencement of Newcastle's operations.

       In July 1999, Newcastle completed a transaction ("CBO I") whereby a portfolio of real estate securities (Note 4) was contributed to a consolidated subsidiary which issued $437.5 million fare amount of investment grade senior securities and $62.5 million face amount of non-investment grade subordinated securities in a private placement. As a result of CBO I, the existing repurchase agreement on such real estate securities was repaid. At December 31, 2002, the subordinated securities were retained by Newcastle and the senior securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of 3.99%, had an expected weighted average life of approximately 5.26 years. Two classes of the senior securities bear floating interest rates. Newcastle has obtained an interest rate swap and cap in order to hedge its exposure to the risk of changes in market interest rates with respect to these securities, at an initial cost of approximately $14.3 million. CBO I's weighted average effective interest rate, including the effect of such hedges, was 5.63% at December 31, 2002. In addition, in connection with the sale of two classes of securities, Newcastle entered into two interest rate swaps and three interest rate cap agreements that do not qualify for hedge accounting. Changes in the values of these instruments have been recorded currently in income.

       In November 2001, Newcastle sold the retained subordinated $17.5 million Class E Note from CBO I for approximately $18.5 million. The Class E Note bore interest at a fixed rate of 8.0% and had a stated maturity of June 2038. The sale of the Class E Note represents an issuance of debt and was recorded as additional CBO Bonds Payable. In April 2002, a wholly-owned subsidiary of Newcastle repurchased the Class E Note. The repurchase of the Class E Note represented a repayment of debt and was recorded as a reduction of CBO Bonds Payable. The Class E Note is included in the collateral for CBO II. The Class E
Note is eliminated in consolidation.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

       In April 2002, Newcastle completed its second CBO securitization ("CBO II") whereby a portfolio of real estate securities (Note 4) was contributed to a consolidated subsidiary which issued $444.0 million face amount of investment grade senior securities and $56.0 million face amount of non-investment grade subordinated securities in a private placement. At December 31, 2002, the subordinated securities were retained by Newcastle and the senior securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 3.48%, had an expected weighted average life of approximately 7.36 years. One class of the senior securities bears a floating interest rate. Newcastle has obtained an interest rate swap and cap in order to hedge its exposure to the risk of changes in market interest rates with respect to this security, at an initial cost of $1.2 million. CBO II's weighted average effective interest rate, including the effect of such hedges, was 6.16% at December 31, 2002.

       In April 2002, Newcastle refinanced the existing debt on the Bell Canada Portfolio (the "Bell Canada Mortgage") through a securitization transaction (the "Bell Canada Securitization"). At December 31, 2002, the outstanding securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of approximately 7.07%, had an expected weighted average life of approximately 2.75 years. In connection with this securitization, Newcastle guaranteed certain payments under an interest rate swap to be entered into in 2007, if the Bell Canada Securitization is not fully repaid by such date. Newcastle believes the fair value of this guarantee is negligible at December 31, 2002.

       In May 1999, Newcastle Holdings financed the GSA Properties (Note 5) through a securitization (the "GSA Securitization") which bore interest at a weighted average effective rate of 7.04%. The GSA Securitization was distributed to Newcastle Holdings prior to the commencement of Newcastle's operations.

       In November 1999, Newcastle financed the LIV Portfolio (Note 5) with a mortgage and a related interest rate cap. In November 2001, Newcastle extended the term of this mortgage, modified the rate, and obtained a new interest rate cap related thereto. In November 2002, Newcastle refinanced the LIV Portfolio with a new mortgage (the "Belgian Mortgage") which bears a fixed rate of interest.

       One of the GSA Properties was financed with a mortgage (the "GSA KC Mortgage") which was repaid in May 2002 upon sale of the related asset.

       In November 2002, Newcastle purchased a portfolio of mortgage loans (Note
6) subject to a repurchase agreement (the "Mortgage Loan Repo").

       In July 2000, Newcastle Holdings entered into a $40 million revolving credit agreement (the "Credit Facility"). Newcastle Holdings hedged its exposure to the risk of changes in market interest rates with respect to the Credit Facility by entering into an interest rate swap. The credit facility and related swap were distributed to Newcastle Holdings prior to the commencement of Newcastle's operations.

       Newcastle's debt obligations, including its repurchase agreements, notes payable, credit facility, CBO and other bonds payable, matures as follows (gross of discounts of $13.8 million):

2003........................................................   $  251.8 million
2004........................................................        2.0 million
2005........................................................        1.7 million
2006........................................................       58.4 million
2007........................................................        0.0 million
Thereafter..................................................      916.9 million
                                                               ----------------
                                                               $1,230.8 million
                                                               ================

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

9.  STOCK OPTION PLAN

       In October 2002, Newcastle (with the approval of the board of directors) adopted a nonqualified stock option plan (the "Newcastle Option Plan") for non-employee directors and the Manager. The non-employee directors were granted options in 2002 to acquire an aggregate of 4,000 shares of common stock at a price of $13 per share, which were fully exercisable upon issuance. The fair value of such options was not material at the date of grant. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, the Manager was granted options in 2002 representing the right to acquire 700,000 shares of common stock at an exercise price per share of common stock equal to $13, with such price subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events (including capital dividends and capital distributions made by Newcastle). The 700,000 shares represented an amount equal to 10% of the shares of common stock of Newcastle sold in its initial public offering in 2002.

       The options granted to the Manager were fully vested on the date of grant and one thirtieth of the options become exercisable on the first day of each of the following thirty calendar months, or earlier upon the occurrence of certain events, such as a change in control of Newcastle or the termination of the Management Agreement. The options expire in 2012.

       The fair value of the options granted to the Manager at the date of grant was approximately $0.4 million. Newcastle estimated this value by reference to a volatility estimate of 15%, based on a range of volatilities for our competition provided by an investment bank, along with management's best judgment, together with a dividend yield of 13.85%, an expected life assumption of 10 years, and a risk-free rate assumption of 4.05%. Since the Newcastle Option Plan has characteristics significantly different from those of traded options, and since the volatility assumption is subject to significant judgment and variability, the actual value of the options could vary materially from management's estimate.

       In June 1998, Newcastle Holdings (with the approval of the board of directors) adopted a nonqualified stock option plan (the "Newcastle Holdings Option Plan") for non-employee directors and the Manager. The non-employee directors were granted options in 1998 to acquire an aggregate of 6,000 shares of common stock at a price of $20 per share, which were fully exercisable upon issuance. The fair value of such options was not material at the date of grant. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle Holdings, the Manager was granted options in 1998 representing the right to acquire 2,091,673 shares of common stock at an exercise price per share of common stock equal to $20, with such price subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events (including capital dividends and capital distributions made by Newcastle Holdings). The 2,091,673 shares represented an amount equal to 10% of the shares of common stock and units of Newcastle Holdings outstanding after Newcastle Holdings' stock issuances in 1998. All of the options granted in 1998 represent options in Newcastle Holdings and not in Newcastle.

       The options granted to the Manager in 1998 were fully vested upon issuance and were exercisable beginning on June 5, 1999. From and after such date, one thirtieth of the options became exercisable on the first day of each of the following thirty calendar months. The options expire on June 5, 2008.

       The fair value of the 1998 options granted to the Manager at the date of grant was approximately $3.6 million. Newcastle Holdings estimated this value by reference to the volatility and dividend yields of the Morgan Stanley REIT Index that were approximately 15.4% and 7.1%, respectively, together with an expected life assumption of 5 years, and a risk-free rate assumption of 4.88%. Since Newcastle Holdings' common stock is not publicly traded and the Newcastle Holdings Option Plan has characteristics significantly different from those of traded options, the actual value of the options could vary materially from management's estimate.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

10.  MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

       Newcastle entered into the Management Agreement with the Manager in June 2002, which provides for an initial term of one year with automatic one-year extensions, subject to certain termination rights. After the initial one year term, the Manager's performance will be reviewed annually and the Management Agreement may be terminated by Newcastle by payment of a termination fee, as defined in the Management Agreement, equal to the amount of management fees earned by the Manager during the twelve consecutive calendar months immediately preceding the termination, upon the affirmative vote of at least two-thirds of the independent directors, or by a majority vote of the holders of common stock. Pursuant to the Management Agreement, the Manager, under the supervision of Newcastle's board of directors, will formulate investment strategies, arrange for the acquisition of assets, arrange for financing, monitor the performance of Newcastle's assets and provide certain advisory, administrative and managerial services in connection with the operations of Newcastle. For performing these services, Newcastle will pay the Manager an annual management fee equal to 1.5% of the gross equity of Newcastle, as defined. Newcastle Holdings' management agreement with the Manager contained substantially the same terms.

       The Management Agreement provides that Newcastle will reimburse the Manager for various expenses incurred by the Manager or its officers, employees and agents on Newcastle's behalf, including costs of legal, accounting, tax, auditing, administrative and other similar services rendered for Newcastle by providers retained by the Manager or, if provided by the Manager's employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

       To provide an incentive for the Manager to enhance the value of the common stock, the Manager is entitled to receive a quarterly incentive return (the "Preferred Incentive Return") on a cumulative, but not compounding, basis in an amount equal to the product of (A) 25% of the dollar amount by which (1)
(a) the Funds from Operations, as defined (before the Preferred Incentive Return) of Newcastle per share of common stock (based on the weighted average number of shares of common stock outstanding) plus (b) gains (or losses) from debt restructuring and from sales of property and other assets per share of common stock (based on the weighted average number of shares of common stock outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share of common stock in the IPO and the value attributed to the net assets transferred by Newcastle Holdings, and in any subsequent offerings by Newcastle (adjusted for prior capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum (divided by four to adjust for quarterly calculations) multiplied by (B) the weighted average number of shares of common stock outstanding. An affiliate of the Manager was entitled to a similar incentive return from Newcastle Holdings.

                                                              AMOUNTS EARNED (INCURRED)
                                                    ----------------------------------------------
                                                        2002             2001            2000
                                                    -------------   --------------   -------------
Management Fee to Manager.........................  $(4.3 million)  $ (4.8 million)  $(5.1 million)
Expense Reimbursements to Manager.................  $(0.5 million)  $ (0.9 million)  $(1.6 million)
Preferred Incentive Return to Manager.............  $(3.5 million)  $ (2.8 million)             --
Management Fee from Fund to Managing Member.......  $ 4.5 million   $  8.9 million   $ 8.9 million
Management Fee from Managing Member to Manager....  $(4.5 million)  $ (8.9 million)  $(8.9 million)
Incentive Return from Fund to Managing Member.....  $(1.2 million)  $ 28.8 million              --
Incentive Return from Managing Member to
  Manager.........................................  $ 0.6 million   $(14.4 million)             --

       Newcastle Holdings had an investment in Fund I and an investment in Austin, which were accounted for under the equity method. Newcastle Holdings also owned an investment in the Managing Member of Fund I, which was consolidated. As a result of this investment, Newcastle Holdings was entitled to an Incentive Return from Fund I. The Manager of Newcastle and Newcastle Holdings also

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES manages Fund I. Newcastle Holdings received a credit against management fees otherwise payable under its management agreement with the Manager for management fees and any Incentive Return paid to the Manager by Fund I in connection with Newcastle Holdings' investment in Fund I. This credit was reflected as increased return from Fund I, in Equity in Earnings (Losses) from Unconsolidated Subsidiaries, because it was structured as a reduced burden on Newcastle Holdings' return from Fund I as follows: (a) Newcastle Holdings, unlike the other Fund I Investors, did not pay a management fee to Fund I and its allocation of income from Fund I was calculated gross of any management fees, and (b) Newcastle Holdings received payments from the Manager to reimburse it for its share of Incentive Return paid to the Manager by Fund I, of which $0.5 million was received in January 2002. For a more complete discussion of these relationships, see Note 3.

       In January 2001, an employee co-investment program was adopted whereby certain employees of the Manager and of Fortress Registered Investment Trust's ("FRIT") operating subsidiary would have the opportunity to invest in Fund I by purchasing part of Newcastle Holdings' investment. FRIT is Fund I's investment vehicle. The purpose of the program was to align the interests of FRIT's employees and the employees of the Manager with those of Fund I's Investors, including Newcastle Holdings, and to enable the Manager and FRIT to retain such employees and provide them with appropriate incentives and rewards for their performance. These employees were integral to the success of Newcastle Holdings and Fund I. Certain of the employees of the Manager were officers of Newcastle Holdings and Fund I and/or provided management services to Newcastle Holdings and Fund I. No employees of Fund I were officers of Newcastle Holdings or provided management services to Newcastle Holdings. Newcastle Holdings set aside $10.0 million of its commitment to Fund I for this program, of which $6.9 million was allocated, prior to the distribution of this investment to Newcastle Holdings, and financed approximately 80% of the employee investments via non-recourse loans through Austin, which were secured by such employees' interest in Fund I. The remaining 20% was funded by cash payments from each of the employees. The loans, which were included in Due from Affiliates, bore interest at 10%, which was payable currently from distributions from Fund I, and matured upon liquidation of Fund I. The principal balance of, and any unpaid interest on, these loans was payable at maturity. At December 31, 2001, Austin was owed $3.2 million of principal and less than $0.1 million of interest in connection with this financing. The Manager would fund up to $0.1 million of the purchase price of these commitments on behalf of employees.

       At December 31, 2002, Due To Affiliates is comprised $1.0 million of Incentive Return payable and $0.3 million of management fees and expense reimbursements payable.

11.  COMMITMENTS AND CONTINGENCIES

       CBO III Deposit -- Newcastle has the option to purchase certain real estate securities from an investment bank. To the extent that such securities decline in value, Newcastle must either purchase such securities or lose an amount equal to the lesser of such decline or its deposit. See Note 4.

       Guarantee of Swap Payments -- In connection with the Bell Canada Securitization, Newcastle has guaranteed certain payments under an interest rate swap to be entered into in 2007, if the Bell Canada Securitization is not fully repaid by such date. Newcastle believes the fair value of this guarantee is negligible at December 31, 2002.

       Stockholder Rights Agreement -- Newcastle has adopted a stockholder rights agreement (the "Rights Agreement"). Pursuant to the terms of the Rights Agreement, Newcastle will attach to each share of common stock one preferred stock purchase right (a "Right"). Each Right entitles the registered holder to purchase from Newcastle a unit consisting of one one-hundredth of a share of Series A Junior Participation Preferred Stock, par value $0.01 per share, at a purchase price of $70 per unit. Initially, the Rights are not exercisable and are attached to and transfer and trade with the outstanding shares of

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES common stock. The Rights will separate from the common stock and will become exercisable upon the acquisition or tender offer to acquire a 15% beneficial ownership interest by an acquiring person, as defined. The effect of the Rights Agreement will be to dilute the acquiring party's beneficial interest. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Newcastle.

       Litigation -- Newcastle is a defendant in legal actions from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability, if any, arising from such actions which existed at December 31, 2002 will not materially affect Newcastle's consolidated results of operations or financial position.

       Environmental Costs -- As a commercial real estate owner, Newcastle is subject to potential environmental costs. At December 31, 2002, management of Newcastle is not aware of any environmental concerns that would have a material adverse effect on Newcastle's consolidated financial position or results of operations.

       Debt Covenants -- Newcastle's debt obligations contain various customary loan covenants. Such covenants do not, in management's opinion, materially restrict Newcastle's investment strategy or ability to raise capital. Newcastle is in compliance with all of its loan covenants at December 31, 2002.

12.  SUBSEQUENT EVENTS

       In February 2003, Newcastle sold its entire position in agency eligible residential mortgage loans (a portion of its mortgage loan portfolio) with an aggregate unpaid principal balance of approximately $159.0 million for gross proceeds of approximately $162.6 million at a gain of approximately $0.7 million. As a result of the sale, the existing repurchase agreement allocated to the agency eligible loans was satisfied for approximately $153.9 million. Simultaneously, approximately $207.4 million of non-agency/jumbo residential mortgage loans were purchased for a price of approximately $210.2 million. In connection with this purchase, the outstanding balance of the existing repurchase agreement was increased by a net of $45.9 million, after the repayment described above.

13.  SUMMARY PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

       The unaudited pro forma consolidated statements of income are presented as if the distribution to Newcastle Holdings and the commencement of Newcastle's operations had been consummated on January 1, 2002 and 2001, respectively. The historical results of operations of the assets and liabilities treated as being distributed to Newcastle Holdings for the period prior to the commencement of Newcastle's operations have been presented as discontinued operations for those operations that constitute a component of an entity. Of the assets treated as being distributed to Newcastle Holdings, the GSA portfolio and the mortgage loans qualify as a component of an entity. The remaining operations (the "Eliminated Operations") related to the other assets and the liabilities treated as being distributed to Newcastle Holdings which are not a component of an entity have been eliminated.

       The unaudited pro forma consolidated statements of income are presented for comparative purposes only, and are not necessarily indicative of what Newcastle's actual consolidated results of operations would have been for the periods presented, nor do they purport to represent the results of any future periods. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                         DISTRIBUTED TO
                                                                           NEWCASTLE
                                                                            HOLDINGS
                                                                         --------------
                                                                           ELIMINATED
                                                         HISTORICAL(A)     OPERATIONS       PRO FORMA
                                                         -------------   --------------     ---------
REVENUES
Interest and dividend income...........................    $ 73,082         $  (226)(B)     $ 72,856
Rental and escalation income...........................      19,874              --           19,874
Gain (loss) on settlement of investments...............      11,417              29(B)        11,446
Management fee from affiliate..........................       4,470          (4,470)(B)           --
Incentive income from affiliate........................      (1,218)          1,218(B)            --
Other income...........................................          18              (3)(B)           15
                                                           --------         -------         --------
                                                            107,643          (3,452)         104,191
                                                           --------         -------         --------
EXPENSES
Interest expense.......................................      49,527          (2,336)(B)       47,191
Property operating expense.............................       8,631              --            8,631
Loan servicing expense.................................         655              --              655
General and administrative expense.....................       2,914            (100)(B)        2,814
Management fees to affiliate...........................       9,250          (5,345)(C)        3,905
Preferred incentive return to affiliate................       2,856            (827)(C)        2,029
Depreciation and amortization..........................       3,199            (430)(B)        2,769
                                                           --------         -------         --------
                                                             77,032          (9,038)          67,994
                                                           --------         -------         --------
INCOME BEFORE EQUITY IN EARNINGS OF UNCONSOLIDATED
  SUBSIDIARIES.........................................      30,611           5,586           36,197
Equity in earnings (losses) of unconsolidated
  subsidiaries.........................................         362            (362)(B)           --
                                                           --------         -------         --------
INCOME FROM CONTINUING OPERATIONS......................    $ 30,973         $ 5,224         $ 36,197
                                                           ========         =======         ========
Income from continuing operations per share of common
  stock, basic and diluted.............................    $   1.71                         $   1.95
                                                           ========                         ========
Weighted average number of shares of common stock
  outstanding, basic...................................      18,080                           18,560(D)
                                                           ========                         ========
Weighted average number of shares of common stock
  outstanding, diluted.................................      18,090                           18,570(D)
                                                           ========                         ========

------------

(A) Historical amounts were derived from Newcastle's consolidated financial statements as of and for the year ended December 31, 2002.

(B) Adjustments represent historical results of operations related to other investments treated as being distributed to Newcastle Holdings, which have been eliminated, as they will have no continuing impact on Newcastle's operations, as follows:

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                                                         RELATED INVESTMENT
                                             ------------------------------------------
                                                         FORTRESS
                                              AUSTIN    INVESTMENT
CAPTION                                      HOLDINGS      FUND      ICH(I)   CORPORATE       TOTAL
-------                                      --------   ----------   ------   ---------      -------
Interest and dividend income...............    $ --      $   (35)    $  --     $  (191)      $  (226)
Gain on settlement of investments..........      --           --        29          --            29
Management fee from affiliate..............      --       (4,470)       --          --        (4,470)
Incentive income from affiliate............      --        1,218        --          --         1,218
Other income...............................      --           --        --          (3)           (3)
Interest expense...........................      --           --        --      (2,336)(ii)   (2,336)
General and administrative expense.........      --           --        --        (100)(iii)    (100)
Depreciation and amortization..............      --         (329)       --        (101)(iv)     (430)
Equity in earnings of unconsolidated
  subsidiaries.............................     (59)        (303)       --          --          (362)

                (i) Relates to assets acquired in the ICH transaction which were sold prior to the commencement of Newcastle's operations.

                (ii) Represents interest on Newcastle Holdings' line of credit.

                (iii) Represents data processing expenses, state and local taxes, and professional fees related directly to entities and assets treated as being distributed to Newcastle Holdings.

                (iv) Represents depreciation of furniture, fixtures and equipment treated as being distributed to Newcastle Holdings.

(C) Management fees related to the Fund I Managing Member's agreement with Fund I ($4.5 million) have been eliminated as they will have no continuing impact on Newcastle's operations. Management fees related to Newcastle Holdings' management agreement with the Manager have been allocated pro rata between continuing operations and operations related to assets distributed to Newcastle Holdings, based on pro forma equity; incentive return has been allocated based on the investments which generated such return. Newcastle notes that it will not be responsible for management fees or incentive return related to the investments or equity distributed to Newcastle Holdings. The actual management fee charged to Newcastle is based upon actual equity, as defined. Accordingly, management fees have been allocated between the operations treated as being distributed to Newcastle Holdings and Newcastle's continuing operations based upon the same methodology.

(D) Includes approximately 0.5 million shares of common stock deemed to be issued for pro forma statement of income purposes only, which would generate incremental proceeds sufficient to offset Newcastle Holdings' dividends in excess of earnings for the period from January 1, 2002 through July 12, 2002 of $6.7 million.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                           DISTRIBUTED TO
                                                                             NEWCASTLE
                                                                              HOLDINGS
                                                                           --------------
                                                                             ELIMINATED
                                                           HISTORICAL(A)     OPERATIONS     PRO FORMA
                                                           -------------   --------------   ---------
REVENUES
Interest and dividend income.............................    $ 48,913         $ (1,204)(B)   $47,709
Rental and escalation income.............................      20,053               --        20,053
Gain (loss) on settlement of investments.................       8,438           (1,033)(B)     7,405
Management fee from affiliate............................       8,941           (8,941)(B)        --
Incentive income from affiliate..........................      28,709          (28,709)(B)        --
Other income.............................................          68              (25)(B)        43
                                                             --------         --------       -------
                                                              115,122          (39,912)       75,210
                                                             --------         --------       -------
EXPENSES
Interest expense.........................................      35,863           (3,204)(B)    32,659
Property operating expense...............................       8,695               --         8,695
Loan servicing expense...................................         254              (11)          243
General and administrative expense.......................       1,568             (338)(B)     1,230
Management fees to affiliate.............................      14,687          (11,045)(C)     3,642
Preferred incentive return to affiliate..................      17,188      (17,188)(C)            --
Depreciation and amortization............................       3,574           (1,007)(B)     2,567
                                                             --------         --------       -------
                                                               81,829          (32,793)       49,036
                                                             --------         --------       -------
INCOME BEFORE EQUITY IN EARNINGS OF UNCONSOLIDATED
  SUBSIDIARIES...........................................      33,293           (7,119)       26,174
Equity in earnings (losses) of unconsolidated
  subsidiaries...........................................       2,807           (2,807)(B)        --
                                                             --------         --------       -------
INCOME FROM CONTINUING OPERATIONS........................    $ 36,100         $ (9,926)      $26,174
                                                             ========         ========       =======
Income from continuing operations per share of common
  stock, basic and diluted...............................    $   2.19                        $  1.54
                                                             ========                        =======
Weighted average number of shares of common stock
  outstanding, basic and diluted.........................      16,493                         16,973(D)
                                                             ========                        =======

------------

(A) Historical amounts were derived from Newcastle's consolidated financial statements as of and for the year ended December 31, 2001.

(B) Adjustments represent historical results of operations related to other investments treated as being distributed to Newcastle Holdings, which have been eliminated, as they will have no continuing impact on Newcastle's operations, as follows:

                                              RELATED INVESTMENT
                                  -------------------------------------------
                                              FORTRESS
                                   AUSTIN    INVESTMENT
CAPTION                           HOLDINGS      FUND      ICH(I)    CORPORATE       TOTAL
-------                           --------   ----------   -------   ---------      --------
Interest and dividend income....   $   --     $   (647)   $    --    $  (557)(ii)  $ (1,204)
Gain on settlement of
  investments...................       --           --     (1,984)       951(iii)    (1,033)

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                                              RELATED INVESTMENT
                                  -------------------------------------------
                                              FORTRESS
                                   AUSTIN    INVESTMENT
CAPTION                           HOLDINGS      FUND      ICH(I)    CORPORATE       TOTAL
-------                           --------   ----------   -------   ---------      --------
Management fee from affiliate...       --       (8,941)        --         --         (8,941)
Incentive income from
  affiliate.....................       --      (28,709)        --         --        (28,709)
Other income....................       --           --         --        (25)           (25)
Interest expense................       --           --         --     (3,204)(vi)    (3,204)
General and administrative
  expense.......................       --           --         --       (338)(v)       (338)
Depreciation and amortization...       --         (560)        --       (447)(vi)    (1,007)
Equity in earnings of
  unconsolidated subsidiaries...    2,553       (5,360)        --         --         (2,807)

                (i) Relates to assets acquired in the ICH transaction which were sold prior to the commencement of Newcastle's operations.

                (ii) Represents interest on corporate cash balances and dividends on equity investments sold prior to the commencement of Newcastle's operations.

                (iii) Represents a loss on the sale of equity investments sold prior to the commencement of Newcastle's operations.

                (iv)  Represents interest on Newcastle Holdings' line of credit.

                (v) Represents data processing expenses, state and local taxes, and professional fees related directly to entities and assets treated as being distributed to Newcastle Holdings.

                (vi) Represents depreciation of furniture, fixtures and equipment treated as being distributed to Newcastle Holdings.

(C) Management fees related to the Fund I Managing Member's agreement with Fund I ($8.9 million) have been eliminated as they will have no continuing impact on Newcastle's operations. Management fees related to Newcastle Holdings' management agreement with the Manager have been allocated pro rata between continuing operations and operations related to assets distributed to Newcastle Holdings, based on pro forma equity; incentive return has been allocated based on the investments which generated such return. Newcastle notes that it will not be responsible for management fees or incentive return related to the investments or equity distributed to Newcastle Holdings. The actual management fee charged to Newcastle is based upon actual equity, as defined. Accordingly, management fees have been allocated between the operations treated as being distributed to Newcastle Holdings and Newcastle's continuing operations based upon the same methodology.

(D) Includes approximately 0.5 million shares of common stock deemed to be issued for pro forma statement of income purposes only, which would generate incremental proceeds sufficient to offset Newcastle Holdings' dividends in excess of earnings for the period from January 1, 2002 through July 12, 2002 of $6.7 million.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

14.  SUMMARY QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

       The following is unaudited summary information on Newcastle's quarterly operations. The distribution of investments, and related liabilities, to Newcastle Holdings and the commencement of Newcastle's independent operations occurred at the beginning of the quarter ended September 30, 2002. Therefore, periods prior to this quarter are not reflective of Newcastle's ongoing operations nor are they comparable to subsequent quarters.

                                         QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   YEAR ENDED
                                          3/31/02(A)      6/30/02(A)      9/30/02(A)       12/31/02       12/31/02
                                         -------------   -------------   -------------   -------------   ----------
Gross Revenues.........................     $ 9,951        $ 39,086        $ 27,841        $ 30,765       $107,643
Operating expenses.....................        (868)        (13,115)         (4,447)         (5,876)       (24,306)
                                            -------        --------        --------        --------       --------
Operating income.......................       9,083          25,971          23,394          24,889         83,337
Interest expense.......................      (8,069)        (13,440)        (13,483)        (14,535)       (49,527)
Depreciation and amortization..........        (850)           (938)           (695)           (716)        (3,199)
Equity in earnings of unconsolidated
  subsidiaries.........................        (452)            814              --              --            362
                                            -------        --------        --------        --------       --------
Income (loss) from continuing
  operations...........................        (288)         12,407           9,216           9,638         30,973
Income (loss) from discontinued
  operations...........................       1,159             981          (1,712)             94            522
Preferred dividends and related
  accretion............................        (638)           (524)             --              --         (1,162)
                                            -------        --------        --------        --------       --------
Income available for common
  stockholders.........................     $   233        $ 12,864        $  7,504        $  9,732       $ 30,333
                                            =======        ========        ========        ========       ========
Net Income per share of common stock,
  basic and diluted....................     $  0.01        $   0.78        $   0.46        $   0.43       $   1.68
                                            =======        ========        ========        ========       ========
Income (loss) from continuing
  operations per share of common stock,
  after preferred dividends and related
  accretion, basic and diluted.........     $ (0.06)       $   0.73        $   0.56        $   0.42       $   1.65
                                            =======        ========        ========        ========       ========
Income (loss) from discontinued
  operations per share of common stock,
  basic and diluted....................     $  0.07        $   0.05        $  (0.10)       $   0.01       $   0.03
                                            =======        ========        ========        ========       ========
Weighted average number of shares of
  common stock outstanding, basic......      16,489          16,489          16,489          22,804         18,080
                                            =======        ========        ========        ========       ========
Weighted average number of shares of
  common stock outstanding, diluted....      16,489          16,489          16,489          22,843         18,090
                                            =======        ========        ========        ========       ========

                                         QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   YEAR ENDED
                                          3/31/01(A)      6/30/01(A)      9/30/01(A)       12/31/01       12/31/01
                                         -------------   -------------   -------------   -------------   ----------
Gross Revenues.........................     $26,531         $20,828        $ 47,622         $20,141       $115,122
Operating expenses.....................      (6,737)         (5,827)        (22,243)         (7,585)       (42,392)
                                            -------         -------        --------         -------       --------
Operating income.......................      19,794          15,001          25,379          12,556         72,730
Interest expense.......................      (9,823)         (8,691)         (8,546)         (8,803)       (35,863)
Depreciation and amortization..........        (831)           (887)           (910)           (946)        (3,574)
Equity in earnings of unconsolidated
  subsidiaries.........................        (346)          1,471             760             922          2,807
                                            -------         -------        --------         -------       --------
Income from continuing operations......       8,794           6,894          16,683           3,729         36,100
Income (loss) from discontinued
  operations...........................       2,902           1,647           1,513           1,509          7,571

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                                         QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   YEAR ENDED
                                          3/31/01(A)      6/30/01(A)      9/30/01(A)       12/31/01       12/31/01
                                         -------------   -------------   -------------   -------------   ----------
Preferred dividends and related
  accretion............................        (630)           (634)           (638)           (638)        (2,540)
                                            -------         -------        --------         -------       --------
Income available for common
  stockholders.........................     $11,066         $ 7,907        $ 17,558         $ 4,600       $ 41,131
                                            =======         =======        ========         =======       ========
Net Income per share of common stock,
  basic and diluted....................     $  0.67         $  0.48        $   1.06         $  0.28       $   2.49
                                            =======         =======        ========         =======       ========
Income from continuing operations per
  share of common stock, after
  preferred dividends and related
  accretion, basic and diluted.........     $  0.49         $  0.38        $   0.97         $  0.19       $   2.03
                                            =======         =======        ========         =======       ========
Income (loss) from discontinued
  operations per share of common stock,
  basic and diluted....................     $  0.18         $  0.10        $   0.09         $  0.09       $   0.46
                                            =======         =======        ========         =======       ========
Weighted average number of shares of
  common stock outstanding, basic and
  diluted..............................      16,500          16,494          16,489          16,489         16,493
                                            =======         =======        ========         =======       ========

------------

(A) The Income Available for Common Stockholders shown agrees with Newcastle's quarterly report(s) on Form 10-Q as filed with the Securities and Exchange Commission. However, individual line items vary from such report(s) due to the operations of properties sold, or classified as held for sale, during the current period being retroactively reclassified to Income from Discontinued Operations for all periods presented (see Note 5).

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,    DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
ASSETS
  Real estate securities, available for sale................  $1,590,122     $1,069,892
  CBO III deposit...........................................          --         37,777
  Operating real estate, net................................     118,931        113,652
  Real estate held for sale.................................       2,208          3,471
  Mortgage loans, net.......................................     303,013        258,198
  Other securities, available for sale......................      20,931         11,209
  Cash and cash equivalents.................................      75,765         45,463
  Restricted cash...........................................      11,797         10,380
  Deferred costs, net.......................................       7,300          6,489
  Receivables and other assets..............................      18,998         16,036
                                                              ----------     ----------
                                                              $2,149,065     $1,572,567
                                                              ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  CBO bonds payable.........................................  $1,336,297     $  868,497
  Other bonds payable.......................................      37,584         37,389
  Notes payable.............................................      65,272         62,952
  Repurchase agreements.....................................     289,446        248,169
  Derivative liabilities....................................      49,522         54,095
  Due to affiliates.........................................       1,768          9,161
  Dividends payable.........................................      10,773          1,335
  Accrued expenses and other liabilities....................       8,537          6,728
                                                              ----------     ----------
                                                               1,799,199      1,288,326
                                                              ----------     ----------
STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 100,000,000 shares
     authorized, 2,500,000 shares of Series B Cumulative
     Redeemable Preferred Stock, liquidation preference
     $25.00 per share, issued and outstanding at March 31,
     2003...................................................      62,500             --
  Common stock, $0.01 par value, 500,000,000 shares
     authorized, 23,488,517 shares issued and outstanding at
     March 31, 2003 and December 31, 2002...................         235            235
  Additional paid-in capital................................     288,499        290,935
  Dividends in excess of earnings...........................     (13,636)       (13,966)
  Accumulated other comprehensive income....................      12,268          7,037
                                                              ----------     ----------
                                                                 349,866        284,241
                                                              ----------     ----------
                                                              $2,149,065     $1,572,567
                                                              ==========     ==========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                              -------------------------
                                                               MARCH 31,     MARCH 31,
                                                                 2003          2002
                                                              -----------   -----------
                                                               (DOLLARS IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
REVENUES
  Interest income...........................................  $    25,032   $    13,028
  Rental and escalation income..............................        5,797         4,811
  Gain on settlement of investments.........................        2,491         3,026
  Management fee from affiliate.............................           --         2,235
  Incentive income from affiliate...........................           --       (12,810)
                                                              -----------   -----------
                                                                   33,320        10,290
                                                              -----------   -----------
EXPENSES
  Interest expense..........................................       14,863         8,408
  Property operating expense................................        2,665         2,156
  Loan servicing expense....................................          402            88
  General and administrative expense........................          950           591
  Management fee to affiliate...............................        1,305         3,598
  Preferred incentive compensation to affiliate.............        1,330        (5,565)
  Depreciation and amortization.............................          711           850
                                                              -----------   -----------
                                                                   22,226        10,126
                                                              -----------   -----------
Income before equity in earnings (losses) of unconsolidated
  subsidiaries..............................................       11,094           164
Equity in earnings (losses) of unconsolidated
  subsidiaries..............................................           --          (452)
                                                              -----------   -----------
Income (loss) from continuing operations....................       11,094          (288)
                                                                        9         1,159
                                                              -----------   -----------
Net income..................................................       11,103           871
Preferred dividends and related accretion...................         (203)         (638)
                                                              -----------   -----------
INCOME AVAILABLE FOR COMMON STOCKHOLDERS....................  $    10,900   $       233
                                                              ===========   ===========
NET INCOME PER SHARE OF COMMON STOCK, BASIC.................  $      0.46   $      0.01
                                                              ===========   ===========
NET INCOME PER SHARE OF COMMON STOCK, DILUTED...............  $      0.46   $      0.01
                                                              ===========   ===========
Income (loss) from continuing operations per share of common stock, after preferred dividends and related accretion,
  basic.....................................................  $      0.46   $     (0.06)
                                                              ===========   ===========
Income (loss) from continuing operations per share of common stock, after preferred dividends and related accretion,
  diluted...................................................  $      0.46   $     (0.06)
                                                              ===========   ===========
Income from discontinued operations per share of common
  stock, basic..............................................  $      0.00   $      0.07
                                                              ===========   ===========
Income from discontinued operations per share of common
  stock, diluted............................................  $      0.00   $      0.07
                                                              ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING, BASIC........................................   23,488,517    16,488,517
                                                              ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING, DILUTED......................................   23,619,909    16,488,517
                                                              ===========   ===========
Dividends declared per share of common stock................  $      0.45   $      0.60
                                                              ===========   ===========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                                                             DIVIDENDS   ACCUM.     TOTAL
                                      PREFERRED STOCK        COMMON STOCK       ADDITIONAL   IN EXCESS    OTHER     STOCK-
                                    -------------------   -------------------     PD. IN        OF        COMP.    HOLDERS'
                                     SHARES     AMOUNT      SHARES     AMOUNT    CAPITAL     EARNINGS    INCOME     EQUITY
                                    ---------   -------   ----------   ------   ----------   ---------   -------   --------
                                                                    (DOLLARS IN THOUSANDS)
STOCKHOLDERS' EQUITY --
  DECEMBER 31, 2002...............         --   $    --   23,488,517    $235     $290,935    $(13,966)   $ 7,037   $284,241
Dividends declared................         --        --           --      --           --     (10,773)        --    (10,773)
Issuance of preferred stock.......  2,500,000   $62,500           --      --       (2,436)         --         --     60,064
Comprehensive income:
  Net income......................         --        --           --      --           --      11,103         --     11,103
  Unrealized gain on securities...         --        --           --      --           --          --      3,401      3,401
  Realized (gain) on securities:
    reclassification adjustment...         --        --           --      --           --          --     (3,480)    (3,480)
  Foreign currency translation....         --        --           --      --           --          --      1,740      1,740
  Unrealized gain on derivatives
    designated as cash flow
    hedges........................         --        --           --      --           --          --      3,570      3,570
                                                                                                                   --------
  Total comprehensive income......                                                                                   16,334
                                    ---------   -------   ----------    ----     --------    --------    -------   --------
Stockholders' equity --
  March 31, 2003..................  2,500,000   $62,500   23,488,517    $235     $288,499    $(13,636)   $12,268   $349,866
                                    =========   =======   ==========    ====     ========    ========    =======   ========
STOCKHOLDERS' EQUITY --
  DECEMBER 31, 2001...............                        16,488,517    $165     $309,356    $ (7,767)   $ 8,791   $310,545
Dividends declared................                                --      --           --     (10,531)        --    (10,531)
Comprehensive income:
  Net income......................                                --      --           --         871         --        871
  Unrealized (loss) on
    securities....................                                --      --           --          --     (9,071)    (9,071)
  Foreign currency translation....                                --      --           --          --       (486)      (486)
  Unrealized gain on derivatives
    designated as cash flow
    hedges........................                                --      --           --          --      1,064      1,064
                                                                                                                   --------
  Total comprehensive income......                                                                                   (7,622)
                                                          ----------    ----     --------    --------    -------   --------
Stockholders' equity --
  March 31, 2002..................                        16,488,517    $165     $309,356    $(17,427)   $   298   $292,392
                                                          ==========    ====     ========    ========    =======   ========

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 31,    MARCH 31,
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $  11,103     $    871
Adjustments to reconcile net income to net cash provided by
  operating activities (inclusive of amounts related to
  discontinued operations):
  Depreciation and amortization.............................        711        3,571
  Accretion of discount and other amortization..............     (3,354)      (1,060)
  Equity in (earnings) loss of unconsolidated
     subsidiaries...........................................         --          452
  Accrued incentive (income) loss from affiliate............         --       12,810
  Non-cash incentive compensation to affiliate..............         --       (6,413)
  Deferred rent.............................................       (151)        (427)
  Gain on settlement of investments.........................     (2,291)      (3,105)
Change in:
  Restricted cash...........................................     (1,334)        (926)
  Receivables and other assets..............................     (3,259)      (1,837)
  Due to affiliates.........................................        433        3,819
  Accrued expenses and other liabilities....................      2,264       (2,876)
                                                              ---------     --------
     Net cash provided by operating activities..............      4,122        4,879
                                                              ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase and improvement of operating real estate.........         --       (1,002)
  Proceeds from sale of operating real estate...............      2,238           --
  Purchase of mortgage loans................................   (210,281)          --
  Repayments of loan and security principal.................     13,926        7,569
  Proceeds from settlement of mortgage loans................    162,554          289
  Contributions to unconsolidated subsidiaries..............         --       (5,029)
  Distributions from unconsolidated subsidiaries............         --        3,450
  Purchase of real estate securities........................   (513,395)     (67,080)
  Proceeds from sale of real estate securities..............     34,879       65,940
  Deposit on real estate securities.........................     (4,922)     (19,631)
  Payment of deferred transaction costs.....................         --         (491)
  Purchase of other securities..............................    (14,127)        (108)
                                                              ---------     --------
     Net cash used in investing activities..................   (529,128)     (16,093)
                                                              ---------     --------

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 31,    MARCH 31,
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under repurchase agreements....................    199,716          --
  Repayments of repurchase agreements.......................   (158,439)         --
  Repayments of notes payable...............................       (215)     (1,027)
  Issuance of CBO bonds payable.............................    467,094          --
  Repayments of other bonds payable.........................     (2,438)     (4,038)
  Draws under credit facility...............................         --      20,000
  Issuance of preferred stock...............................     62,500          --
  Costs related to issuance of preferred stock..............     (2,436)         --
  Dividends paid............................................     (9,161)     (8,882)
  Payment of deferred financing costs.......................     (1,313)       (419)
                                                              ---------     -------
     Net cash provided by financing activities..............    555,308       5,634
                                                              ---------     -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     30,302      (5,580)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     45,463      31,360
                                                              ---------     -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  75,765     $25,780
                                                              =========     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for interest expense..........  $  14,684     $13,411
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
  Common stock dividends declared but not paid..............  $  10,570     $ 9,893
  Preferred stock dividends declared but not paid...........  $     203     $   638
  Deposit used in acquisition of real estate securities.....  $  44,409     $    --

                See notes to consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2003
            (DOLLARS IN TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  GENERAL

       Newcastle Investment Corp. (and subsidiaries, "Newcastle") is a Maryland Corporation that was formed in June 2002 as a wholly owned subsidiary of Newcastle Investment Holdings Corp. ("Holdings") for the purpose of separating the real estate securities and certain of its credit leased real estate businesses from Holdings' other investments. Newcastle conducts its business through three primary segments: (i) real estate securities, (ii) operating real estate, primarily credit leased real estate, and (iii) mortgage loans.

       In July 2002, Holdings contributed to Newcastle certain assets and liabilities in exchange for 16,488,517 shares of Newcastle's common stock. However, for accounting purposes this transaction is presented as a reverse spin-off. Under a reverse spin-off, Newcastle is treated as the continuing entity and the assets that were retained by Holdings and not contributed to Newcastle are accounted for as if they were distributed at their historical book basis through a spin-off to Holdings. Newcastle's operations commenced on July 12, 2002. At March 31, 2003, Holdings held approximately 70% of Newcastle's outstanding shares of common stock.

       In October 2002, Newcastle sold 7 million shares of its common stock in a public offering at a price to the public of $13.00 per share, for net proceeds of approximately $80 million. Subsequent to this offering, Newcastle had 23,488,517 shares of common stock outstanding.

       Newcastle is organized and conducts its operations to qualify as a real estate investment trust ("REIT") for federal income tax purposes. As such, Newcastle will generally not be subject to federal income tax on that portion of its income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by prescribed dates and complies with various other requirements.

       Newcastle has entered into a management agreement (the "Management Agreement") with Fortress Investment Group LLC (the "Manager"), an affiliate, under which the Manager advises Newcastle on various aspects of its business and manages its day-to-day operations, subject to the supervision of Newcastle's board of directors. For its services, the Manager receives an annual management fee and preferred incentive compensation, both as defined in the Management Agreement. The Manager also manages Holdings and Fortress Investment Fund LLC ("Fund I").

       The consolidated financial statements include the accounts of Newcastle and its controlled subsidiaries, subsequent to the date of commencement of its operations, and also include the accounts of its predecessor, Holdings, prior to such date.

       Holdings is a Maryland corporation that invests in real estate-related assets on a global basis. Its primary businesses were (1) investing in real estate securities, (2) investing in operating real estate, primarily credit leased real estate, (3) investing in Fund I and (4) investing in distressed, sub-performing and performing residential and commercial mortgage loans, or portfolios thereof, and related properties acquired in foreclosure or by deed-in-lieu of foreclosure.

       Holdings' investments in real estate securities and a portion of its investments in operating real estate were transferred to Newcastle. The operating real estate and real estate loan operations treated as being distributed to Holdings have been accounted for as discontinued operations, because they constituted a component of an entity, while the other operations treated as being distributed to Holdings, including the investment in Fund I, have not been accounted for as such, because they did not constitute a component of an entity as defined in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

       The accompanying consolidated financial statements and related notes of Newcastle have been prepared in accordance with accounting principals generally accepted in the United States for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under accounting principals generally accepted in the United States have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of Newcastle's financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These financial statements should be read in conjunction with Newcastle's December 31, 2002 consolidated financial statements and notes thereto. Capitalized terms used herein, and not otherwise defined, are defined in Newcastle's December 31, 2002 consolidated financial statements.

2.  INFORMATION REGARDING BUSINESS SEGMENTS

       Newcastle conducts its business through three primary segments: real estate securities, operating real estate and mortgage loans.

       Holdings conducted its business in four primary segments: real estate securities, operating real estate, mortgage loans, and its investment in Fund I.

       The real estate securities segment was retained by Newcastle. The operating real estate segment, which comprised three portfolios of properties, was split as follows: the Bell Canada (Canadian) and LIV (Belgian) portfolios were retained by Newcastle while the GSA (U.S.) portfolio was distributed to Holdings. The existing mortgage loans and Fund I segments were distributed to Holdings.

       Summary financial data on Newcastle's segments is given below, together with a reconciliation to the same data for Newcastle as a whole (including its predecessor, through the date of the commencement of our operations, as described in Note 1):

                                REAL ESTATE    OPERATING    MORTGAGE
                                SECURITIES    REAL ESTATE    LOANS      FUND I    UNALLOCATED     TOTAL
                                -----------   -----------   --------   --------   -----------   ----------
MARCH 31, 2003 AND THE THREE
  MONTHS THEN ENDED
Gross revenues................  $   24,543     $  5,816     $  2,961   $     --     $    --     $   33,320
Operating expenses............        (158)      (2,993)        (259)        --      (3,242)        (6,652)
                                ----------     --------     --------   --------     -------     ----------
Operating income (loss).......      24,385        2,823        2,702         --      (3,242)        26,668
Interest expense..............     (12,141)      (1,589)      (1,133)        --          --        (14,863)
Depreciation and
  amortization................          --         (711)          --         --          --           (711)
                                ----------     --------     --------   --------     -------     ----------
Income (loss) from continuing
  operations..................      12,244          523        1,569         --      (3,242)        11,094
Income from discontinued
  operations..................          --            9           --         --          --              9
                                ----------     --------     --------   --------     -------     ----------
Net Income (Loss).............  $   12,244     $    532     $  1,569   $     --     $(3,242)    $   11,103
                                ==========     ========     ========   ========     =======     ==========
Revenue derived from non-US
  sources:
  Canada......................  $       --     $  4,223     $     --   $     --     $    --     $    4,223
                                ==========     ========     ========   ========     =======     ==========
  Belgium.....................  $       --     $  1,922     $     --   $     --     $    --     $    1,922
                                ==========     ========     ========   ========     =======     ==========
Total assets..................  $1,635,607     $134,454     $304,080   $     --     $74,924     $2,149,065
                                ==========     ========     ========   ========     =======     ==========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

                                REAL ESTATE    OPERATING    MORTGAGE
                                SECURITIES    REAL ESTATE    LOANS      FUND I    UNALLOCATED     TOTAL
                                -----------   -----------   --------   --------   -----------   ----------
Long-lived assets outside the
  US:
  Canada......................  $       --     $ 59,505     $     --   $     --     $    --     $   59,505
                                ==========     ========     ========   ========     =======     ==========
  Belgium.....................  $       --     $ 74,949     $     --   $     --     $    --     $   74,949
                                ==========     ========     ========   ========     =======     ==========
DECEMBER 31, 2002
Total assets..................  $1,138,767     $128,831     $259,381   $     --     $45,588     $1,572,567
                                ==========     ========     ========   ========     =======     ==========
Long-lived assets outside the
  US:
  Canada......................  $       --     $ 56,939     $     --   $     --     $    --     $   56,939
                                ==========     ========     ========   ========     =======     ==========
  Belgium.....................  $       --     $ 71,892     $     --   $     --     $    --     $   71,892
                                ==========     ========     ========   ========     =======     ==========
THREE MONTHS ENDED MARCH 31,
  2002
Gross revenues................  $   15,946     $  4,843     $     --   $(10,597)    $    98     $   10,290
Operating expenses............        (110)      (2,243)          --      4,170      (2,685)          (868)
                                ----------     --------     --------   --------     -------     ----------
Operating income (loss).......      15,836        2,600           --     (6,427)     (2,587)         9,422
Interest expense..............      (6,032)      (1,241)          --         --      (1,135)        (8,408)
Depreciation and
  amortization................          --         (634)          --       (164)        (52)          (850)
Equity in earnings (loss) of
  unconsolidated
  subsidiaries................          --           --           --       (479)         27           (452)
                                ----------     --------     --------   --------     -------     ----------
Income (loss) from continuing
  operations..................       9,804          725           --     (7,070)     (3,747)          (288)
Income (loss) from
  discontinued operations.....          --        1,178          (19)        --          --          1,159
                                ----------     --------     --------   --------     -------     ----------
Net Income (Loss).............  $    9,804     $  1,903     $    (19)  $ (7,070)    $(3,747)    $      871
                                ==========     ========     ========   ========     =======     ==========
Revenue derived from non-US
  sources:
  Canada......................  $       --     $  3,918     $     --   $     --     $    --     $    3,918
                                ==========     ========     ========   ========     =======     ==========
  Belgium.....................  $       --     $  1,680     $     --   $     --     $    --     $    1,680
                                ==========     ========     ========   ========     =======     ==========
  Italy.......................  $       --     $     --     $     88   $     --     $    --     $       88
                                ==========     ========     ========   ========     =======     ==========

3.  REAL ESTATE SECURITIES

       The following is a summary of Newcastle's real estate securities at March 31, 2003, all of which are classified as available for sale and are therefore marked to market through other comprehensive income pursuant to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Unrealized losses that are considered other than temporary are recognized currently in income. There were no such losses incurred during the three months ended March 31, 2003.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

                                                                                                    WEIGHTED AVERAGE
                                                                                           ----------------------------------
                                CURRENT                   GROSS UNREALIZED                                           TERM TO
                                  FACE      AMORTIZED    ------------------    CARRYING     S&P                      MATURITY
                                 AMOUNT     COST BASIS    GAINS     LOSSES      VALUE      RATING   COUPON   YIELD   (YEARS)
                               ----------   ----------   -------   --------   ----------   ------   ------   -----   --------
Portfolio I
  CMBS.......................  $  312,050   $  276,345   $24,776   $ (3,553)  $  297,568     BB+     6.77%   9.42%     6.90
  Unsecured REIT debt........     223,227      221,678    23,887        (35)     245,530     BBB     7.37%   7.60%     5.57
                               ----------   ----------   -------   --------   ----------    ----     ----    ----      ----
  Subtotal -- Portfolio I....     535,277      498,023    48,663     (3,588)     543,098     BB+     7.02%   8.61%     6.35
                               ----------   ----------   -------   --------   ----------    ----     ----    ----      ----
Portfolio II
  CMBS.......................     301,964      288,706    17,648       (300)     306,054    BBB-     6.18%   7.15%     6.95
  Unsecured REIT debt........     113,292      112,430    11,749         --      124,179    BBB-     7.81%   7.85%     7.61
  Asset-backed securities....      60,845       58,661     1,540     (1,627)      58,574      AA     7.22%   8.30%     7.45
                               ----------   ----------   -------   --------   ----------    ----     ----    ----      ----
  Subtotal -- Portfolio II...     476,101      459,797    30,937     (1,927)     488,807     BBB     6.70%   7.47%     7.17
                               ----------   ----------   -------   --------   ----------    ----     ----    ----      ----
Portfolio III
  CMBS.......................     281,103      296,318       277     (4,106)     292,489     BBB     6.04%   5.27%     7.61
  Unsecured REIT debt........     105,110      110,049     1,145     (1,333)     109,861    BBB-     7.04%   6.32%     8.87
  Asset-backed securities....      35,836       34,037       128       (397)      33,768     AA-     4.99%   6.06%     6.05
                               ----------   ----------   -------   --------   ----------    ----     ----    ----      ----
  Subtotal -- Portfolio
    III......................     422,049      440,404     1,550     (5,836)     436,118     BBB     6.20%   5.59%     7.79
                               ----------   ----------   -------   --------   ----------    ----     ----    ----      ----
Total Real Estate
  Securities*................  $1,433,427   $1,398,224   $81,150   $(11,351)  $1,468,023    BBB-     6.67%   7.28%     7.05
                               ==========   ==========   =======   ========   ==========    ====     ====    ====      ====

------------

* Carrying value excludes restricted cash of $122.1 million included in Real Estate Securities pending its reinvestment. At March 31, 2003, the total current face amount of fixed rate securities was $1,291.5 million, and of floating rate securities was $141.9 million.

4.  RECENT ACTIVITIES

       In February 2003, Newcastle sold its entire position in conforming residential mortgage loans (a portion of its mortgage loan portfolio) for gross proceeds of approximately $162.6 million resulting in a gain of approximately $0.7 million. As a result of the sale, the existing repurchase agreement allocated to the conforming loans was satisfied for approximately $153.9 million. Simultaneously, Newcastle purchased additional non-conforming residential mortgage loans at a cost of approximately $210.2 million. In connection with this purchase, the outstanding balance of the existing repurchase agreement was increased by a net of $45.9 million, after the repayment described above.

       In March 2003, Newcastle completed its third CBO financing ("CBO III") whereby a portfolio of real estate securities was contributed to a consolidated subsidiary which issued $472.0 million face amount of investment grade senior bonds and $28.0 million face amount of non-investment grade subordinated bonds in a private placement. At March 31, 2003, the subordinated bonds were retained by Newcastle and the $466.9 million carrying amount of senior bonds, which bore interest at a weighted average effective rate, including discount and cost amortization, of 2.51%, had an expected weighted average life of approximately
8.95 years. One class of the senior bonds bears a floating interest rate. Newcastle has obtained an interest rate swap and cap in order to hedge its exposure to the risk of changes in market interest rates with respect to these bonds, at an initial cost of approximately $1.3 million. CBO III's weighted average effective interest rate, including the effect of such hedges, was 4.04% at March 31, 2003.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

       In March 2003, Newcastle issued 2.5 million shares of its 9.75% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred") in a public, registered offering for net proceeds of approximately $60.1 million. The Series B Preferred has a $25 per share liquidation preference, no maturity date, no required redemption, and may not be redeemed prior to March 2008.

       In March 2003, an affiliate of the Manager purchased an additional 50,000 shares of Holdings' common stock from a third party. In April 2003, Holdings repurchased 2,178 shares of Newcastle's common stock from an affiliate of the Manager.

       Options to purchase 2,000 shares of its common stock were automatically granted by Newcastle to each of its two independent directors who were appointed subsequent to Newcastle's initial public offering, in accordance with the terms of the Newcastle Stock Option and Incentive Award Plan.

       In April 2003, Newcastle purchased additional non-conforming residential floating rate mortgage loans at a cost of approximately $148.3 million. The purchase is 95% financed subject to a floating rate repurchase agreement, which bears interest at LIBOR + 0.425% for a term commitment of six months.

       At March 31, 2003, Due To Affiliates was comprised of $1.3 million of preferred incentive compensation and $0.5 million of management fees and expense reimbursements payable to the Manager.

       One of Newcastle's Other Securities represents a $3.3 million residual interest in a securitization of real estate securities. Newcastle has no funding or other obligations with respect to this securitization, which contained approximately $250 million of assets at March 31, 2003. Newcastle has not yet determined whether this interest represents a "variable interest entity" pursuant to FASB Interpretation No. 46 "Consolidation of Variable Interest Entities." Should such a determination be made, Newcastle would consolidate the gross assets and liabilities of the securitization beginning in the third quarter of 2003. This would increase both the assets and liabilities of Newcastle, but would not effect equity or net income.

5.  DERIVATIVE INSTRUMENTS

       The following table summarizes the notional amounts and fair (carrying) values of Newcastle's derivative financial instruments as of March 31, 2003.

                                                     NOTIONAL AMOUNT    FAIR VALUE   LONGEST MATURITY
                                                     ---------------    ----------   ----------------
Interest rate caps treated as hedges(A)............     $235,925         $  5,525      October 2015
Interest rate swaps, treated as hedges(B)..........     $699,254         $(45,912)       March 2013
Non-hedge derivative obligations(B)................           (C)        $   (820)        July 2038

---------------

(A)  Included in Deferred Costs, Net.

(B)  Included in Derivative Liabilities.

(C) Represents two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million, an interest rate cap with a notional amount of $17.5 million, and an interest rate cap with a notional amount of approximately $63.2 million.

6.  EARNINGS PER SHARE

       Newcastle is required to present both basic and diluted earnings per share ("EPS"). Basic EPS is calculated by dividing net income available for common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted EPS is calculated by dividing net income available for common stockholders by the weighted average number of shares of common stock

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

outstanding plus the additional dilutive effect of common stock equivalents during each period. Newcastle's common stock equivalents are its stock options. Net income available for common stockholders is equal to net income less preferred dividends, and also less accretion of the discount on Holdings' Series A Preferred, which was fully redeemed in June 2002.

       The following is a reconciliation of the weighted average number of shares of common stock outstanding on a diluted basis.

                                                                    THREE MONTHS ENDED
                                                              -------------------------------
                                                              MARCH 31, 2003   MARCH 31, 2002
                                                              --------------   --------------
Weighted average number of shares of common stock
  outstanding, basic........................................    23,488,517       16,488,517
Dilutive effect of stock options, based on the treasury
  stock method..............................................       131,392               --
Weighted average number of shares of common stock
  outstanding, diluted......................................    23,619,909       16,488,517

       Newcastle accounts for its stock options using the intrinsic value method pursuant to Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," whereby no compensation cost is recorded for options issued to employees (including directors) when the strike price is at market. If Newcastle had accounted for such options using the fair value method pursuant to SFAS No. 123 "Accounting for Stock-Based Compensation, as amended by SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure," the options issued in the first quarter to its directors would have been recorded as compensation expense at their fair value, which was immaterial (less than $5,000) on the date of grant.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,000,000 SHARES

                                      LOGO

                           NEWCASTLE INVESTMENT CORP.

                                  COMMON STOCK

                                ----------------

                                   PROSPECTUS
                                ----------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                                LEHMAN BROTHERS

                              UBS INVESTMENT BANK

                                 JMP SECURITIES

                                 JULY   , 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered.

Securities and Exchange Commission registration fee.........  $  7,629
National Association of Securities Dealers, Inc. and Blue
  Sky Registration Fees.....................................     9,930
Printing and engraving expenses.............................   125,000
Legal Fees and Expenses.....................................   150,000
Accounting Fees and Expenses................................    50,000
Miscellaneous...............................................     7,441
                                                              --------
  Total.....................................................  $350,000
                                                              ========

ITEM 32.  SALES TO SPECIAL PARTIES.

       See Item 33.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES.

       On June 6, 2002, we issued one share of our common stock to Newcastle Investment Holdings for $1.00. On July 12, 2002, we issued to Newcastle Investment Holdings 999 shares of our common stock in exchange for a contribution of certain assets with a book value, as of March 31, 2002, of approximately $190 million.

       In July 1999, Newcastle Investment Holdings, through special purpose subsidiaries, Fortress CBO Investments I, Limited, and Fortress CBO Investments I Corp., issued approximately $500 million of collateralized bond obligations in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

       In April 2002, Fortress Asset Trust issued approximately $70 million face amount of securities secured by the lease payments and by the five Bell Canada properties in a transaction exempt from the registration requirements of the U.S. Securities laws pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

       On April 25, 2002, Newcastle CDO I Limited and Newcastle CDO I Corp. issued $500 million face amount of collateralized bond obligations and other securities in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

       On March 20, 2003, Newcastle CDO II, Limited and Newcastle CDO II Corp. issued $472 million face amount of collateralized bond obligations in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The

Company's Charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

       The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Charter and the Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

       Maryland law requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

       Not applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

       (a) The following financial statements are being filed as part of this Registration Statement:

Report of Independent Auditors

Consolidated Balance Sheets as of December 31, 2002 and December 31, 2001

Consolidated Statements of Income for the years ended December 31, 2002, 2001 and 2000

Consolidated Statements of Stockholders' Equity and Redeemable Preferred Stock for the years ended December 31, 2002, 2001 and 2000

Consolidated Statements of Cash Flows for the years ended December 31, 2002,
  2001 and 2000

Notes to Consolidated Financial Statements

Consolidated Balance Sheets as of March 31, 2003 and December 31, 2002

Consolidated Statements of Income for the three months ended March 31, 2003 and March 31, 2002

Consolidated Statements of Stockholders' Equity and Redeemable Preferred Stock for the three months ended March 31, 2003 and 2002

Consolidated Statements of Cash Flows for the three months ended March 31, 2003 and March 31, 2002

Notes to Consolidated Financial Statements

       (b) The following is a list of exhibits filed as part of this Registration Statement.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement+
  3.1     Amended Articles of Incorporation of the Registrant
          (incorporated by reference to the Registrant's Registration
          Statement on Form S-11 (File No. 333-90578), Exhibit 3.1)
  3.2     Articles Supplementary relating to the Series B Preferred
          Stock (incorporated by reference to the Registrant's
          Quarterly Report on Form 10-Q for the period ended March 31,
          2003, filed with the SEC on May 13, 2003, Exhibit 3.3)
  3.3     By-laws of the Registrant (incorporated by reference to the
          Registrant's Registration Statement on Form S-11 (File No.
          333-90578), Exhibit 3.2)
  4.1     Form of Certificate for common stock (incorporated by
          reference to the Registrant's Registration Statement on Form
          S-11 (File No. 33-90578), Exhibit 4.1)
  4.2     Rights Agreement between the Registrant and American Stock
          Transfer & Trust Company, as Rights Agent (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2002, filed with the SEC on November 22, 2002, Exhibit 4.1)
  5.1     Opinion of Piper Rudnick LLP relating to the legality of the common stock+
  8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP+
 10.1     Amended and Restated Management and Advisory Agreement by
          and among the Registrant and Fortress Investment Group LLC, dated June 23, 2003+
 10.2     Limited Liability Company Agreement of Fortress Investment
          Group LLC, dated February 6, 1998(incorporated by reference to the Registrant's Registration Statement on Form S-11
          (File No. 33-90578))
 10.3     Investment Guidelines (incorporated by reference to the
          Registrant's Registration Statement on Form S-11 (File No.
          33-90578))
 10.4     Newcastle Investment Corp. Nonqualified Stock Option and
          Incentive Award Plan+
 21.1     Subsidiaries of the Registrant++

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 23.1     Consent of Ernst & Young LLP++
 23.2     Consent of Piper Rudnick LLP (contained in Exhibit 5.1)
 23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (contained in Exhibit 8.1)
 24.1     Power of Attorney+

------------

 + Previously filed.

++ Filed herewith.

ITEM 37.  UNDERTAKINGS.

       (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (b)  The undersigned registrant hereby undertakes that:

                (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                (2) For the purposes determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 10, 2003.

                                          NEWCASTLE INVESTMENT CORP.

                                          By:   /s/ Wesley R. Edens
                                            ------------------------------------
                                              Name:  Wesley R. Edens
                                              Title:  Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                            TITLE                                  DATE
---------                                            -----                                  ----
/s/ Wesley R. Edens                                  Chief Executive Officer and Chairman   July 10, 2003
------------------------------------------------     of the Board
Wesley R. Edens


/s/ Kenneth M. Riis                                  President                              July 10, 2003
------------------------------------------------
Kenneth M. Riis


/s/ Debra A. Hess                                    Chief Financial Officer (Principal     July 10, 2003
------------------------------------------------     Financial and Accounting Officer)
Debra A. Hess


*                                                    Director                               July 10, 2003
------------------------------------------------
David J. Grain


*                                                    Director                               July 10, 2003
------------------------------------------------
Stuart A. McFarland


*                                                    Director                               July 10, 2003
------------------------------------------------
David K. McKown


*                                                    Director                               July 10, 2003
------------------------------------------------
Peter M. Miller

------------

*By:     /s/ Randal A. Nardone                                                            July 10, 2003
         ---------------------------------------
         Randal A. Nardone
         Attorney-in-Fact